As Filed with the Securities and Exchange Commission on January 30, 2004
Registration No. 333-111562

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INDEPENDENCE COMMUNITY BANK CORP.

(Exact name of Registrant as specified in its charter)

Delaware	11-3387931
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

195 Montague Street

Brooklyn, New York 11201
(718) 722-5300
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John Schnock, Esq.

Senior Vice President, Secretary and Counsel
195 Montague Street
Brooklyn, New York 11201
(718) 722-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lee Meyerson, Esq.	Raymond A. Tiernan, Esq.
Maripat Alpuche, Esq.	Hugh T. Wilkinson, Esq.
Simpson Thacher & Bartlett LLP	Elias, Matz, Tiernan & Herrick L.L.P.
425 Lexington Avenue	734 15th Street, N.W.
New York, New York 10017	Washington D.C. 20005
(212) 455-2000	(202) 347-0300

     Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

          The boards of directors of Independence Community Bank Corp. and Staten Island Bancorp, Inc. have approved an agreement to merge our two companies. The proposed merger will create a $17 billion community bank with 116 full-service branch locations. We believe that the merger will create a combined franchise with significantly expanded market presence, increased multi-family and commercial loan production capabilities and a strong commitment to community service.

          The value of the merger consideration per share of Staten Island common stock that Staten Island stockholders will receive in the proposed merger will be THE SUM OF (A) $5.97025 plus (B) 0.4674 TIMES THE AVERAGE OF THE CLOSING STOCK PRICES FOR INDEPENDENCE’S COMMON STOCK DURING THE TEN CONSECUTIVE FULL TRADING DAYS ENDING ON THE TENTH BUSINESS DAY BEFORE THE COMPLETION OF THE MERGER.

          Staten Island stockholders will be entitled to elect to receive the merger consideration in the form of Independence common stock, cash, or a combination of Independence common stock and cash. However, because the total amount of cash consideration payable in the merger is fixed at $368,500,000, regardless of your choice, you may actually receive a combination of cash and shares of Independence common stock for your Staten Island shares depending on the election made by other Staten Island stockholders. Based on the closing price for Independence’s common stock on November 21, 2003 ($38.32), the last full trading day prior to the date of the merger agreement, approximately 75% of the outstanding shares of Staten Island common stock would be converted into Independence common stock and the remaining 25% would be converted into cash.

          We cannot complete the merger unless the stockholders of both our companies approve it. Each of us will hold a special meeting of our stockholders to vote on this merger proposal. Your vote is important. Whether or not you plan to attend your company’s special meeting, please take the time to submit your proxy with voting instructions in accordance with the instructions contained in this document. If you do not vote, it will have the same effect as voting against the merger. The places, dates and times of the special meetings are as follows:

For Independence stockholders:

March 8, 2004
10:00 a.m., local time
New York Marriott Brooklyn
333 Adams Street
Brooklyn, New York

Independence’s board of directors
recommends that Independence
stockholders vote FOR
the adoption of the merger agreement.	For Staten Island stockholders:

March 8, 2004
10:00 a.m., local time
Hilton Garden Inn
1100 South Avenue
Staten Island, New York

Staten Island’s board of directors
recommends that Staten
Island stockholders vote FOR the
adoption of the merger agreement.

          This document describes the stockholder meetings, the merger, documents related to the merger and other related matters. Please read this entire document carefully, including the section discussing risk factors beginning on page 18. You can also obtain information about our companies from documents that we have each filed with the Securities and Exchange Commission.

          Independence common stock is quoted on the Nasdaq National Market System under the symbol “ICBC.” Staten Island common stock is listed on the New York Stock Exchange under the symbol “SIB.”

Alan H. Fishman	Harry P. Doherty
President and Chief Executive Officer Independence Community Bank Corp.	Chairman and Chief Executive Officer Staten Island Bancorp, Inc.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in connection with the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

          The date of this joint proxy statement/prospectus is February 2, 2004, and it is first being mailed or otherwise delivered to stockholders of Independence and Staten Island on or about February 3, 2004.

REFERENCES TO ADDITIONAL INFORMATION

      This document incorporates important business and financial information about Independence and Staten Island from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Independence Community Bank Corp. 195 Montague Street Brooklyn, New York 11201 Attention: John Schnock (718) 722-5300	Staten Island Bancorp, Inc. 1535 Richmond Avenue Staten Island, New York 10314 Attention: Donald C. Fleming (718) 447-8880

      You will not be charged for any of these documents that you request. Stockholders requesting documents should do so by February 23, 2004 in order to receive them before the special meetings.

      See “WHERE YOU CAN FIND MORE INFORMATION” on page 100.

VOTE ELECTRONICALLY OR BY TELEPHONE

Independence stockholders of record may submit their proxies:

•	by telephone by calling the toll-free number 1-800-PROXIES on a touch-tone phone and following the recorded instructions; or

•	through the Internet by visiting a website established for that purpose at www.voteproxy.com and following the instructions.

Staten Island stockholders of record may submit their proxies:

•	by telephone by calling the toll-free number 1-866-358-4699 on a touch-tone phone and following the recorded instructions; or

•	through the Internet by visiting a website established for that purpose at www.proxyvotenow.com/sib and following the instructions.

Independence Community Bank Corp.

195 Montague Street
Brooklyn, New York 11201

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

       NOTICE IS HEREBY GIVEN that a special meeting of Independence stockholders will be held on March 8, 2004 at 10:00 a.m., local time, at New York Marriott Brooklyn, 333 Adams Street, Brooklyn, New York. The purpose of the Independence special meeting is to consider and to vote upon the following matter:

•	a proposal to adopt the Agreement and Plan of Merger, dated as of November 24, 2003, by and between Independence Community Bank Corp. and Staten Island Bancorp, Inc., pursuant to which Staten Island will be merged with and into Independence.

      The proposed merger is described in more detail in the accompanying joint proxy statement/ prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement/prospectus.

      Only Independence stockholders of record at the close of business on January 26, 2004 are entitled to notice of, and to vote at, the Independence special meeting or any adjournment or postponement of the Independence special meeting.

      Whether or not you plan to attend the Independence special meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Alternatively, you may use the toll-free telephone number indicated on the proxy card to vote by telephone or visit the website indicated on the proxy card to vote on the Internet.

      The Independence board of directors has approved the merger agreement and recommends that Independence stockholders vote “FOR” adoption of the merger agreement.

By Order of the Board of Directors,

John Schnock
Secretary

February 2, 2004

Staten Island Bancorp, Inc.

1535 Richmond Avenue
Staten Island, New York 10314

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

      NOTICE IS HEREBY GIVEN that a special meeting of Staten Island stockholders will be held on March 8, 2004 at 10:00 a.m., local time, at the Hilton Garden Inn, 1100 South Avenue, Staten Island, New York. The purpose of the Staten Island special meeting is to consider and to vote upon the following matter:

•	a proposal to adopt the Agreement and Plan of Merger, dated as of November 24, 2003, by and between Independence Community Bank Corp. and Staten Island Bancorp, Inc., pursuant to which Staten Island will be merged with and into Independence.

      The proposed merger is described in more detail in the accompanying joint proxy statement/ prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement/prospectus.

      Only Staten Island stockholders of record at the close of business on January 26, 2004 are entitled to notice of, and to vote at, the Staten Island special meeting or any adjournment or postponement of the Staten Island special meeting.

      Under Delaware law, holders of Staten Island common stock who submit a written demand for appraisal of their shares and who perfect their appraisal rights by complying with the other applicable statutory procedures under Delaware law will be entitled to receive a cash payment for the fair value of their shares as determined by the Delaware Chancery Court. A summary of the applicable requirements of Delaware law is contained in the accompanying joint proxy statement/prospectus under the caption “THE MERGER — Staten Island Stockholders’ Appraisal Rights.” In addition, the text of the applicable provisions of Delaware law is included as Appendix E to the accompanying joint proxy statement/prospectus.

      Whether or not you plan to attend the Staten Island special meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Alternatively, you may use the toll-free telephone number indicated on the proxy card to vote by telephone or visit the website indicated on the proxy card to vote on the Internet.

      The Staten Island board of directors has approved the merger agreement and recommends that Staten Island stockholders vote “FOR” adoption of the merger agreement.

Corporate Secretary

February 2, 2004

TABLE OF CONTENTS

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS
SUMMARY
The Merger (page 31)
What Stockholders Will Receive in the Merger (page 66)
Election of Cash or Stock Consideration (page 68)
No Fractional Shares (page 66)
Material United States Federal Income Tax Consequences of the Merger (page 81)
Comparative Per Share Data and Comparative Market Prices (page 15 and page 16)
Recommendations of the Boards of Directors (page 35 and page 38)
Staten Island’s Directors and Officers May Have Financial Interests in the Merger That Differ From Your Interests (page 40)
Opinions of Financial Advisors (page 42)
Appraisal Rights (page 62)
The Merger Agreement (page 66)
Conditions that Must be Satisfied or Waived for the Merger to Occur (page 75)
Termination of the Merger Agreement (page 75)
Termination Fee (page 76)
Board of Directors After the Merger (page 77)
Advisory Board After the Merger (page 77)
Regulatory Approvals We Must Obtain for the Merger (page 60)
Accounting Treatment of the Merger by Independence (page 61)
The Companies (page 29)
Disposition of Mortgage Company Operations (page 79)
Independence and Staten Island Special Meetings (page 21 and page 25)
Selected Consolidated Historical Financial Data of Independence
Selected Consolidated Historical Financial Data of Staten Island
Selected Consolidated Unaudited Pro Forma Financial Data
Comparative Per Share Data
Comparative Market Price and Dividend Information
Recent Developments
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE INDEPENDENCE SPECIAL MEETING
THE STATEN ISLAND SPECIAL MEETING
INFORMATION ABOUT THE COMPANIES
THE MERGER
Background of the Merger
Independence’s Reasons for the Merger; Recommendation of Independence’s Board of Directors
Staten Island’s Reasons for the Merger; Recommendation of Staten Island’s Board of Directors
Interests of Staten Island’s Directors and Officers in the Merger
Opinions of Independence’s Financial Advisors
Opinion of Staten Island’s Financial Advisor
Regulatory Approvals We Must Obtain for the Merger
Accounting Treatment
Public Trading Markets
Independence Dividends
Staten Island Stockholders’ Appraisal Rights
THE MERGER AGREEMENT
Structure
Conversion of Staten Island Common Stock and Staten Island Stock Options
Election of Cash or Stock Consideration
Distribution of the Merger Consideration/Exchange of Shares
Representations and Warranties
Principal Covenants
Principal Conditions to Completion of the Merger
Termination
Termination Fee; Other Expenses
Amendments; Waivers
Benefits Continuation
Board of Directors and Advisory Board of Independence Following the Merger
DISPOSITION OF MORTGAGE COMPANY OPERATIONS
Disposition of Other Mortgage Company Operations
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
DESCRIPTION OF INDEPENDENCE’S CAPITAL STOCK
General
Common Stock
Preferred Stock
COMPARISON OF STOCKHOLDERS’ RIGHTS
General
Authorized Capital
Number and Election of Directors
Voting Rights
Vacancies and Removal
Indemnification of Directors and Officers
Ability to Call Special Meetings and Act by Written Consent
Preemptive Rights
DISCUSSION OF ANTI-TAKEOVER PROTECTIONS IN INDEPENDENCE’S CERTIFICATE OF INCORPORATION AND BYLAWS
General
Authorized Stock
Classification of Board of Directors; No Cumulative Voting
Size of Board; Vacancies; Removal of Directors
Special Meetings of Stockholders
Stockholder Action by Unanimous Written Consent
Amendment of Certificate of Incorporation and Bylaws
Voting Limitation
Business Combination Statutes And Provisions
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements December 31, 2002 and September 30, 2003
EXPERTS
LEGAL MATTERS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
APPENDIX A
APPENDIX B
APPENDIX C
APPENDIX D
APPENDIX E SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW APPRAISAL RIGHTS

ii

Page

DESCRIPTION OF INDEPENDENCE’S CAPITAL STOCK	84
GENERAL	84
COMMON STOCK	84
PREFERRED STOCK	85
COMPARISON OF STOCKHOLDERS’ RIGHTS	86
GENERAL	86
AUTHORIZED CAPITAL	86
NUMBER AND ELECTION OF DIRECTORS	86
VOTING RIGHTS	86
VACANCIES AND REMOVAL	87
INDEMNIFICATION OF DIRECTORS AND OFFICERS	87
ABILITY TO CALL SPECIAL MEETINGS AND ACT BY WRITTEN CONSENT	87
PREEMPTIVE RIGHTS	87
DISCUSSION OF ANTI-TAKEOVER PROTECTIONS IN INDEPENDENCE’S CERTIFICATE OF INCORPORATION AND BYLAWS	88
GENERAL	88
AUTHORIZED STOCK	88
CLASSIFICATION OF BOARD OF DIRECTORS; NO CUMULATIVE VOTING	88
SIZE OF BOARD; VACANCIES; REMOVAL OF DIRECTORS	88
SPECIAL MEETINGS OF STOCKHOLDERS	88
STOCKHOLDER ACTION BY UNANIMOUS WRITTEN CONSENT	89
AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS	89
VOTING LIMITATION	89
BUSINESS COMBINATION STATUTES AND PROVISIONS	89
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	90
EXPERTS	98
LEGAL MATTERS	98
OTHER MATTERS	98
INDEPENDENCE 2004 ANNUAL MEETING STOCKHOLDER PROPOSALS	98
STATEN ISLAND 2004 ANNUAL MEETING STOCKHOLDER PROPOSALS	99
WHERE YOU CAN FIND MORE INFORMATION	100
APPENDICES
APPENDIX A Agreement and Plan of Merger, dated as of November 24, 2003, by and between Independence Community Bank Corp. and Staten Island Bancorp, Inc. (without exhibits)	A-1
APPENDIX B Opinion of Lehman Brothers Inc.	B-1
APPENDIX C Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	C-1
APPENDIX D Opinion of Keefe, Bruyette & Woods, Inc.	D-1
APPENDIX E Section 262 of the Delaware General Corporation Law	E-1

iii

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS

Q:	What do I need to do now?

A.	After you have carefully read this entire document, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or the Internet. This will enable your shares to be represented and voted at the Independence special meeting or the Staten Island special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of the adoption of the merger agreement.

Q:	Why is my vote important?

A:	If you do not return your proxy card or vote by telephone, the Internet or in person at the appropriate special meeting, it will be more difficult for Independence and Staten Island to obtain the necessary quorums to hold their special meetings. In addition, if you fail to vote, that will have the same effect as a vote against the adoption of the merger agreement. The merger agreement must be approved by the holders of a majority of the outstanding shares of Independence common stock entitled to vote at the Independence special meeting and by the holders of a majority of the outstanding shares of Staten Island common stock entitled to vote at the Staten Island special meeting.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the respective special meeting, but it will have the same effect as a vote against the adoption of the merger agreement.

Q:	Can I change my vote?

A:	Yes. If you have not voted through your broker, there are several ways you can change your vote after you have submitted your proxy:

• You may send a written notice to the Corporate Secretary of Independence or Staten Island, as appropriate, stating that you would like to revoke your proxy.

• You may complete and submit a new proxy card or vote again by telephone or the Internet. The latest vote actually received before your company’s special meeting will be counted, and any earlier votes will be revoked.

• You may attend your company’s special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:	Should I send in my stock certificates now?

A:	No. If you are a Staten Island stockholder, we will send you separately instructions for exchanging your Staten Island stock certificates for the merger consideration. If you are an Independence stockholder, you will keep your existing Independence shares after the merger.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger in the second quarter of 2004. However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of our stockholders at the special meetings and the necessary regulatory approvals.

Q:	Whom should I call with questions?

A:	Independence stockholders should call the Independence Investor Relations Department at (718) 722-5400 with any questions about the merger and related transactions.

Staten Island stockholders should call the Staten Island Investor Relations Department at (718) 697-2813 with any questions about the merger and related transactions.

SUMMARY

      This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this document refers you in order to fully understand the merger and the related transactions. See “WHERE YOU CAN FIND MORE INFORMATION” on page 100. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Merger (page 31)

      We are proposing a merger of Staten Island with and into Independence, with Independence as the surviving corporation in the merger.

What Stockholders Will Receive in the Merger (page 66)

      Staten Island Stockholders. If you are a Staten Island stockholder, you will be offered the opportunity to elect to receive merger consideration in the form of Independence common stock, cash or a combination of Independence common stock and cash in exchange for your shares of Staten Island common stock. However, because the total amount of cash consideration to be paid in the merger is fixed at $368,500,000, regardless of your choice, you may actually receive a combination of cash and shares of Independence common stock for your shares of Staten Island common stock depending on the election made by other Staten Island stockholders. The value of the merger consideration per Staten Island share that you will receive will be the sum of:

•	$5.97025; and

•	0.4674 times the average of the closing prices for Independence’s common stock during the ten consecutive full trading days ending on the tenth business day before the completion of the merger.

      If you elect to receive cash and you receive cash, the amount of cash will be equal to the amount calculated by this formula. If you elect to receive Independence common stock and you receive Independence common stock, the number of shares of Independence common stock you will be entitled to receive for each share of Staten Island common stock will be calculated based on an exchange ratio equal to the amount calculated by this formula divided by the average Independence common stock price during the same ten trading day period.

      Independence Stockholders. If you are an Independence stockholder, you will keep your Independence shares, which will remain outstanding and unchanged as a result of the merger.

Election of Cash or Stock Consideration (page 68)

      If you are a Staten Island stockholder, no later than 15 business days prior to the anticipated completion of the merger, we will send a form to you that you may use to indicate whether your preference is to receive cash, Independence common stock or a combination of cash and Independence common stock.

      If the number of Staten Island stockholders who elect to receive cash would require that an amount greater than $368,500,000 would be payable as cash consideration, the amount of cash consideration that each stockholder electing to receive cash will receive will be reduced on a pro rata basis. These stockholders will receive stock consideration for any shares for which they do not receive cash.

      If the number of Staten Island stockholders who elect to receive Independence common stock would require that an amount less than $368,500,000 would be payable as cash consideration, the amount of Independence common stock that each stockholder electing to receive Independence common stock will receive will be reduced on a pro rata basis. These stockholders will receive cash consideration for any shares for which they do not receive Independence common stock.

      The deadline for returning the election form is the close of business on the business day prior to completion of the merger, or another date to be determined by Independence and Staten Island that will be at least 15 business days after the mailing of the election form. If you do not make an election, you will be deemed to have made an election to receive Independence common stock.

No Fractional Shares (page 66)

      No fractional shares of Independence common stock will be issued in the merger. Instead of fractional shares, Staten Island stockholders will receive an amount of cash based on the average closing price of Independence common stock over the five trading days prior to the date the merger is completed.

Material United States Federal Income Tax Consequences of the Merger (page 81)

      Independence and Staten Island will not be required to complete the merger unless they receive legal opinions to the effect that the merger constitutes a reorganization for United States federal income tax purposes.

      We expect that, for United States federal income tax purposes, if you are a Staten Island stockholder you generally will not recognize gain or loss with respect to your shares of Staten Island common stock if you receive only shares of Independence common stock in the merger, except with respect to any cash received in lieu of a fractional share interest in Independence common stock.

      If you receive cash and shares of Independence common stock in exchange for your shares of Staten Island common stock, you will generally recognize gain, but not loss, with respect to the excess of the cash and value of Independence common stock you receive over your tax basis in your shares of Staten Island common stock exchanged, but in any case not in excess of the amount of cash you receive in the merger.

      If you receive only cash in exchange for your shares of Staten Island common stock, you will recognize gain or loss in an amount equal to the difference between the cash you receive and your tax basis in your shares of Staten Island common stock exchanged.

      Tax matters can be complicated and the tax consequences of the merger to Staten Island stockholders will depend on each stockholder’s particular tax situation. Staten Island stockholders should consult their tax advisors to fully understand the tax consequences of the merger to them.

Comparative Per Share Data and Comparative Market Prices (page 15 and page 16)

      Independence common stock is quoted on the Nasdaq National Market System under the symbol “ICBC.” Staten Island common stock is listed on the New York Stock Exchange under the symbol “SIB.” The following table sets forth the closing sale prices of Independence common stock as reported on the Nasdaq National Market System and Staten Island common stock as reported on the New York Stock Exchange on November 21, 2003, the last full trading day prior to the date of the merger agreement, and on January 29, 2004, the last practicable trading day before the distribution of this document. This table also shows the equivalent per share price of the Staten Island common stock, which we calculated by taking the product of the closing price of Independence common stock on those dates and an implied exchange ratio of 0.6232 as of November 21, 2003 and 0.6263 as of January 29, 2004.

		Staten	Equivalent
	Independence	Island	Per
	Common	Common	Share
	Stock	Stock	Price

November 21, 2003	$38.32	$20.08	$23.88
January 29, 2004	$37.57	$23.20	$23.53

      See “THE MERGER AGREEMENT — Conversion of Staten Island Common Stock and Staten Island Stock Options” beginning on page 66 for an illustration of how the implied exchange ratio may change in response to fluctuations in the price of Independence common stock.

      We urge you to obtain current quotations for Independence common stock and Staten Island common stock.

Recommendations of the Boards of Directors (page 35 and page 38)

      The Independence board of directors has determined that the merger and the merger agreement are fair to and in the best interests of Independence and its stockholders and that it is advisable and in the best interests of Independence and its stockholders to enter into the merger agreement. The Independence board of directors recommends that Independence’s stockholders vote “FOR” the adoption of the merger agreement.

      The Staten Island board of directors has determined that the merger and the merger agreement are fair to and in the best interests of Staten Island and its stockholders and that it is advisable and in the best interests of Staten Island and its stockholders to enter into the merger agreement. The Staten Island board of directors recommends that Staten Island’s stockholders vote “FOR” the adoption of the merger agreement.

Staten Island’s Directors and Officers May Have Financial Interests in the Merger That Differ From Your Interests (page 40)

      Staten Island’s executive officers and directors may have economic interests in the merger that are different from, or in addition to, their interests as Staten Island stockholders. The Staten Island board of directors considered these interests in its decision to approve the merger agreement. Some of Staten Island’s compensation and benefits plans, including its equity award plans, provide for the payment or accelerated vesting of rights or benefits upon a transaction such as the merger. Harry P. Doherty and James R. Coyle entered into agreements that provide them specified payments upon the completion of the merger. In addition, Mr. Doherty has entered into a new employment and noncompetition agreement, and Mr. Coyle has entered into a noncompetition agreement, with Independence that take effect upon the completion of the merger. Several executives of Staten Island have existing agreements that provide severance benefits in the case of qualifying terminations of employment following a change in control of Staten Island. The merger agreement provides that the merger will be deemed a change in control and that, whether or not these executives are terminated, they will be entitled to the severance payments under these agreements upon the completion of the merger.

Opinions of Financial Advisors (page 42)

      Each of Lehman Brothers Inc., referred to as Lehman Brothers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to as Merrill Lynch, Independence’s financial advisors in connection with the merger, has delivered its written opinion to Independence’s board of directors that, as of November 24, 2003, and based upon and subject to the factors and assumptions set forth in their respective opinions, the consideration to be paid to Staten Island’s stockholders in the merger is fair, from a financial point of view, to Independence.

      We have attached as Appendices B and C, respectively, to this document the full text of the written opinions of Lehman Brothers and Merrill Lynch, each dated November 24, 2003, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with their opinions. Lehman Brothers and Merrill Lynch provided their opinions for the information and assistance of the board of directors of Independence in connection with its consideration of the merger. The Lehman Brothers and Merrill Lynch opinions are not recommendations as to how any Independence stockholder should vote with respect to the merger or any related matter. We encourage you to read the opinions in their entirety. Pursuant to engagement letters between Independence and each of Lehman Brothers and Merrill Lynch, Independence agreed to pay each of its financial advisors a fee, the substantial portion of which is payable upon completion of the merger.

      In connection with rendering its opinion, Lehman Brothers noted that the proposed sale of some of the assets of Staten Island’s mortgage business referred to under “DISPOSITION OF MORTGAGE COMPANY OPERATIONS” beginning on page 79 will be a transaction involving both Independence and an affiliate of Lehman Brothers, that the interests of Lehman Brothers’ affiliate may differ from those of Independence and that Independence in its engagement letter with Lehman Brothers was advised of this potential conflict of interest and waived any potential resulting conflict of interest.

      Keefe, Bruyette & Woods, Inc., referred to as Keefe Bruyette, Staten Island’s financial advisor in connection with the merger, has delivered its written opinion to Staten Island’s board of directors as to the fairness, as of November 24, 2003, from a financial point of view, of the consideration to be received by Staten Island stockholders in the merger. This opinion, which was provided to Staten Island’s board of directors in connection with its evaluation of the merger consideration, does not address any other aspect of the merger and is not a recommendation to any Staten Island stockholder as to how that stockholder should vote or act on any matters relating to the merger. We have attached a copy of Keefe Bruyette’s written opinion as Appendix D to this document. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Keefe Bruyette.

      Pursuant to an engagement letter between Staten Island and Keefe Bruyette, Staten Island agreed to pay Keefe Bruyette a fee, the substantial portion of which is payable upon completion of the merger.

Appraisal Rights (page 62)

      Under Delaware law, holders of Staten Island common stock may have the right to receive an appraisal of the fair value of their shares of Staten Island common stock in connection with the merger. To exercise appraisal rights, a Staten Island stockholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required by Delaware law. These procedures are described more fully beginning on page 62.

      We have included a copy of Delaware General Corporation Law Section 262 — Appraisal Rights — as Appendix E to this document.

      Independence’s stockholders have no appraisal rights in connection with the merger.

The Merger Agreement (page 66)

      The merger agreement is attached as Appendix A to this document. We urge you to read the entire merger agreement because it is the legal document governing the merger.

Conditions that Must be Satisfied or Waived for the Merger to Occur (page 75)

      As more fully described in this document and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived, including receipt of stockholder approvals, regulatory approvals and tax opinions.

      Although we expect to complete the merger in the second calendar quarter of 2004, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or whether the merger will be completed.

Termination of the Merger Agreement (page 75)

      We may mutually agree to terminate the merger agreement before completing the merger, even after adoption by our stockholders of the merger agreement. Each of us may also terminate the merger agreement if the stockholders of either Independence or Staten Island do not adopt the merger agreement or in the event of a final, nonappealable denial of a required regulatory approval or injunction prohibiting the merger.

      Also, either of us may terminate the merger agreement, even after the required stockholder approvals have been received, if the merger has not been completed by June 30, 2004, or if the other party has breached its obligations in the merger agreement and those breaches remain uncured for 30 days and would entitle the terminating party not to complete the merger.

      In addition, either party may terminate the merger agreement if the other party’s board of directors withdraws, amends or modifies its recommendation of the merger in a manner adverse to the terminating party, breaches its obligation not to solicit or facilitate other acquisition proposals or fails to call its stockholders meeting in accordance with the merger agreement.

      Either party may also terminate the merger agreement in the event that a tender offer or exchange offer for more than 25% of the other party’s outstanding common stock is commenced and the board of directors of the party subject to the tender or exchange offer fails to recommend that its stockholders reject the tender offer or exchange offer.

Termination Fee (page 76)

      We have agreed that, under specific circumstances described in the merger agreement, one party will be obligated to pay the other party all or a part of a termination fee of $58,960,000 upon or after termination of the merger agreement.

Board of Directors After the Merger (page 77)

      After the merger, the board of directors of the combined company will have 16 members, consisting of 11 current members of Independence’s board of directors, Staten Island’s chief executive officer and four other members of Staten Island’s board of directors selected by

Staten Island and reasonably acceptable to Independence.

      After their initial term expires, the Staten Island designees will be renominated for an additional three-year term. They will also have proportional representation on the major committees of Independence’s board of directors.

      Mr. Doherty, Staten Island’s current Chairman and Chief Executive Officer, will serve as a Vice Chairman of the board of directors of Independence and Independence Community Bank for three years following the merger.

Advisory Board After the Merger (page 77)

      All of Staten Island’s current board members who do not serve on the Independence board of directors following the merger will be invited to join an advisory board of Independence.

      James R. Coyle, Staten Island’s current President and Chief Operating Officer, will become co-head of integration for Independence following the merger and chairman of the advisory board.

Regulatory Approvals We Must Obtain for the Merger (page 60)

      The merger and the contemplated merger of Independence Community Bank and SI Bank & Trust, require, as applicable, prior approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Superintendent of Banks of New York State. Independence has filed the applications and notifications required to obtain the necessary regulatory approvals. While we do not know of any reason why Independence would not be able to obtain the necessary approvals in a timely manner, we cannot assure you that these agencies will grant their approval of the merger or what the timing may be.

Accounting Treatment of the Merger by Independence (page 61)

      Independence will account for the merger as a purchase for financial reporting purposes.

The Companies (page 29)

Independence Community Bank Corp.

195 Montague Street
Brooklyn, New York 11201
(718) 722-5300

      Independence, a Delaware corporation, is the parent savings and loan holding company for Independence Community Bank, which was originally chartered in 1850. Independence became a public company in 1998. As of January 20, 2004, Independence Community Bank operated 84 banking offices located in the greater New York Metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester counties of New York and the northern New Jersey counties of Essex, Union, Bergen, Hudson and Middlesex.

Staten Island Bancorp, Inc.

1535 Richmond Avenue

       Staten Island, New York 10314
       (718) 447-8880

      Staten Island, a Delaware corporation, is the holding company for SI Bank & Trust which was chartered in 1864. Staten Island became a public company in 1997. SI Bank & Trust is a federally chartered savings bank and operates 17 full service branches on Staten Island, three full service branches in Brooklyn, and a total of 15 full service branches in Ocean County, Monmouth County, Union County and Middlesex County, New Jersey. SI Bank & Trust also maintains a lending center and a trust department on Staten Island, a sales and marketing office for the trust department in East Brunswick, New Jersey along with commercial lending offices in Bay Ridge, Brooklyn and Howell, New Jersey. SI Bank & Trust’s mortgage banking subsidiary, SIB Mortgage Corp., originates mortgage loans in 42 states.

Disposition of Mortgage Company Operations (page 79)

      In connection with the execution of the merger agreement, Staten Island has agreed to sell up to 38 branch offices, the headquarters offices and related assets of SIB Mortgage Corp. to Lehman Brothers Bancorp Inc., an affiliate of Lehman Brothers. With respect to the remaining SIB Mortgage Corp. operations not being acquired by the Lehman Brothers Bancorp, Independence and Staten Island are evaluating several potential strategic alternatives, including attempting to sell the remaining assets to one or more third parties. Independence does not intend to focus on national single-family residential mortgage banking and will instead focus more exclusively on community banking and multi-family lending.

Independence and Staten Island Special Meetings (page 21 and page 25)

      Meetings. The Independence special meeting will be held on March 8, 2004, at 10:00 a.m., local time, at the New York Marriott Brooklyn, 333 Adams Street, Brooklyn, New York. The Staten Island special meeting will be held on March 8, 2004, at 10:00 a.m., local time, at the Hilton Garden Inn, 1100 South Avenue, Staten Island, New York. At each special meeting, the stockholders of the applicable company will be asked to vote on the adoption of the merger agreement.

      Record Date. You may cast one vote at the Independence special meeting for each share of Independence common stock that you owned at the close of business on January 26, 2004, the record date for each of the special meetings, and one vote at the Staten Island special meeting for each share of Staten Island common stock that you owned on that date. On that date, there were 54,684,662 shares of Independence common stock entitled to vote at the Independence special meeting and 60,328,897 shares of Staten Island common stock entitled to vote at the Staten Island special meeting.

      Required Vote. Adoption of the merger agreement requires the affirmative vote of each of (i) the holders of a majority of the outstanding shares of Independence common stock and (ii) the holders of a majority of the outstanding shares of Staten Island common stock.

Selected Consolidated Historical Financial Data of Independence

      Independence derived the following information as of and for the fiscal years ended March 31, 1999 through March 31, 2001, as of and for the nine months ended December 31, 2001 and as of and for the year ended December 31, 2002 from its historical audited financial statements for those years. Independence derived the financial information for the twelve months ended December 31, 2001 and as of and for the nine months ended September 30, 2002 and 2003 from its unaudited financial statements, which financial information includes, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of those results. The results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. This information is only a summary and you should read it in conjunction with Independence’s consolidated financial statements and the related notes contained in Independence’s periodic reports filed with the Securities and Exchange Commission that have been incorporated by reference in this document. See “WHERE YOU CAN FIND MORE INFORMATION” on page 100.

	At September 30,		At December 31,		At March 31,

	2003	2002	2002	2001	2001	2000	1999

	(Unaudited)

	(In thousands)
Selected Statement of Financial Condition Data:
Total assets	$8,935,090	$8,062,110	$8,023,643	$7,624,798	$7,010,867	$6,604,150	$5,536,978
Cash and cash equivalents	239,800	297,472	199,057	207,633	277,762	152,167	279,885
Investment securities available-for-sale	309,447	218,969	224,908	125,803	201,198	212,768	331,795
Mortgage-related securities available-for-sale	2,102,177	943,392	1,038,742	902,191	720,549	773,031	1,189,833
Loans available-for-sale	22,615	9,237	114,379	3,696	—	—	—
Loans receivable, net	5,502,708	5,975,506	5,736,826	5,796,196	5,189,725	4,880,234	3,459,658
Goodwill(1)	185,161	185,161	185,161	185,161	185,161	200,410	19,939
Identifiable intangible assets, net	333	3,729	2,046	8,981	13,833	20,569	27,305
Deposits	5,184,148	4,931,210	4,940,060	4,794,775	4,666,057	4,412,032	3,447,364
FHLB borrowings	2,416,300	1,981,550	1,931,550	1,682,700	1,308,950	1,160,375	1,106,725
Subordinated notes	148,341	—	—	—	—	—	—
Trust preferred securities(2)	—	—	—	11,067	11,067	11,500	—
Other borrowings	—	—	—	88	343	2,363	11,639
Total stockholders’ equity	949,803	919,002	920,268	880,533	813,156	834,807	824,962

				For the	For the
	For the		For the	Nine	Twelve
	Nine Months		Year	Months	Months
	Ended		Ended	Ended	Ended	For the Year Ended
	September 30,		December 31,	December 31,	December 31,	March 31,

	2003	2002	2002	2001	2001	2001	2000	1999

					(Unaudited)
	(Unaudited)

	(In thousands, except per share data)
Selected Statement of Income Data:
Interest income	$327,893	$366,588	$485,503	$362,206	$482,621	$470,702	$402,486	$336,415
Interest expense	112,572	134,260	175,579	172,626	236,442	247,457	203,660	167,221
Net interest income	215,321	232,328	309,924	189,580	246,179	223,245	198,826	169,194
Provision for loan losses	3,500	6,000	8,000	7,875	8,475	1,392	9,817	10,698
Net interest income after provision for loan losses	211,821	226,328	301,924	181,705	237,704	221,853	189,009	158,496
Net gain (loss) on sales of loans and securities	244	556	557	2,850	3,145	3,398	(1,716)	390
Other non-interest income	83,615	50,191	74,561	41,623	53,924	34,940	18,632	10,933
Amortization of goodwill(1)	—	—	—	—	3,594	14,344	7,780	1,884
Amortization of identifiable intangible assets	1,712	5,287	6,971	5,761	7,481	6,880	6,833	6,745
Other non-interest expense	137,193	126,946	178,084	109,880	144,854	131,602	105,277	89,574
Income before provision for income taxes	156,775	144,842	191,987	110,537	138,844	107,365	86,035	71,616
Provision for income taxes	56,046	52,495	69,585	40,899	52,779	45,329	32,789	26,441
Net income	$100,729	$92,347	$122,402	$69,638	$86,065	$62,036	$53,246	$45,175
Share Data:
Weighted average common shares outstanding (in thousands)
Basic	50,018	51,741	51,703	52,558	52,612	55,880	59,203	67,709
Diluted	52,690	54,818	54,557	54,678	54,465	56,345	59,203	68,001
Basic earnings per share	$2.01	$1.78	$2.37	$1.33	$1.64	$1.11	$0.90	$0.67
Diluted earnings per share	$1.91	$1.68	$2.24	$1.27	$1.58	$1.10	$0.90	$0.66
Cash dividends declared per common share	$0.48	$0.36	$0.50	$0.27	$0.35	$0.30	$0.21	$0.06
Book value per common share	$17.50	$16.12	$16.36	$15.08	$15.08	$13.75	$12.41	$12.15

	At or For the			At or For	At or For
	Nine Months		At or For	the Nine	the Twelve
	Ended		the Year	Months	Months	At or For the
	September 30,		Ended	Ended	Ended	Year Ended March 31,
			December 31,	December 31,	December 31,
	2003(3)	2002(3)	2002	2001	2001	2001	2000	1999

					(Unaudited)
	(Unaudited)

	(In thousands, except ratio data)
Key Operating Ratios and Other Data:
Performance Ratios:(4)
Return on assets	1.57%	1.57%	1.55%	1.27%	1.19%	0.91%	0.88%	0.90%
Return on equity	14.45	13.76	13.54	11.01	10.32	7.60	6.51	4.87
Net interest margin(5)	3.66	4.25	4.23	3.77	3.69	3.51	3.47	3.50
Efficiency ratio(6)	45.89	44.93	46.32	47.53	48.27	50.97	48.41	49.73
Asset Quality Ratios:
Non-performing loans	$45,824	$35,320	$41,612	$46,021	$46,021	$35,648	$26,350	$39,109
Non-performing loans as a percent of total loans at end of period	0.82%	0.58%	0.72%	0.78%	0.78%	0.68%	0.53%	1.12%
Non-performing assets to total assets at end of period(7)	0.51	0.44	0.52	0.61	0.61	0.51	0.40	0.71
Allowance for loan losses to non-performing loans at end of period	173.71	231.69	193.57	170.01	170.01	201.18	266.74	119.72
Allowance for loan losses to total loans at end of period	1.43	1.35	1.38	1.33	1.33	1.36	1.42	1.34
Capital and Other Information:(4)
Equity to assets at end of period	10.63%	11.40%	11.47%	11.54%	11.54%	11.60%	12.64%	14.90%
Leverage capital(8)	7.79	8.74	8.73	8.60	8.60	8.20	7.83	12.85
Total capital to risk-weighted assets at end of period(8)	12.27	11.60	11.40	12.20	12.20	12.95	12.62	19.03
Number of full-service offices at end of period	79	72	73	69	69	67	65	32

(1)	Represents the excess of cost over fair value of net assets acquired. Effective April 1, 2001, Independence adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, which resulted in discontinuing the amortization of goodwill. See Note 8 of the “Notes to Consolidated Financial Statements” set forth in Independence’s Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this document.

(2)	The trust preferred securities were assumed by Independence as part of its acquisition of Broad National Bancorporation effective the close of business on July 31, 1999. In accordance with the terms of the trust indenture, the trust redeemed all of its outstanding trust preferred securities totaling $11.5 million, at $10.00 per share, effective June 30, 2002.

(3)	Where applicable, ratios have been annualized.

(4)	With the exception of end of period ratios and the efficiency ratio, all ratios are based on average daily balances during the respective periods.

(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(6)	Reflects in each period presented adjusted operating expense (net of amortization of goodwill and identifiable intangible assets) as a percent of the aggregate of net interest income and adjusted non-interest income (excluding gains and losses on the sales of loans and securities). Amortization of identifiable intangible assets is excluded from the calculation since it is a non-cash expense and gains and losses on the sales of loans and securities are excluded since they are generally considered by management of Independence to be non-recurring in nature. The operating efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, Independence believes this information is useful to investors in evaluating the operations of Independence.

(7)	Non-performing assets consist of non-accrual loans, loans past due 90 days or more as to interest or principal repayment and accruing and real estate acquired through foreclosure or by deed-in-lieu of foreclosure.

(8)	Ratios reflect the capital position of Independence Community Bank only.

Selected Consolidated Historical Financial Data of Staten Island

      The table below presents summary historical financial and other data for Staten Island as of the dates and for the periods indicated. The summary data for Staten Island is based on and should be read in conjunction with Staten Island’s historical consolidated financial statements and the notes thereto, which are included in Staten Island’s Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter and nine months ended September 30, 2003, incorporated by reference in this document. All adjustments necessary for a fair presentation of financial position and results of operations have been included. All per share data of Staten Island have been adjusted retroactively to give effect to stock dividends and stock splits.

	At or For Nine Months
	Ended September 30,		At or For the Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(In thousands, except ratio, shares and per share data)
Selected Statement of Financial Condition Data:
Total assets	$7,554,089	$6,881,868	$6,935,095	$6,005,053	$5,240,864	$4,489,314	$3,776,947
Securities available for sale	1,152,574	1,088,032	911,432	1,425,739	1,808,396	1,903,804	1,999,351
Loans, net	3,442,593	3,287,367	3,422,492	2,806,619	2,847,660	2,150,039	1,457,058
Loans held for sale	2,143,278	1,528,037	1,729,890	1,185,593	116,163	46,588	77,943
Intangible assets (1)	57,056	58,094	57,881	58,871	62,447	15,432	17,701
Deposits	3,855,593	3,453,928	3,464,134	2,901,328	2,345,213	1,820,233	1,729,061
Borrowings	2,961,507	2,746,151	2,756,927	2,451,762	2,241,011	2,049,411	1,344,517
Stockholders’ equity	627,114	590,507	614,268	563,803	585,532	571,377	669,042
Tangible book value per share	9.70	8.84	9.23	8.08	7.49	7.19	7.45
Common shares outstanding	58,755,994	60,227,107	60,269,397	62,487,286	69,841,974	77,387,246	87,409,624
Selected Statement of Income Data:
Net interest income	$158,422	$153,027	$208,518	$162,405	$140,684	$138,409	$121,072
Provision (benefit) for loan losses	5,523	9,839	8,854	8,757	652	(1,843)	1,594
Other income	364,423	181,141	273,107	113,218	43,562	30,853	10,380
Other expenses	413,810	204,231	310,348	197,167	96,760	82,971	55,918
Income tax expense	43,978	49,013	66,776	23,966	32,908	35,259	29,678
Net income(2)	59,534	75,816	100,378	45,733	53,926	52,875	44,262
Earnings per share diluted	$1.05	$1.30	$1.72	$0.75	$0.80	$0.70	$0.53
Cash dividends paid per share	$0.40	$0.33	$0.46	$0.32	$0.26	$0.21	$0.12

	At or For the
	Nine Months Ended
	September 30,		At or For the Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

Key Operating Ratios(3):
Performance Ratios:
Return on average assets	1.09%	1.58%	1.53%	0.81%	1.09%	1.28%	1.45%
Return on average equity	12.69%	17.53%	17.13%	7.92%	9.61%	8.44%	6.39%
Average interest-earnings assets to average interest-bearing liabilities	112.35%	112.64%	112.19%	114.92%	117.83%	125.65%	139.98%
Interest rate spread(4)	2.88%	3.04%	3.07%	2.50%	2.22%	2.60%	2.93%
Net interest margin(4)	3.19%	3.44%	3.45%	3.10%	2.99%	3.50%	4.13%
Non-interest expenses, exclusive of amortization of intangible assets to average assets	7.60%	4.24%	4.72%	3.39%	1.85%	1.93%	1.76%
Asset Quality Ratios:
Non-accruing assets to total assets at end of period(5)	0.39%	0.35%	0.39%	0.27%	0.20%	0.30%	0.45%
Allowance for loan losses to non-accruing loans at end of period	92.98%	149.47%	131.20%	132.78%	149.74%	114.40%	102.37%
Allowance for loan losses to total loans at end of period(6)	0.44%	0.50%	0.44%	0.50%	0.49%	0.65%	1.07%
Capital Ratios:
Average equity to average assets	8.63%	8.99%	8.92%	10.21%	11.35%	15.17%	22.64%
Tangible equity to assets at end of period	7.50%	7.60%	7.93%	8.28%	10.09%	13.01%	16.84%
Total capital to risk-weighted assets	13.62%	13.68%	14.92%	14.41%	18.77%	25.58%	35.93%

(1)	Consists of excess of cost over fair value of net assets acquired (“goodwill”), core deposit intangibles and loan servicing assets which amounted to $53.1 million, $1.9 million and $2.9 million, respectively, at December 31, 2002.

(2)	Net income for the nine months and year 2002 periods includes the $4,731,000 cumulative effect of change in accounting principle.

(3)	With the exception of end of period ratios, all ratios are based on average daily balances during the respective periods. Ratios have been annualized where appropriate.

(4)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.

(5)	Non-accruing assets consist of non-accrual loans and real estate acquired through foreclosure or by deed-in-lieu thereof.

(6)	Calculated on the basis of total loans including loans held for sale.

Selected Consolidated Unaudited Pro Forma Financial Data

      The following table presents certain unaudited pro forma condensed combined financial information for Independence and Staten Island after giving effect to the merger as if the merger had taken place as of the beginning of the earliest period presented, and after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma combined financial statements appearing in this document beginning on page 90. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. See “THE MERGER — Accounting Treatment” on page 61. The information in the following table is based on, and should be read together with, the pro forma information that appears elsewhere in this document and the historical information we have presented in prior filings with the Securities and Exchange Commission. See “UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION” on page 90 and “WHERE YOU CAN FIND MORE INFORMATION” on page 100. The pro forma financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

At September 30,
2003

(in thousands)
Selected Financial Condition Data(1):
Total assets	$16,402,835
Securities available-for-sale	5,048,537
Loans available-for-sale	198,552
Loans, net	8,951,296
Deposits	9,047,313
Borrowed funds	4,923,710
Stockholders’ equity	2,055,336

		For the
	For the	Twelve Months Ended
	Nine Months Ended	December 31,
	September 30, 2003	2002

	(in thousands)
Selected Income Data(1):
Interest income	$582,577	$841,974
Interest expense	201,570	313,846

Net interest income	381,007	528,128
Provision for loan losses	9,023	12,130

Net interest income after provision for loan losses	371,984	515,998
Non-interest income	94,981	89,766
Non-interest expense	273,295	351,589

Income before provision for income taxes	193,670	254,175
Provision for income taxes	70,690	92,774

Net income	$122,980	$161,401

Weighted Average Common Shares:
Basic	78,868	80,553
Diluted	81,540	83,407

	At or for the	At or for the
	Nine Months Ended	Twelve Months Ended
	September 30, 2003	December 31, 2002

Per Common Share Data(1)(2):
Basic earnings	$1.56	$2.00
Diluted earnings	1.51	1.94
Book value	24.73	N/A
Selected Financial Ratios(1)(2):
Return on average assets(3)	1.04%	1.11%
Return on average stockholders’ equity(4)	8.06	13.77
Stockholders’ equity to total assets	12.53	N/A

(1)	Pro forma financial data reflects the disposition of SIB Mortgage Corp.

(2)	Per Common Share Data and Selected Financial Ratios are presented only for data relating to the pro forma combined condensed consolidated statements of income for the year ended December 31, 2002 and for the nine months ended September 30, 2003 and data relating to the pro forma combined condensed consolidated statement of financial condition at September 30, 2003. Return on average assets and return on average stockholders’ equity for the periods presented were calculated assuming the merger was completed on December 31, 2002.

(3)	Calculated by dividing pro forma net income by pro forma average assets at the end of the period reported.

(4)	Calculated by dividing pro forma net income by pro forma average stockholders’ equity at the end of the period reported.

Comparative Per Share Data

      The following table sets forth for Independence common stock and Staten Island common stock certain historical, pro forma combined and pro forma equivalent per share financial information. The pro forma combined and pro forma equivalent per share information gives effect to the merger as if the merger had been effective at the beginning of the periods presented, in the case of the net income and dividends declared data presented, and on the dates presented, in the case of the book value data presented. The pro forma data in the following table assume that the merger is accounted for using the purchase method of accounting. See “THE MERGER — Accounting Treatment” on page 61. The information in the following table is based on, and should be read together with, the pro forma information that appears elsewhere in this document and the historical information we have presented in prior filings with the Securities and Exchange Commission. See “UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION” beginning on page 90 and “WHERE YOU CAN FIND MORE INFORMATION” on page 100.

      The pro forma financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

					Per
					Equivalent
	Independence	Staten Island	Pro Forma		Staten Island
	Historical	Historical	Combined(1)		Share(2)

Net income for the nine months ended September 30, 2003:
Basic	$2.01	$1.09	$1.56	(3)	$0.97
Diluted	1.91	1.05	1.51	(3)	0.94
Net income for the twelve months ended December 31, 2002:
Basic	2.37	1.80	2.00		1.25
Diluted	2.24	1.72	1.94		1.21
Cash Dividends Declared:
For the twelve months ended December 31, 2002	0.50	0.46	0.52	(4)	0.32
For the nine months ended September 30, 2003	0.48	0.40	0.58	(4)	0.36
Book Value:
As of September 30, 2003	17.50	10.67	24.73	(5)	15.41

(1)	Pro forma combined reflects the disposition of SIB Mortgage Corp.

(2)	Per equivalent share of Staten Island common stock is calculated by taking the product of pro forma combined and an implied exchange ratio of 0.6232 (based on the closing price of Independence’s common stock on November 21, 2003).

(3)	The pro forma net income per share amounts are calculated by totaling the historical net income (adjusted for pro forma adjustments) of Independence and Staten Island and dividing the resulting amount by the average pro forma shares of Independence and Staten Island giving effect to the merger. The average pro forma shares of Independence and Staten Island reflect Independence’s historical basic and diluted shares, plus an estimated 28,850,000 shares to be issued to Staten Island stockholders under the terms of the merger agreement. The pro forma net income per share amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger.

(4)	Pro forma cash dividends represents the Staten Island historical dividend payout ratio multiplied by the pro forma combined diluted earnings per share.

(5)	Pro forma book value per common share is based on the pro forma total stockholders’ equity of the combined entity divided by the total pro forma common shares of the combined entity assuming conversion of 75% of the outstanding shares of Staten Island common stock into shares of Independence common stock at an implied exchange ratio of 0.6232 (based on the closing price of Independence’s common stock on November 21, 2003).

Comparative Market Price and Dividend Information

Independence

      Independence common stock is quoted on the Nasdaq National Market System under the symbol “ICBC.” The following table shows the high and low reported closing sale prices per share of Independence common stock on the Nasdaq National Market System and the quarterly cash dividends declared per share of Independence.

	Price Range of
	Common Stock
			Dividends
	High	Low	Declared

2002
First Quarter	$28.850	$22.500	$0.11
Second Quarter	34.740	26.350	0.12
Third Quarter	32.280	23.280	0.13
Fourth Quarter	26.640	21.270	0.14
2003
First Quarter	$27.04	$25.14	$0.15
Second Quarter	28.90	25.31	0.16
Third Quarter	36.04	28.47	0.17
Fourth Quarter	38.74	34.50	0.20
2004
First Quarter (through January 29, 2004)	$38.80	$34.92	$0.22

Staten Island

      Staten Island common stock is listed on the New York Stock Exchange under the symbol “SIB.” The following table shows the high and low reported closing sale prices per share of Staten Island common stock on the New York Stock Exchange and the quarterly cash dividends declared per share of Staten Island common stock.

	Price Range of
	Common Stock
			Dividends
	High	Low	Declared

2002
First Quarter	$20.20	$16.07	$0.10
Second Quarter	22.72	18.00	0.11
Third Quarter	21.38	14.74	0.12
Fourth Quarter	21.18	12.96	0.13
2003
First Quarter	$21.55	$14.45	$0.13
Second Quarter	20.43	15.26	0.13
Third Quarter	22.60	19.45	0.14
Fourth Quarter	23.14	19.10	0.14
2004
First Quarter (through January 29, 2004)	$23.90	$22.05	$0.14

      As quoted on the Nasdaq National Market System, the closing sales price per share of Independence common stock on November 21, 2003 (the last full trading day prior the date of the merger agreement) was $38.32. As reported on the New York Stock Exchange, the closing sale price per share of Staten Island common stock on November 21, 2003 was $20.08. Based on the closing price per share of Independence common stock on that date, the implied exchange ratio was 0.6232 and the implied per share value of Staten Island common stock was $23.88 as of that date. The closing sale price per share of

Independence common stock on the Nasdaq National Market System on January 29, 2004, the last practicable trading day before the date of this document, was $37.57. The implied per share value of Staten Island common stock was $23.53 as of that date based on the closing sale price per share of Independence common stock on that date. The implied exchange ratio was 0.6263 as of January 29, 2004.

      See “THE MERGER AGREEMENT — Conversion of Staten Island Common Stock and Staten Island Stock Options” beginning on page 66 for an illustration of how the implied exchange ratio may change in response to fluctuations in the price of Independence common stock.

      Past price performance is not necessarily indicative of likely future performance. Because market prices of Independence common stock will fluctuate, you are urged to obtain current market prices for shares of Independence common stock.

Recent Developments

Independence Unaudited Results for 2003

      On January 20, 2004, Independence announced unaudited results for fiscal year 2003 and the fourth quarter ended December 31, 2003. Independence reported that diluted earnings per share increased 23% to $0.69 for the three months ended December 31, 2003 and 16% to $2.60 per share for the year ended December 31, 2003 compared to the same periods in 2002. Independence further reported that net income increased 21% to $36.3 million for the three months ended December 31, 2003 and 12% to $137.0 million for the year ended December 31, 2003, compared to the same periods in 2002. Independence’s results for 2003 were disclosed in Independence’s earnings release for the quarter and year ended December 31, 2003, which was an exhibit to a Current Report on Form 8-K filed with the SEC by Independence on January 20, 2004 and incorporated by reference in this document.

Staten Island Unaudited Results for 2003

      On January 29, 2004, Staten Island announced unaudited results for fiscal year 2003 and the fourth quarter ended December 31, 2003. Staten Island reported a net loss of $46.7 million or $0.82 per diluted share for the quarter ended December 31, 2003 compared to net income of $24.6 million or $0.42 per diluted share for the same period last year. Staten Island further reported net income of $12.8 million or $0.23 per diluted share for the year ended December 31, 2003 compared to $100.4 million or $1.72 per diluted share for the year ended December 31, 2002. Staten Island’s income from continuing operations was $13.6 million or $0.24 per diluted share for the quarter ended December 31, 2003 compared to income from continuing operations of $14.3 million or $0.25 per diluted share for the same period in 2002. For the year ended December 31, 2003, Staten Island’s income from continuing operations was $57.1 million or $1.01 per diluted share compared to $66.1 million or $1.13 per diluted share for the year ended December 31, 2002. Staten Island’s results for 2003 were disclosed in Staten Island’s earnings release for the quarter and year ended December 31, 2003, which was an exhibit to a Current Report on Form 8-K filed with the SEC by Staten Island on January 30, 2004 and incorporated by reference in this document.

RISK FACTORS

      In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 20, you should carefully consider the following risk factors in deciding how to vote on the merger.

Because the Market Price of Independence Common Stock May Fluctuate, You Cannot Be Sure of the Value of the Merger Consideration That You Will Receive

      Upon completion of the merger, each share of Staten Island common stock will be converted into merger consideration consisting of shares of Independence common stock and/or cash pursuant to the terms of the merger agreement. The value of the merger consideration to be received by Staten Island stockholders will be based on the average price of Independence common stock during the ten trading day measurement period ending on the tenth business day prior to the completion of the merger. This average price may vary from the price of Independence common stock on the date the merger was announced, on the date of this document, on the date of the special meetings and on the date of the completion of the merger. Accordingly, at the time of the special meetings, Staten Island stockholders will not necessarily know or be able to calculate the value of the cash consideration they would receive or the exchange ratio used to determine the number of any shares of Independence common stock they would receive upon completion of the merger.

      Any change in the price of Independence common stock prior to completion of the merger will affect the value of the merger consideration that you will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. Neither of us is permitted to terminate the merger agreement or resolicit the vote of our stockholders solely because of changes in the market price of either of our common stocks.

Independence May Fail to Realize the Anticipated Benefits of the Merger

      The success of the merger will depend on, among other things, Independence’s ability to realize anticipated cost savings and revenue enhancements and to combine the businesses of Independence and Staten Island in a manner that permits growth opportunities to occur and that does not materially disrupt the existing customer relationships of Staten Island or result in decreased revenues resulting from any loss of customers. If Independence is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

      Independence and Staten Island have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of Independence’s or Staten Island’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

We May Fail to Complete the Disposition of SIB Mortgage or Obtain the Benefits Intended from the Disposition

      Management’s business plan for the combined company assumes a disposition of a substantial portion of SIB Mortgage to enable the combined company to focus on its core strategy of building an enhanced community banking franchise. Although Independence and Staten Island have entered into an asset purchase agreement with Lehman Brothers Bancorp Inc. providing for a sale of up to 38 branch offices, the headquarters offices and related assets of SIB Mortgage to Lehman Brothers Bancorp or one of its affiliates, completion of that sale remains subject to various customary conditions, including receipt of regulatory approvals. Failure to complete this sale of assets of SIB Mortgage pursuant to the asset purchase agreement may adversely affect the ability of the combined company to achieve the benefits expected to be achieved through the merger. Furthermore, Independence will incur costs in connection with the disposition or winding up of those parts of SIB Mortgage not being sold to Lehman Brothers Bancorp pursuant to the asset purchase agreement.

Independence May Be Subject to Adverse Regulatory Conditions

      Before the merger may be completed, various approvals must be obtained from, or notifications submitted to, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Superintendent of Banks of New York State and various other bank regulatory authorities. Some of the governmental authorities from whom those approvals must be obtained may impose conditions on the completion of the merger or require changes in the terms of the merger. These conditions or changes could have the effect of delaying the merger or imposing additional costs or limiting the possible revenues of the combined company.

You May Not Receive the Form of Merger Consideration That You Elect

      The merger agreement contains provisions that fix the aggregate cash consideration to be paid to Staten Island stockholders in the merger at $368,500,000. If the elections made by Staten Island stockholders would result in more or less cash than this amount being payable by Independence, either those electing to receive cash or those electing to receive Independence common stock will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected. See “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 81.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

      This document contains forward-looking statements about Independence, Staten Island and the combined company after completion of the merger that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the completion of the merger. Representatives of Independence and Staten Island may also make forward-looking statements. Forward-looking statements are statements that are not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should” and similar expressions, or the negative of those expressions, are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. These statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of Independence and Staten Island.

      Some of the risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking information and statements include, but are not limited to:

•	those discussed and identified in public filings with the Securities and Exchange Commission made by Independence and Staten Island;

•	increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes;

•	changes in general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets, or the banking industry;

•	a materially adverse change in the financial condition of Independence or Staten Island;

•	difficulties in obtaining required stockholder and regulatory approvals of the merger;

•	the level and timeliness of realization, if any, of expected cost savings from the merger;

•	difficulties related to the completion of the merger, the integration of the businesses of Independence and Staten Island or the disposition of assets of SIB Mortgage;

•	lower than expected revenues following the merger;

•	other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting operations, pricing and services; and

•	diversion of management time on merger-related issues.

      You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Independence or Staten Island or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Independence nor Staten Island undertakes any obligation to republish revised forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of unanticipated events.

THE INDEPENDENCE SPECIAL MEETING

      This section contains information from Independence for Independence stockholders about the special meeting of stockholders it has called to consider the adoption of the merger agreement.

General

      This joint proxy statement/prospectus is being furnished to holders of Independence common stock for use at a special meeting of Independence stockholders and any adjournments or postponements of the meeting.

When and Where the Independence Special Meeting Will Be Held

      Independence’s special meeting will be held on March 8, 2004, at 10:00 a.m., local time, at the New York Marriott Brooklyn, 333 Adams Street, Brooklyn, New York, subject to any adjournments or postponements.

Matters to Be Considered

      The purpose of the Independence special meeting is to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 24, 2003, by and between Independence and Staten Island, pursuant to which Staten Island will be merged with and into Independence.

      Independence stockholders must approve this proposal for the merger to occur. If the Independence stockholders fail to approve this proposal, the merger will not occur.

Record Date

      Independence stockholders who hold their shares of record as of the close of business on January 26, 2004 are entitled to notice of and to vote at the Independence special meeting. On the record date, there were 54,684,662 shares of Independence common stock outstanding and entitled to vote at the Independence special meeting, held by approximately 11,048 holders of record.

Vote Required and Voting Rights

      The affirmative vote of holders of a majority of the shares of Independence common stock outstanding on the record date is required to adopt the merger agreement. Each share of Independence common stock is entitled to cast one vote on all matters properly submitted to the Independence stockholders.

      The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Independence common stock outstanding on the record date is necessary to constitute a quorum at the Independence special meeting. Abstentions and broker non-votes (i.e., shares held by brokers that are represented at a meeting but with respect to which the broker is not empowered to vote on a particular proposal) will be counted solely for the purpose of determining whether a quorum is present. There must be a quorum in order for the vote on the proposal to occur.

      Because the affirmative vote of the holders of a majority of the outstanding shares of Independence common stock entitled to vote at the Independence special meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the adoption of the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the adoption of the merger agreement. Accordingly, if you are an Independence stockholder, the Independence board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, or to vote by telephone or the Internet or to vote by following the instructions of your broker with respect to shares you hold in street name.

      As of the record date, directors and executive officers of Independence and their affiliates beneficially owned or had the right to vote 3,367,914 shares of Independence common stock, or approximately 6.18% of the outstanding shares of Independence common stock entitled to be voted at the Independence special meeting. At that date, no directors or executive officers of Staten Island or their affiliates beneficially owned or had the right to vote any shares of Independence common stock entitled to be voted at the meeting. To Independence’s knowledge, directors and executive officers of Independence and their affiliates intend to vote their shares of Independence common stock in favor of the merger.

Proxies

      You should complete and return the proxy card accompanying this document, or vote by telephone or the Internet as described below under “— Voting Electronically or by Telephone,” in order to ensure that your vote is counted at the Independence special meeting, or at any adjournment or postponement of the Independence special meeting, regardless of whether you plan to attend the Independence special meeting. You may revoke your proxy at any time before the vote is taken at the Independence special meeting. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Independence prior to the voting of that proxy;

•	submitting a properly executed proxy of a later date; or

•	voting in person at the Independence special meeting; however, simply attending the Independence special meeting without voting will not revoke an earlier proxy.

      Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Independence Community Bank Corp.
195 Montague Street
Brooklyn, New York 11201
Attention: John Schnock
Corporate Secretary

      If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

      The Independence board of directors is currently unaware of any other matters that may be presented for action at the Independence special meeting. If other matters properly come before the Independence special meeting, or at any adjournment or postponement of the Independence special meeting, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card unless you withhold authority to do so on the proxy card or voting instruction card. The persons named as proxies may vote for one or more adjournments of the Independence special meeting to permit further solicitations in favor of the adoption of the merger agreement. However, no proxy that is voted against the adoption of the merger agreement will be voted in favor of adjourning or postponing the Independence special meeting to solicit additional proxies.

How Proxies are Counted

      All shares of Independence common stock represented by properly executed proxies received before or at the Independence special meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the adoption of the merger agreement.

      Independence will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining whether there is a quorum, but an abstention will have the effect of a vote against the adoption of the merger agreement.

      Broker non-votes will be counted for purposes of determining whether there is a quorum at the Independence special meeting. However, brokers cannot vote the shares that they hold beneficially either for or against the adoption of the merger agreement without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against the adoption of the merger agreement. Brokers also may not vote on any proposal to adjourn the meeting to solicit additional proxies in favor of the adoption of the merger agreement, and broker non-votes will have no effect on any adjournment proposal.

Recommendation of the Board of Directors

      The Independence board of directors has determined that the merger and the merger agreement are fair to and in the best interests of Independence and its stockholders and that it is advisable and in the best interests of Independence and its stockholders to enter into the merger agreement. The Independence board of directors recommends that Independence’s stockholders vote “FOR” the adoption of the merger agreement.

      See “THE MERGER — Independence’s Reasons for the Merger; Recommendation of Independence’s Board of Directors” beginning on page 35 for a more detailed discussion of the Independence board of directors’ recommendation.

Attending the Meeting

      If you hold your shares of Independence common stock in street name and you want to vote these shares in person at the Independence special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Participants in Independence’s Benefit Plans

      If you are a participant in the Independence Community Bank Corp. Employee Stock Ownership Plan, the Independence Community Bank Corp. 401(k) Savings Plan or the Independence Community Bank Corp. Recognition and Retention Plan and Trust Agreement, you will have received with this document voting instruction forms that reflect all shares you may vote under these plans. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Independence common stock allocated to his or her plan account. If you own shares through any of these plans and do not vote, the respective plan trustee or administrator will vote the shares in accordance with the terms of the respective plans. The deadline for returning your voting instructions is March 3, 2004.

Voting Electronically or by Telephone

      Stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Independence’s stock records in your name or in the name of a broker, bank or other nominee who holds your shares. If you hold your shares through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your shares to see which options are available.

      In addition to submitting the enclosed proxy by mail, Independence stockholders of record may submit their proxies:

•	via the Internet by visiting a website established for that purpose at www.voteproxy.com and following the instructions; or

•	by telephone by calling the toll-free number 1-800-PROXIES in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions (there is no charge to you for this call).

Solicitation of Proxies

      Independence will pay the cost of the Independence special meeting and Independence will pay the cost of soliciting proxies for the Independence special meeting. In addition to soliciting proxies by mail, Independence may solicit proxies by personal, telephone and other solicitations by directors, officers or employees of Independence and Staten Island. No director, officer or employee of Independence or Staten Island will be specifically compensated for these activities. Independence also intends to request that brokers, banks and other nominees solicit proxies from their principals, and Independence will pay the brokers, banks and other nominees certain expenses they incur for those activities. Independence and Staten Island have retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist both companies in the solicitation of proxies. MacKenzie Partners, Inc.’s solicitation fee is $15,000, plus reimbursement of certain out-of-pocket expenses.

      INDEPENDENCE STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS COMPLETED, INDEPENDENCE STOCKHOLDERS WILL NOT NEED TO EXCHANGE THEIR CURRENT STOCK CERTIFICATES.

THE STATEN ISLAND SPECIAL MEETING

      This section contains information from Staten Island for Staten Island stockholders about the special meeting of stockholders it has called to consider the adoption of the merger agreement.

General

      This joint proxy statement/prospectus is being furnished to holders of Staten Island common stock for use at a special meeting of Staten Island stockholders and any adjournments or postponements of the meeting.

When and Where the Staten Island Special Meeting Will Be Held

      Staten Island’s special meeting will be held on March 8, 2004, at 10:00 a.m., local time, at the Hilton Garden Inn, 1100 South Avenue, Staten Island, New York, subject to any adjournments or postponements.

Matters to Be Considered

      The purpose of the Staten Island special meeting is to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 24, 2003, by and between Independence and Staten Island, pursuant to which Staten Island will be merged with and into Independence.

      Staten Island stockholders must approve this proposal for the merger to occur. If Staten Island stockholders fail to approve this proposal, the merger will not occur.

Record Date

      Staten Island stockholders who hold their shares of record as of the close of business on January 26, 2004 are entitled to notice of and to vote at the Staten Island special meeting. On the record date, there were 60,328,897 shares of Staten Island common stock outstanding and entitled to vote at the Staten Island special meeting, held by approximately 9,053 holders of record.

Vote Required and Voting Rights

      The affirmative vote of holders of a majority of the shares of Staten Island common stock outstanding on the record date is required to adopt the merger agreement. Each share of Staten Island common stock is entitled to cast one vote on all matters properly submitted to the Staten Island stockholders.

      The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Staten Island common stock outstanding on the record date is necessary to constitute a quorum at the Staten Island special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. There must be a quorum in order for the vote on the proposal to occur.

      Because the affirmative vote of the holders of a majority of the outstanding shares of Staten Island common stock entitled to vote at the Staten Island special meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the adoption of the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the adoption of the merger agreement. Accordingly, if you are a Staten Island stockholder, the Staten Island board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, or to vote by telephone or the Internet or to vote by following the instructions of your broker with respect to shares you hold in street name.

      When considering the Staten Island board of directors’ recommendation that you vote in favor of the adoption of the merger agreement, you should be aware that some executive officers and directors of Staten Island may have interests in the merger that may be different from, or in addition to, the interests of stockholders of Staten Island. See “THE MERGER — Interests of Staten Island’s Directors and Officers in the Merger” beginning on page 40.

      As of the record date, directors and executive officers of Staten Island and their affiliates beneficially owned 4,262,554 shares of Staten Island common stock, or approximately 7.1% of the outstanding shares of Staten Island common stock entitled to vote at the Staten Island special meeting. At that date, no directors or executive officers of Independence or their affiliates beneficially owned or had the right to vote any shares of Staten Island common stock entitled to be voted at the Staten Island special meeting. To Staten Island’s knowledge, directors and executive officers of Staten Island and their affiliates intend to vote their shares of Staten Island common stock in favor of the merger.

Proxies

      You should complete and return the proxy card accompanying this document, or vote by telephone or the Internet as described below under “— Voting Electronically or by Telephone,” in order to ensure that your vote is counted at the Staten Island special meeting, or at any adjournment or postponement of the Staten Island special meeting, regardless of whether you plan to attend the Staten Island special meeting. You may revoke your proxy at any time before the vote is taken at the Staten Island special meeting. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Staten Island prior to the voting of that proxy;

•	submitting a properly executed proxy of a later date; or

•	voting in person at the Staten Island special meeting; however, simply attending the Staten Island special meeting without voting will not revoke an earlier proxy.

      Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Staten Island Bancorp, Inc.
1535 Richmond Avenue
Staten Island, New York 10314

Attention:	Patricia A. Smith Corporate Secretary

      If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

      The Staten Island board of directors is currently unaware of any other matters that may be presented for action at the Staten Island special meeting. If other matters properly come before the Staten Island special meeting, or at any adjournment or postponement of the Staten Island special meeting, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card unless you withhold authority to do so on the proxy card or voting instruction card. The persons named as proxies may vote for one or more adjournments of the Staten Island special meeting to permit further solicitations in favor of the adoption of the merger agreement. However, no proxy that is voted against the adoption of the merger agreement will be voted in favor of adjourning or postponing the Staten Island special meeting to solicit additional proxies.

How Proxies are Counted

      All shares of Staten Island common stock represented by properly executed proxies received before or at the Staten Island special meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, the proxy will be voted “FOR” the adoption of the merger agreement.

      Staten Island will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining whether there is a quorum, but an abstention will have the effect of a vote against the adoption of the merger.

      Broker non-votes will be counted for purposes of determining whether there is a quorum at the Staten Island special meeting. However, brokers cannot vote the shares that they hold beneficially either for or against the adoption of the merger agreement without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against the adoption of the merger agreement. Brokers also may not vote on any proposal to adjourn the meeting to solicit additional proxies in favor of the adoption of the merger agreement, and broker non-votes will have no effect on any adjournment proposal.

Recommendation of the Board of Directors

      The Staten Island board of directors has determined that the merger and the merger agreement are fair to and in the best interests of Staten Island and its stockholders and that it is advisable and in the best interests of Staten Island and its stockholders to enter into the merger agreement. The Staten Island board of directors recommends that Staten Island’s stockholders vote “FOR” the adoption of the merger agreement.

      See “THE MERGER — Staten Island’s Reasons for the Merger; Recommendation of Staten Island’s Board of Directors” beginning on page 38 for a more detailed discussion of the Staten Island board of directors’ recommendation.

Attending the Meeting

      If you hold your shares of Staten Island common stock in street name and you want to vote these shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Participants in Staten Island’s Benefit Plans

      If you are a participant in the Staten Island Bancorp, Inc. Employee Stock Ownership Plan, the SI Bank & Trust 401(k) Plan or the Staten Island Bancorp, Inc. 1998 Recognition and Retention Plan, you will have received with this document voting instruction forms that reflect all shares you may vote under these plans. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Staten Island common stock allocated to his or her plan account. If you own shares through any of these plans and do not vote, the respective plan trustees or administrators will vote the shares in accordance with the terms of the respective plans. The deadline for returning your voting instructions is March 3, 2004.

Voting Electronically or by Telephone

      Stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Staten Island’s stock records in your name or in the name of a broker, bank or other nominee who holds your shares. If you hold your shares through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your shares to see which options are available.

      In addition to submitting the enclosed proxy by mail, Staten Island stockholders of record may submit their proxies:

•	via the Internet by visiting a website established for that purpose at www.proxyvotenow.com/sib and following the instructions; or

•	by telephone by calling the toll-free number 1-866-358-4699 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions (there is no charge to you for this call).

Solicitation of Proxies

      Staten Island will pay the cost of the Staten Island special meeting and Staten Island will pay the cost of soliciting proxies for the Staten Island special meeting. In addition to soliciting proxies by mail, Staten Island may solicit proxies by personal, telephone and other solicitations by directors, officers or employees of Independence and Staten Island. No director, officer or employee of Independence or Staten Island will be specifically compensated for these activities. Staten Island also intends to request that brokers, banks and other nominees solicit proxies from their principals, and Staten Island will pay the brokers, banks and other nominees certain expenses they incur for those activities. Staten Island and Independence have retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist both companies in the solicitation of proxies. MacKenzie Partners, Inc.’s solicitation fee is $15,000, plus reimbursement of certain out-of-pocket expenses.

      STATEN ISLAND STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WITH THE PROXY CARDS. YOU WILL RECEIVE SEPARATE WRITTEN INSTRUCTIONS ON HOW TO EXCHANGE YOUR STATEN ISLAND STOCK CERTIFICATES FOR THE MERGER CONSIDERATION IF THE MERGER AGREEMENT IS ADOPTED.

INFORMATION ABOUT THE COMPANIES

Independence Community Bank Corp.

195 Montague Street
Brooklyn, New York 11201
(718) 722-5300

      Independence is a Delaware corporation and the parent savings and loan holding company of Independence Community Bank, which is a full-service, community-oriented financial institution headquartered in Brooklyn, New York. Independence Community Bank’s principal business is gathering deposits from customers within its market area and investing those deposits along with borrowed funds primarily in multi-family residential mortgage loans, commercial real estate and business loans, lines of credit to mortgage bankers, single-family residential loans, consumer loans, mortgage-related securities, investment securities and interest-bearing bank balances. Independence Community Bank also makes available other financial instruments, such as annuity products and mutual funds, through arrangements with a third party.

      Independence is a community-oriented financial institution providing financial services and loans for housing and commercial businesses within its market area. Independence has sought to set itself apart from its many competitors by tailoring its products and services to meet the diverse needs of its customers, by emphasizing customer service and convenience and by being actively involved in community affairs in the neighborhoods and communities it serves. As of January 20, 2004, Independence Community Bank operated 84 banking offices located in the greater New York Metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester counties of New York and the northern New Jersey counties of Essex, Union, Bergen, Hudson and Middlesex. Independence Community Bank currently expects to expand its branch network through the opening of approximately ten branch offices during the next twelve to eighteen months. During the year ended December 31, 2003, Independence Community Bank opened ten new branch offices: six in Manhattan, two in Queens and two in northern New Jersey. Independence Community Bank opened one additional branch in January 2004. During July 2003, Independence announced the expansion of its commercial real estate lending activities to the Baltimore-Washington and Boca Raton, Florida markets. Independence expects the loans to be generated in these areas to be referred primarily by Meridian Capital Group LLC, a New York mortgage brokerage firm in which Independence has a 35% minority investment, which already has an established presence in these market areas.

      Independence Community Bank’s deposits are insured by the Bank Insurance Fund and the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law. Independence Community Bank is subject to examination and regulation by the FDIC, which is Independence Community Bank’s primary federal regulator, and the New York State Banking Department, which is Independence Community Bank’s chartering authority and its primary state regulator. Independence Community Bank also is subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System and is a member of the Federal Home Loan Bank (“FHLB”) of New York, which is one of the 12 regional banks comprising the FHLB system. Independence is subject to the examination and regulation of the Office of Thrift Supervision as a registered savings and loan holding company.

      For more information on Independence, see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 100.

Staten Island Bancorp, Inc.

1535 Richmond Avenue
Staten Island, New York 10314
(718) 447-8880

      Staten Island Bancorp, Inc., a Delaware corporation, is the holding company for SI Bank & Trust, a full service federally chartered savings bank that operates 17 full service branches on Staten Island, three full service branches in Brooklyn, and a total of 15 full service branches in Ocean County, Monmouth County, Union County and Middlesex County, New Jersey. SI Bank & Trust also maintains a lending center and a Trust Department on Staten Island, a sales and marketing office for the Trust Department in East Brunswick, New Jersey along with commercial lending offices in Bay Ridge, Brooklyn and Howell, New Jersey.

      Historically, Staten Island has managed its operations to focus on two strategic goals: fulfilling its role as a banking institution for both individuals and businesses located in the communities in which it maintains banking offices and as a national provider of single-family mortgage loan products. Accordingly, Staten Island historically had been managed through two segments: community banking and mortgage banking.

      In connection with the execution of the merger agreement with Independence, Staten Island has entered into an asset purchase agreement to sell certain assets of SIB Mortgage to Lehman Brothers Bancorp. For further information about that agreement, see “DISPOSITION OF MORTGAGE COMPANY OPERATIONS” beginning on page 79.

      SI Bank & Trust’s deposits are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law. SI Bank & Trust is subject to examination and regulation by the Office of Thrift Supervision, which is SI Bank & Trust’s chartering authority and primary regulator. SI Bank & Trust is also regulated by the FDIC, the administrator of the Bank Insurance Fund. SI Bank & Trust is also subject to reserve requirements established by the Board of Governors of the Federal Reserve System and is a member of the FHLB of New York.

      For more information on Staten Island, see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 100.

THE MERGER

      The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement. We urge you to read and review the merger agreement as well as the discussion in this document.

Background of the Merger

      As Independence has publicly stated in the past, since becoming a public company in 1998, the management of Independence and its board of directors have routinely evaluated opportunities to expand through mergers and acquisitions as an efficient means to supplement its internal growth strategies. In particular, while continuing to build its urban operations, Independence has explored alternatives for acquiring financial institutions operating in the suburbs of New York City as a cost efficient way to build its overall franchise. As part of this evaluation, Independence’s management periodically has had informal discussions with various third parties about possible strategic acquisitions and other forms of business combination transactions.

      The Independence and Staten Island management teams have been familiar with each other for many years as a result of their companies operating in the same geographic area and their participation in various industry-related professional organizations and community service initiatives. Representatives of Independence and Staten Island have held informal discussions regarding the possible benefits of a business combination or other strategic transaction at various times in the past several years. Alan H. Fishman, President and Chief Executive Officer of Independence, and Harry P. Doherty, Chairman and Chief Executive Officer of Staten Island, have been involved in some of these informal discussions, and throughout the past year, Messrs. Fishman and Doherty have held multiple conversations at various industry conferences about the merits of a combination of the two institutions. None of these discussions progressed beyond a preliminary stage or addressed any specific price or other potential transaction terms. In each case, Messrs. Fishman and Doherty mutually agreed that the timing was not then right for continued discussions.

      From time to time over the past several years, the Staten Island board of directors has periodically discussed and reviewed Staten Island’s business, performance and prospects and has considered various strategic alternatives. The strategic alternatives considered by the Staten Island board of directors have included continuing its on-going operations as an independent institution, selling, spinning-off or down-sizing its mortgage banking subsidiary, SIB Mortgage, acquiring other depository institutions or branch offices and entering into a merger or acquisition transaction with a similarly sized or larger institution. The Staten Island board of directors has also periodically reviewed the competitive environment in the bank’s market area and merger and consolidation activity in the financial services industry in general and in the New York City metropolitan area in particular.

      In recent periods, the Staten Island board of directors had discussed the volatility of the earnings stream of SIB Mortgage, and the impact of the company’s mortgage banking operations on Staten Island’s stock price and results of operations. In its efforts to assess the strategic alternatives available to it, Staten Island determined in early April 2003 to contact selected mortgage banking firms and financial institutions to solicit indications as to their level of interest in acquiring SIB Mortgage. Staten Island engaged Keefe Bruyette and Milestone Advisors, LLC to assist it in this process. Keefe Bruyette and Milestone Advisors identified and contacted numerous potential acquirors of the mortgage company on behalf of Staten Island. Confidentiality agreements were executed by several companies and marketing materials regarding the mortgage company were provided to these companies. Although several companies informally expressed an interest in SIB Mortgage, no party provided Staten Island with an acceptable indication of interest. Independence was not one of the companies contacted by Keefe Bruyette and Milestone Advisors at this stage.

      In late May 2003, Mr. Doherty met with the Chairman of another New York based financial institution (“Company B”). The Chairman of Company B indicated that Company B was interested in exploring an acquisition transaction with Staten Island and that Company B had acquired approximately

4.9% of Staten Island’s outstanding common stock. Mr. Doherty reported this initial contact to the Staten Island board of directors. While the Staten Island board of directors made no determination to change Staten Island’s strategic direction, it authorized Mr. Doherty to engage in further discussions with Company B in order to better assess its level of interest. Although discussions progressed, and in June 2003 Company B conducted on-site due diligence of Staten Island, by late July, Company B indicated reservations in acquiring Staten Island if SIB Mortgage continued to be a subsidiary of Staten Island. In early August, discussions between Staten Island and Company B ended.

      During September 2003, Staten Island continued its efforts to solicit interest in SIB Mortgage from potential acquirors. In addition, during September 2003 senior management at Staten Island gathered offsite to, among other things, review year-to-date operations and discuss the company’s budget and operating forecasts for future periods. In late September, the chairman of Company B contacted Mr. Doherty and expressed an interest in resuming their discussions regarding a business combination transaction. In addition, a second financial institution called Mr. Doherty to express interest in exploring a possible transaction with Staten Island. Also during this time, Mr. Fishman called Mr. Doherty to express his interest in meeting in order to discuss a possible combination of Independence and Staten Island. Mr. Doherty advised the Staten Island board of directors of these developments at its meeting on September 30, 2003. The Staten Island board of directors discussed the various strategic alternatives available and determined to commence an informal process whereby Keefe Bruyette would begin contacting selected institutions that were considered likely to have some interest in entering into a business combination transaction with Staten Island. In an effort to make the best assessment of its strategic options possible, the Staten Island board of directors decided to solicit indications of interest for the whole company while, at the same time, it continued its marketing efforts of SIB Mortgage. At that point, no determination had been made by the Staten Island board of directors whether to remain independent, undertake a merger or acquisition transaction involving Staten Island or sell or spin off SIB Mortgage.

      In early October 2003, Keefe Bruyette contacted 11 institutions on Staten Island’s behalf, including Independence, Company B and the other financial institution that had contacted Staten Island in September, to inquire whether they were interested in discussing a possible business combination transaction with Staten Island. On October 3, 2003, Independence and Staten Island entered into a customary confidentiality agreement and Independence began conducting a limited diligence review of Staten Island’s operations. At or about this same time, Staten Island entered into similar confidentiality agreements with five other parties (Company B had executed a confidentiality agreement in July 2003), and Staten Island provided Independence and these other parties with descriptive materials regarding Staten Island.

      Over the ensuing weeks, Independence and representatives of Lehman Brothers and Merrill Lynch, its financial advisors in connection with the merger, and Simpson Thacher & Bartlett LLP, its legal counsel, continued to conduct limited due diligence and further evaluate the strategic rationale for acquiring Staten Island and the possible terms of an acquisition. On October 24, 2003, the board of directors of Independence held a regular meeting during which the Independence management team discussed with the board the possibility of submitting a non-binding indication of interest to Staten Island for a possible merger between Independence and Staten Island. The Independence management team also provided the board with an update on the strategic implications and possible benefits and risks of acquiring Staten Island and the results of its due diligence review to date. At the conclusion of this meeting, the Independence board of directors authorized its management team to continue pursuing an acquisition of Staten Island, including the submission to Staten Island of a non-binding indication of interest.

      On November 4, 2003, Independence provided Staten Island with a non-binding indication of interest in pursuing a merger with Staten Island. At or about the same time, three other institutions submitted written preliminary indications of interest to Staten Island, including Company B and the other financial institution that had previously contacted Staten Island in September. The indications of interest submitted by the four companies were in the range of $21 to $24.50 per share. Three of the indications, including the one from Independence, were on an all-stock basis, and the fourth indication of interest consisted of 60% to 80% in stock consideration and 20% to 40% in cash consideration. The company that submitted the stock-and-cash proposal conditioned its proposal on the successful divestiture of SIB Mortgage prior to the merger with Staten Island.

      On November 6, 2003, the Staten Island board of directors met to review and evaluate the indications of interest that had been received. Representatives of Keefe Bruyette, Milestone Advisors and Elias, Matz, Tiernan & Herrick L.L.P., legal counsel to Staten Island, were present at this meeting. Following discussion, the Staten Island board of directors invited Independence and Company B to conduct a further due diligence review of Staten Island. The other two financial institutions that had submitted indications of interest to Staten Island were not invited to continue due diligence at this time, in one case because the price offered to the Staten Island stockholders was significantly lower than the other indications of interest, and in the other case, because the financial institution indicated that the successful disposition of SIB Mortgage was a condition to its proposal. Although Staten Island advised this company (“Company C”) that Staten Island would continue to evaluate possible offers for SIB Mortgage on a stand-alone basis, Staten Island preferred to continue the process with those parties that had expressed an interest in a “whole company” transaction with Staten Island including SIB Mortgage.

      On November 6, 2003, Mr. Doherty informed Mr. Fishman that Independence was one of the institutions with which Staten Island was interested in continuing to have discussions regarding a possible transaction. Following this discussion and during the following weeks, Independence and its legal and financial advisors continued their due diligence review, which included a due diligence review of Staten Island’s mortgage business and on-site due diligence visits and additional meetings with Staten Island’s management. Also during this time period, representatives of Independence, including Frank Baier, Executive Vice President and Chief Financial Officer, and its legal advisors held discussions with Lehman Brothers regarding a possible sale to Lehman Brothers Bancorp of all or a substantial portion of Staten Island’s mortgage banking business in the event that Independence were to sign a definitive agreement for a merger with Staten Island.

      Also during this time, Company B asked another company to conduct on-site due diligence of SIB Mortgage to determine if it would be interested in purchasing a substantial portion of Staten Island’s mortgage banking business in the event that Company B were to sign a definitive agreement for a merger with Staten Island. In the middle of November, Company C contacted Staten Island and indicated that it had come to preliminary terms with a third party that had indicated a willingness to purchase a substantial portion of the mortgage banking business. Company C and its partner company were then invited to conduct on-site due diligence of Staten Island and SIB Mortgage. Accordingly, at this time there were three institutions, each with a partner company investigating SIB Mortgage, conducting due diligence of Staten Island.

      On November 18, 2003, Messrs. Fishman and Baier, on behalf of Independence, and the chief executive officer of each of Company B and Company C, were invited to meet with the executive committee of Staten Island’s board of directors to discuss their institution, outline their view of the attributes of a combination with Staten Island and permit the members of Staten Island’s executive committee to ask questions. The presentation by Messrs. Fishman and Baier highlighted the benefits of a combination between Independence and Staten Island, and provided information on Independence’s prior stock performance. Keefe Bruyette then requested that final indications be delivered by the end of that week. During this period, Staten Island undertook its due diligence review of Independence and Company B.

      Also on November 18, 2003, Independence provided Staten Island with a merger agreement, and over the course of the next several days Independence, Staten Island and the financial and legal advisors of both Independence and Staten Island negotiated the terms of this merger agreement. In addition, at or about the same time, Company B delivered a merger agreement to Staten Island and its legal counsel, and Company C advised Staten Island that it was withdrawing its consideration of a business combination transaction because its partner company was unwilling to acquire a substantial portion of SIB Mortgage.

      On November 21, 2003, the Independence board of directors held a special meeting at which Independence’s management team provided updates on the merger discussions to date and the strategic implications and possible benefits and risks of a merger with Staten Island. Independence’s management team and advisors also reviewed with the board the results of the due diligence review to date and discussed various other matters with the board relating to the structure and terms of the merger and the status of the negotiations regarding the potential sale of part of SIB Mortgage to Lehman Brothers Bancorp. At the conclusion of the meeting, the board authorized its management team to continue negotiating the terms of a definitive merger agreement for possible presentation to the board for its consideration and to continue negotiating with Lehman Brothers Bancorp regarding the potential sale of part of SIB Mortgage.

      The Staten Island board of directors also met on November 21, 2003 in order to consider the status of negotiations with Independence and Company B. During this meeting, the Staten Island board of directors, with the assistance of Keefe Bruyette, reviewed information regarding a possible combination with each of Independence and Company B. The board of directors considered financial and other information with respect to both companies on an individual basis and on a pro forma basis combined with Staten Island. The Staten Island board of directors also discussed the results of management’s due diligence reviews of both companies. Representatives of Elias, Matz, Tiernan & Herrick L.L.P. briefed the Staten Island board of directors on the negotiations of the respective draft merger agreements and related matters. There was also discussion of the status of the arrangements with respect to SIB Mortgage being proposed by Independence and Company B. The Staten Island board of directors authorized that negotiations be continued throughout the weekend with both Independence and Company B with the understanding that the board of directors would reconvene on the evening of November 23, 2003 to consider the final offers.

      Between November 21, 2003 and November 23, 2003, Independence and Staten Island continued negotiating the terms of a definitive merger agreement and continued their due diligence review of each other’s operations. Also during this time, Mr. Fishman and Mr. Baier held conversations with Mr. Doherty and James Coyle, President and Chief Operating Officer of Staten Island, regarding potential employment-related agreements, including an employment agreement between Independence and Mr. Doherty and a non-compete agreement between Independence and Mr. Coyle. Staten Island similarly continued negotiating the terms of a definitive agreement with Company B. In the afternoon of November 23, 2003, the Chairman of Company B advised Keefe Bruyette that, in order for Company B to offer merger consideration in the range of $24 per share, a substantial liquidation of SIB Mortgage would be necessary. Keefe Bruyette advised the Chairman of Company B that its final, non-contingent bid must be provided for consideration by Staten Island’s board of directors. The Chairman of Company B then indicated that Company B would be unable to provide a bid by the Staten Island board meeting on November 23, 2003.

      The Staten Island board of directors met again on the evening of Sunday, November 23, 2003. Representatives of Keefe Bruyette, Milestone Advisors and Elias, Matz, Tiernan & Herrick L.L.P. were present at the meeting. Keefe Bruyette reviewed with the board of directors the developments and discussions since its meeting on the evening of November 21, 2003 including Independence’s plan to sell a substantial portion of SIB Mortgage to Lehman Brothers Bancorp and the inability of Company B to develop a strategy to successfully dispose of SIB Mortgage. The Staten Island board of directors considered these developments and then proceeded to consider the terms of the proposed transaction with Independence, which Independence had submitted earlier in the day. The proposal by Independence represented a value of $23.88 per share of Staten Island common stock, based on the closing price of Independence common stock on November 21, 2003, and, at Staten Island’s request, the final proposal was structured as a transaction permitting stockholders of Staten Island to choose either cash or shares of Independence common stock, subject to adjustment and allocation. Keefe Bruyette reviewed financial and other information regarding Independence, Staten Island and the merger transaction. Keefe Bruyette advised the board that it would be able to provide its opinion that the merger consideration was fair to Staten Island’s stockholders should the board decide to proceed with Independence. Milestone Advisors discussed Independence’s plans to transfer a substantial portion of the assets of SIB Mortgage to Lehman Brothers Bancorp but noted that the disposition was not a condition to completing the merger transaction.

At this meeting, representatives of Elias, Matz, Tiernan & Herrick L.L.P. reviewed the legal terms of the merger agreement with Independence. The Staten Island board of directors decided to proceed with the Independence transaction, subject to finalizing the terms of the merger agreement to address certain limited open issues, including matters relating to the advisory board of Independence following the merger and the effect of the implementation of Lehman Brothers Bancorp’s acquisition of a substantial portion of SIB Mortgage, and to the receipt of Keefe Bruyette’s fairness opinion.

      Following the November 23, 2003 Staten Island board of directors’ meeting, Independence and Staten Island continued to negotiate the terms of the definitive merger agreement and employment-related agreements. Late in the afternoon on November 24, 2003, the Independence board of directors held another special meeting to consider the merger. At this meeting the Independence board discussed with senior management their final conclusions regarding the strategic implications and possible benefits and risks of the merger, and senior management presented to the board the final results of their due diligence review of Staten Island. Representatives of Merrill Lynch and Lehman Brothers then made a presentation on the fairness of the merger with Staten Island to Independence from a financial point of view. Lehman Brothers also presented a description of the proposed transaction for its affiliate to purchase certain assets of SIB Mortgage. After these presentations, each of Merrill Lynch and Lehman Brothers delivered its oral opinion (later confirmed in writing) that, as of the date of the opinion, and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid by Independence to the stockholders of Staten Island in the merger was fair, from a financial point of view, to Independence. Simpson Thacher & Bartlett LLP then described to the board the terms of the merger agreement and other legal considerations and responded to questions from directors. Following deliberations, and after discussion with its financial and legal advisors, the board of directors of Independence unanimously approved the merger agreement and the employment-related agreements and the transactions contemplated by those agreements and resolved to recommend that its stockholders vote to adopt the merger agreement.

      The Staten Island board of directors reconvened on November 24, 2003 and Keefe Bruyette provided its oral opinion (later confirmed in writing) to Staten Island’s board of directors that, as of the date of its opinion and subject to the assumptions, limitations, and qualifications described, the merger consideration from Independence was fair, from a financial point of view, to Staten Island and its stockholders. Representatives of Elias, Matz, Tiernan & Herrick L.L.P. discussed with the board certain legal considerations with respect to the merger agreement with Independence. Following its consideration of these presentations, the Staten Island board of directors unanimously (with two directors abstaining due to certain business relationships between those Staten Island directors and an Independence director) approved the merger agreement.

      Late on November 24, 2003, following the meetings of the Independence and Staten Island boards of directors, Mr. Fishman and Mr. Doherty signed the merger agreement on behalf of Independence and Staten Island. Early the following morning, Independence and Staten Island issued a joint press release announcing the merger.

Independence’s Reasons for the Merger; Recommendation of Independence’s Board of Directors

      After careful consideration, the Independence board of directors determined that it was advisable and in the best interests of Independence and its stockholders for Independence to enter into the merger agreement with Staten Island. Accordingly, Independence’s board recommends that Independence stockholders vote “FOR” the adoption of the merger agreement.

      The Independence board of directors believes that the merger with Staten Island significantly enhances its position in the banking industry in several important respects. In recent years Independence has made significant strides in implementing its community banking business model both through internal growth and strategic acquisitions such as those of Broad National Bancorporation and Statewide Financial Corp. The Independence board believes that the merger with Staten Island is highly complementary to Independence’s strategic goals and consistent with the business model that Independence has been striving to implement over the course of the last several years. In reaching its decision to approve the merger and recommend that the Independence stockholders adopt the merger agreement, the Independence board of directors considered a number of factors, including the material factors outlined below.

      Strategic Considerations. During recent years the thrift industry, as well as the financial services industry generally, has begun to experience considerable consolidation and change. As a result, the current and prospective environment in which Independence operates has become increasingly competitive. The Independence board of directors believes that the acquisition of Staten Island will provide a number of significant strategic opportunities and benefits that will help Independence continue growing as a leading community-oriented financial institution in this competitive environment, including those described below.

•	Complementary Strengths. Independence’s board believes that Independence’s and Staten Island’s business are highly complementary in several respects, including:

•	Independence’s asset generation capabilities and Staten Island’s strong core deposit funding base are expected to provide the combined company with a balance of asset and liability growth. Independence has been able to achieve significant growth in its multi-family lending in recent years, while Staten Island has grown its core deposit funding over the same period. This combination should provide the combined company with the opportunity to balance asset and liability growth and ensure Independence’s asset generation capabilities are well matched with a core deposit supply line.

•	The merger should result in an improved efficiency ratio for the combined company as compared to Independence’s stand-alone efficiency ratio — down to approximately 41% from the 46% currently maintained by Independence. The efficiency ratio improvement would be driven primarily from the cost savings that are expected to result from the merger. Lowering its efficiency ratio has been one of Independence’s goals for some period of time and the merger presents an opportunity to make substantial progress toward achieving that goal.

•	Independence and Staten Island have a compatible loan mix and deposit base. On a pro forma basis, the combined company will have total loans of approximately $9.0 billion, over 60% of which are commercial loans. The combination also is expected to enhance Independence’s efforts to achieve and maintain a low cost deposit base, with the merger resulting in total deposits of approximately $9.0 billion, over 70% of which will be core deposits.

•	The complementary branch networks of Independence and Staten Island will provide the combined company with significantly expanded coverage in Independence’s core New York metropolitan area markets. Because there are relatively few branch overlaps, the merger should result in minimal customer disruption or inconvenience.

•	Expanded Product Offerings and Deeper Market Penetration. Independence’s board believes that the combined company will be able to serve more clients with additional products. The fact that Independence and Staten Island operate principally in similar geographic markets presents a strategic opportunity for Independence to deepen its penetration in the New York metropolitan market by extending the products of both banks to increase market share and better meet the needs of their combined customer base.

•	Expansion of Geographic Presence. The Independence board also concluded that the merger furthers Independence’s strategic goal of expanding its presence within its current geographic region. The merger will double Independence’s branches in New Jersey, adding approximately $2.2 billion in mostly core deposits from the additional New Jersey offices.

•	Revenue Enhancements and Cost Savings.

•	The complimentary nature of the respective customer bases and product offerings should result in the opportunity for revenue enhancements, as products, including cash management and trust products, among others, are cross-marketed and distributed over the combined company’s broader customer bases.

•	Although not the principal reason for the merger, the transaction should nevertheless produce significant cost saving opportunities, particularly as a result of back-office and administration consolidation and savings related to Staten Island’s ESOP and restricted stock plans.

      Expected Accretion to Independence Earnings Per Share. The Independence board took into account management’s projections that the merger will be immediately accretive to Independence’s earnings per share. The merger is expected to result in more than 3% accretion to projected 2004 earnings per share and 8% accretion to projected 2005 earnings per share, exclusive of the benefits of any revenue enhancements or purchase accounting adjustments but taking into account the effect of the disposition of SIB Mortgage.

      Low Risk to Achieve Strategic Benefits. Although integrating the two institutions poses inherent challenges, the Independence board believes that the merger presents a relatively low level of risk given the potential rewards. In particular, the Independence board noted that Staten Island’s savings bank operations were in similar geographic areas and business lines to those of Independence. Although Staten Island’s mortgage banking operations were geographically diversified and presented operating challenges different from those Independence normally faces, the Independence board noted that Lehman Brothers Bancorp, a leading mortgage finance company, planned to acquire a large part of Staten Island’s mortgage company, thereby reducing the necessity for post-closing divestitures and enhancing the combined company’s ability to quickly focus its efforts on integrating and growing its core community banking franchise. The Independence board also concluded that the merger posed a relatively low risk of encountering any regulatory impediments and noted that the Independence executive management team has a long history of executing numerous whole bank and non-bank acquisitions and branch consolidations.

      Other Factors Considered by the Independence Board. In consultation with its executive management team and financial and other advisors, the Independence board also considered several additional factors, including the following:

•	Historical information concerning Independence’s and Staten Island’s respective business, financial performance and condition, operations, management, competitive positions and stock performance, in addition to the financial information and analyses presented by Merrill Lynch and Lehman Brothers to the board of directors, all of which generally informed the board as to the relative values of Independence, Staten Island and the combined company;

•	Discussions by the executive management team as to the results of their due diligence review of Staten Island’s business and operations;

•	The financial presentation of Merrill Lynch and Lehman Brothers and their opinion that, as of November 24, 2003 (the date on which the Independence board of directors adopted the merger agreement), and based on and subject to the assumptions, qualifications and limitations set forth in their respective opinions, the consideration to be paid by Independence to the stockholders of Staten Island in the merger was fair, from a financial point of view, to Independence (see “— Opinion of Independence’s Financial Advisors,” beginning on page 42);

•	The alternatives reasonably available to Independence if it did not pursue the merger with Staten Island, including the possibility of pursuing an acquisition of or merger with another thrift institution or pursuing internal growth opportunities, and the conclusion that the merger with Staten Island would yield greater benefits to Independence and its stockholders;

•	The future ability of the combined company to strengthen its balance sheet and its capital position;

•	The Independence board’s belief that Independence and Staten Island share a common vision of their commitment to their respective stockholders, employees, customers and communities;

•	The board and management arrangements contemplated by the merger, which provide for a 16-person board of the combined company including the addition of 5 Staten Island directors, the formation of an advisory board of Staten Island’s current directors and the retention of key management roles for executive officers of both Independence and Staten Island, arrangements that the Independence board concluded would provide Independence with the ability to maintain continuity of management and of corporate structure, while creating a company with increased management depth;

•	The terms and conditions of the merger agreement, including the fact that the cash portion of the merger consideration is fixed and that the number of shares Independence will be required to issue is also substantially fixed, and that the merger agreement is not subject to termination as a result of any change in the trading prices of either company’s stock between the signing of the merger agreement and closing; and

•	The historical commitment of both institutions to community service in the markets in which they operate, including the activities of each institution’s charitable foundations.

      The Independence board of directors also considered the potential adverse consequences of the merger, including the following:

•	The challenges of combining the operations of the two institutions, and of selling or winding down the portions of Staten Island’s mortgage banking operations not acquired by Lehman Brothers Bancorp;

•	The risk that anticipated revenue enhancements and cost savings will not be achieved;

•	The risk that the sale of Staten Island’s mortgage company assets will not be achieved on a timely basis or will not result in the benefits anticipated by Independence; and

•	The risk that the integration will be more difficult than currently anticipated and the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts.

      The Independence board of directors realizes that there can be no assurance about future results expected or considered in the factors listed above. However, the Independence board concluded that the potential benefits outweighed the potential risks of consummating the merger.

      In addition, in view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Independence board did not find it useful to attempt to quantify, rank or otherwise assign relative weights to the factors listed above. The Independence board of directors conducted a discussion of these factors, including asking questions of its executive management team and financial and legal advisors, and reached a general consensus that the merger was in the best interest of Independence and its stockholders. In considering the factors described above, individual members of the Independence board of directors may have given different weights to different factors. The Independence board relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. See “— Opinion of Independence’s Financial Advisors” beginning on page 42. It should also be noted that this explanation of the reasoning of the Independence board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 20.

Staten Island’s Reasons for the Merger; Recommendation of Staten Island’s Board of Directors

      After careful consideration, the Staten Island board of directors determined that it was advisable and in the best interests of Staten Island and its stockholders for Staten Island to enter into the merger agreement with Independence. Accordingly, Staten Island’s board recommends that Staten Island’s stockholders vote “FOR” the adoption of the merger agreement.

      In the course of reaching its determination to approve the merger agreement, the Staten Island board of directors consulted with legal counsel with respect to its legal duties and the terms of the merger agreement. The Staten Island board of directors also consulted with its financial advisors with respect to the financial aspects of the transaction and fairness of the merger consideration to be received by Staten Island’s stockholders from a financial point of view.

      The following discussion of the information and factors considered by the Staten Island board of directors is not intended to be exhaustive, but does include the material factors considered by the board. In reaching its decision to approve the merger agreement, the Staten Island board of directors considered the following:

•	The financial terms of the transaction, including (a) the implied price (based upon the closing market price of Independence common stock on November 21, 2003, the last full trading day prior to the date of the merger agreement) of $23.88 per share, which represented an 18.9% premium to the closing price of Staten Island’s common stock on that date, and (b) the cash component of the merger consideration and the ability of Staten Island’s stockholders to receive either stock or cash;

•	The current and prospective environment in which Staten Island operates, including national, regional and local economic conditions, the competitive environment for banks, mortgage banking companies and other financial institutions generally, the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking and financial services industries;

•	The proposed method of disposition of a substantial portion of the assets SIB Mortgage and the proposed operating plans for SIB Mortgage upon execution of the merger agreement as structured by Independence and Lehman Brothers Bancorp;

•	The financial presentation of Keefe Bruyette and the opinion of Keefe Bruyette that, as of November 24, 2003 (the date on which the Staten Island board of directors adopted the merger agreement), and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration is fair, from a financial point of view, to the holders of Staten Island common stock (see “— Opinion of Staten Island’s Financial Advisor,” beginning on page 53);

•	The results that could be expected to be obtained by Staten Island if it continued to operate independently, either with the continuation of SIB Mortgage as a subsidiary or assuming a spin-off, downsizing or dissolution of SIB Mortgage, and the likely impact of those actions on the earnings of Staten Island and the trading values of Staten Island common stock, as compared with the value of the merger consideration being offered by Independence;

•	The process conducted by Keefe Bruyette and Milestone Advisors to identify potential acquirors of Staten Island and/or SIB Mortgage and to assist the board of directors in achieving the best available value for Staten Island’s stockholders (see “— Background of the Merger,” beginning on page 31);

•	The potential for operating synergies and cross marketing of products in light of the fact that Staten Island and Independence serve contiguous market areas with similar and complementary customer bases;

•	The other terms of the merger agreement, including the opportunity for Staten Island’s stockholders to receive shares of Independence common stock on a tax-free basis for some, or possibly all, of their shares of Staten Island common stock (subject to the pro ration provisions in the merger agreement);

•	The proposed composition of the board of directors of Independence after the merger and the inclusion of five of Staten Island’s current directors on that board;

•	The effects of the merger on Staten Island’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by Independence to Staten Island’s employees;

•	The detailed financial analyses, pro forma and other information discussed by Keefe Bruyette, with respect to Independence and Staten Island, including the anticipated effects of purchase accounting on the combined company on a prospective basis as well as the board’s knowledge of Staten Island, Independence and their respective businesses; and

•	The likelihood of the merger and related transactions being approved by the appropriate regulatory authorities in a timely fashion.

      In addition, in view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Staten Island board did not find it useful to attempt to quantify, rank or otherwise assign relative weights to the factors listed above. The Staten Island board of directors conducted a discussion of these factors, including asking questions of its executive management team and financial and legal advisors, and reached a general consensus that the merger was in the best interest of Staten Island and its stockholders. In considering the factors described above, individual members of the Staten Island board of directors may have given different weights to different factors. The Staten Island board relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. See “— Opinion of Staten Island’s Financial Advisor” beginning on page 53. It should also be noted that this explanation of the reasoning of Staten Island’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 20.

Interests of Staten Island’s Directors and Officers in the Merger

      Certain members of Staten Island’s and SI Bank & Trust’s management may be deemed to have financial interests in the merger that are in addition to or different from their financial interests as stockholders of Staten Island. The board of directors of Staten Island was aware of these financial interests and considered them, among other matters, in approving the merger agreement.

      Option Plan. Under the Staten Island Amended and Restated 1998 Stock Option Plan, outstanding options become fully vested and exercisable upon a change of control. The merger agreement provides that the merger shall be deemed a change of control within the meaning of any compensation and benefits-related plans. Directors and selected employees of Staten Island, including its officers, hold options under this plan. Assuming the merger is consummated on May 31, 2004, at such time, the estimated aggregate number of shares of Staten Island common stock underlying stock options held by the five most highly compensated executives that will vest upon the merger is 612,791 and 100,096 for the other executives. The exercise prices of the executives’ stock options that will vest upon the merger range from $8.84 to $20.10.

      Recognition and Retention Plan. The Amended and Restated 1998 Recognition and Retention Plan and Trust Agreement (the “Staten Island Recognition Plan”) provides for awards to participants of rights to receive shares of Staten Island common stock, which rights vest over time (in most cases, ratably over five years). All shares of Staten Island common stock subject to awards are deemed vested in the event of a change in control of Staten Island. The merger agreement provides that the merger shall be deemed a change of control within the meaning of any compensation and benefits-related plans. Directors and selected employees of Staten Island, including its officers, participate in the Staten Island Recognition Plan. As of January 26, 2004, Staten Island’s directors and executive officers were already fully vested in all awards granted to them under the Staten Island Recognition Plan with the exception of 10,000 shares awarded to one executive officer which will vest upon completion of the merger.

      Employee Stock Ownership Plan. Staten Island maintains an Employee Stock Ownership Plan (“ESOP”). Upon the closing of the merger, the ESOP will terminate and, after the payment of all outstanding loans under the ESOP, all remaining assets will be allocated to participants. Officers of Staten Island participate in the ESOP on the same basis as all other participants.

      Termination and Release Agreements. Messrs. Doherty and Coyle have entered into termination and release agreements with Independence, Staten Island and SI Bank & Trust. The agreements provide that Messrs. Doherty and Coyle will (i) receive payment of their annual bonus, if any, for 2003 on

December 31, 2003 and (ii) exercise their vested options and sell certain shares of Staten Island common stock acquired upon that exercise, in each case, on or before December 31, 2003. Messrs. Doherty and Coyle did not receive an annual bonus for 2003. The agreements further provide that, in consideration of the termination of their current employment agreements and the obligations of Staten Island and SI Bank & Trust to make payments under those agreements, Messrs. Doherty and Coyle will be entitled to receive, if they are employed as of the closing of the merger, payments in the approximate amounts set forth below:

•	Mr. Doherty: $13.6 million, less an amount to reflect the value of the accelerated vesting of Mr. Doherty’s options (the value of which is to be determined under Section 280G of the Internal Revenue Code and applicable regulations).

•	Mr. Coyle: $9.1 million, less (i) the present value of Mr. Coyle’s entitlement to 36 months of continued life, medical, dental and disability (as discussed below) and (ii) an amount to reflect the value of the accelerated vesting of Mr. Coyle’s options (the value of which is to be determined under Section 280G of the Internal Revenue Code and applicable regulations).

      However, if the amounts above would not be deductible by Staten Island, SI Bank & Trust, or Independence under Section 280G of the Internal Revenue Code, the above payments will be reduced to the least extent necessary so that there is no lost deduction to these entities. Payments will be made as follows: one-third will be paid in 12 equal monthly installments, commencing with the first month following the closing of the merger; and the remainder will be paid in a lump sum on the first anniversary of the closing of the merger.

      Lastly, Mr. Coyle’s agreement provides that, for a period of 36 months following the merger, Independence agrees to provide Mr. Coyle with continued life, medical, dental and disability coverage at the same level he was entitled to receive from Staten Island and SI Bank & Trust prior to the merger, generally at no cost to Mr. Coyle. In lieu of that coverage, Mr. Coyle, at his election, may elect to receive a cash payment equal to the present value of those benefits.

      New Employment Arrangements. Independence and Independence Community Bank have entered into an Employment and Noncompetition Agreement with Mr. Doherty and a Noncompetition Agreement with Mr. Coyle. Those agreements will only be effective if the merger occurs.

Harry P. Doherty’s Employment and Noncompetition Agreement. Under the terms of the Employment and Noncompetition Agreement, Mr. Doherty will serve as Vice Chairman of the board of directors of Independence and Vice Chairman of the board of directors of Independence Community Bank for a three-year term, commencing on the closing of the merger. He is entitled to a minimum base salary of $540,000 per year and bonus payments as determined by the boards of directors of Independence and Independence Community Bank. The agreement provides that, if Mr. Doherty is terminated by Independence or Independence Community Bank without “cause”, or if Mr. Doherty terminates his employment for “good reason”, he will be entitled to a cash severance amount equal to the “Annual Compensation” Mr. Doherty would have received for the remainder of the term of the agreement and benefit continuation, at no cost, for a period ending on the earlier of (i) the end of the term, or (ii) Mr. Doherty’s full time employment by another employer that offers substantially similar benefits. For purposes of this agreement, “Annual Compensation” means the highest level of aggregate base salary and cash bonus paid to Mr. Doherty during the calendar year in which the termination occurs or either of the two calendar years immediately preceding the calendar year in which the termination occurs.

The agreement further provides that, during the 24-month period following the end of Mr. Doherty’s employment with Independence and Independence Community Bank, he will not compete with Independence or Independence Community Bank, solicit employees or solicit customers to transact business with any other entity or refrain from transacting business with Independence or Independence Community Bank. In consideration of this commitment by Mr. Doherty, Independence will pay Mr. Doherty $500,000 per year during the restricted period, payable in monthly installments.

James R. Coyle’s Noncompetition Agreement. This agreement provides that, during the 36-month period following the end of Mr. Coyle’s employment with Independence and Independence Community Bank, he will not compete with Independence or Independence Community Bank, solicit employees or solicit customers to transact business with any other entity or refrain from transacting business with Independence or Independence Community Bank. In consideration of this commitment by Mr. Coyle, Independence will pay Mr. Coyle $400,000 per year during the restricted period, payable in monthly installments.

      Existing Employment Agreements with Other Executives. Employment Agreements between Staten Island and/or SI Bank & Trust and Donald Fleming, Frank Besignano, John Brady, Ira Hoberman, Deborah Pagano and Edward Klingele provide that the executives are entitled to severance payments and continued benefits if the executives terminate their employment for “good reason,” which is defined as a termination by the executives under certain circumstances during the two-year period following a change in control of Staten Island. The merger agreement, however, provides that (i) the merger will be deemed a change in control within the meaning of compensation and benefits-related documents for employees of Staten Island and SI Bank & Trust and (ii) regardless of whether the executives listed above are terminated following the merger, these executives will receive their severance benefits upon completion of the merger, assuming they are still employed by Staten Island or SI Bank & Trust upon completion of the merger. For each executive, the cash severance amount will be equal to two times the executive’s “Average Annual Compensation.” For purposes of these employment agreements, “Average Annual Compensation” means the average annual base salary and bonus paid to the executive by SI Bank & Trust or any subsidiary during the most recent five taxable years (or such shorter period as the executive was employed). These cash severance payments will be in the following approximate amounts: Mr. Besignano, $350,000; Mr. Brady, $462,000; Mr. Fleming, $377,000; Mr. Hoberman, $750,000; Mr. Klingele, $387,000; and Ms. Pagano, $406,000. These amounts will be reduced to the extent that they result in any non-deductible payments to Independence or Independence Community Bank. The executives also will be entitled to continued medical and other benefits for certain periods after the merger is completed. Furthermore, if Mr. Hoberman is terminated, he is entitled to receive a lump sum cash payment of $350,000 for agreeing not to compete for a period of two years following that termination.

Opinions of Independence’s Financial Advisors

      In connection with its consideration of the merger, Independence’s board of directors received separate written opinions from Independence’s financial advisors, Merrill Lynch and Lehman Brothers, as to the fairness, from a financial point of view, to Independence of the consideration to be paid to the stockholders of Staten Island in the merger.

Opinion of Merrill Lynch

      Independence retained Merrill Lynch to act as its financial advisor in connection with the merger. At the meeting of the Independence board of directors on November 24, 2003, Merrill Lynch rendered its oral opinion to the Independence board of directors, subsequently confirmed in writing, that, as of that date, based on and subject to the assumptions, qualifications and limitations set forth in that opinion, the consideration to be paid to the stockholders of Staten Island in the merger was fair, from a financial point of view, to Independence.

      The full text of Merrill Lynch’s opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is included in Appendix C to this document and is incorporated by reference in this document. The summary of Merrill Lynch’s opinion set forth in this document is qualified in its entirety by reference to the full text of that opinion. The holders of Independence common stock are urged to read the opinion in its entirety. Merrill Lynch’s opinion was provided for the use and benefit of Independence’s board of directors and was directed only to the fairness, from a financial point of view, to Independence of the consideration to be paid to the stockholders of Staten Island in the merger. Merrill Lynch’s opinion did not address the merits of the underlying decision by Independence to engage in the merger and the asset purchase agreement with

Lehman Brothers Bancorp referred to under “DISPOSITION OF MORTGAGE COMPANY OPERATIONS,” which we refer to in this section of the document as the “mortgage business transaction”, and does not constitute a recommendation to any stockholder of Independence as to how such stockholder should vote on the merger or any related matter.

      In arriving at its opinion, Merrill Lynch has, among other things:

•	Reviewed certain publicly available business and financial information relating to Independence and Staten Island that Merrill Lynch deemed to be relevant;

•	Reviewed certain information (including (i) financial forecasts of Staten Island prepared by management of Staten Island and (ii) financial forecasts of Staten Island prepared by management of Independence, in each case, giving pro forma effect to the mortgage business transaction) relating to the respective businesses, earnings, assets, liabilities and prospects of Independence and Staten Island furnished to Merrill Lynch by senior management of Independence and Staten Island, respectively, as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the merger and the mortgage business transaction (the “Expected Synergies”) furnished to Merrill Lynch by senior management of Independence;

•	Conducted discussions with members of senior management and representatives of Independence and Staten Island concerning the matters described in the preceding two paragraphs, as well as their respective businesses and prospects before and after giving effect to the merger, the mortgage business transaction and the Expected Synergies;

•	Reviewed the market prices and valuation multiples for shares of Independence common stock and shares of Staten Island common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Reviewed the respective publicly reported financial condition and results of operations of Independence and Staten Island and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	Participated in certain discussions and negotiations among representatives of Independence and Staten Island and their respective financial and legal advisors with respect to the merger;

•	Reviewed the potential pro forma impact of the merger after giving effect to the mortgage business transaction;

•	Reviewed a draft of the merger agreement dated November 24, 2003; and

•	Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying that information or undertake an independent evaluation or appraisal of the assets or liabilities of Independence or Staten Island and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of Independence or Staten Island under any state or federal laws relating to bankruptcy, insolvency, or similar matters. Merrill Lynch is not an expert in the evaluation of allowances for loan losses, and Merrill Lynch neither made an independent evaluation of the adequacy of the allowances for loan losses of Independence or Staten Island, nor did Merrill Lynch review any individual credit files of Independence or Staten Island and was not requested to conduct such a review, and, as a result, Merrill Lynch assumed that the respective allowances for loan losses of Independence and Staten Island are adequate to cover those losses and will be adequate on a pro forma basis for the combined entity. In addition, Merrill Lynch did not assume any obligation to conduct, nor did

Merrill Lynch conduct, any physical inspection of the properties or facilities of Independence or Staten Island. With respect to the financial and operating information, including, without limitation, financial forecasts, valuations of contingencies, projections regarding under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions, allowances for loan losses and the Expected Synergies, furnished to or discussed with Merrill Lynch by senior management of Independence and Staten Island, Merrill Lynch assumed that all such information was reasonably prepared and reflects the best currently available estimates and judgments of the senior management of Independence and Staten Island as to the future financial and operating performance of Independence, Staten Island or the combined entity, as the case may be, after giving effect to the mortgage business transaction and the Expected Synergies. Merrill Lynch also assumed that the merger will qualify as a reorganization for U.S. federal income tax purposes.

      Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as in effect on, and on the information made available to Merrill Lynch as of, the date of the Merrill Lynch opinion. For the purposes of rendering its opinion, Merrill Lynch assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Merrill Lynch and that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, including, in all respects material to Merrill Lynch’s analysis, that the representations and warranties of each party in the merger agreement and in all related documents and instruments that are referred to in the merger agreement are true and correct, that each party to those documents would perform all of the covenants and agreements required to be performed by that party under those documents and that all conditions to the completion of the merger will be satisfied without waiver of those conditions. Merrill Lynch also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Independence, Staten Island, or the combined entity, as the case may be, or on the contemplated benefits of the merger, including the Expected Synergies.

      In addition, Merrill Lynch assumed that the mortgage business transaction with Lehman Brothers Bancorp will be consummated and that there will be no material adverse effect on either Independence or Staten Island resulting from the consummation of the mortgage business transaction.

      The Merrill Lynch opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Independence. In addition, Merrill Lynch does not express any opinion as to the prices at which the shares of Independence common stock will trade following the announcement or completion of the merger. In addition, Merrill Lynch was not requested by Independence to opine as to, and the Merrill Lynch opinion does not in any manner address, any aspect of the mortgage business transaction, including, without limitation, (1) Independence’s underlying business decision to proceed with or effect the mortgage business transaction or (2) the fairness, from a financial point of view, to Independence of the consideration to be received by Staten Island in the mortgage business transaction.

Opinion of Lehman Brothers

      Independence engaged Lehman Brothers to act as its financial advisor and render its opinion with respect to the fairness, from a financial point of view, to Independence of the consideration to be paid by Independence in connection with the merger. On November 24, 2003, Lehman Brothers rendered its opinion to Independence’s Board of Directors that as of that date, and based upon and subject to certain matters stated in that opinion, from a financial point of view, the consideration to be paid by Independence in the merger was fair to Independence.

      The full text of the Lehman Brothers opinion is attached as Appendix B to this document. Stockholders may read that opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in connection with the rendering of that opinion.

      The Lehman Brothers opinion was provided for the information and assistance of the Independence board of directors in connection with its consideration of the merger. The Lehman Brothers opinion is not intended to be and does not constitute a recommendation to any stockholder of Independence as to how that stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinion does not address, Independence’s underlying business decision to proceed with or effect the merger. In addition, Lehman Brothers was not requested to opine as to, and the opinion does not address, any aspect of the mortgage business transaction, including, without limitation, Independence’s underlying business decision to proceed with or effect the mortgage business transaction or the fairness, from a financial point of view, to Independence of the consideration that Independence expects to receive in the mortgage business transaction.

      In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement and the specific terms of the merger;

•	publicly available information concerning Independence that Lehman Brothers believed to be relevant to its analysis, including Independence’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003,

•	publicly available information concerning Staten Island that Lehman Brothers believed to be relevant to its analysis, including Staten Island’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003,

•	financial and operating information with respect to the business, operations and prospects of Staten Island furnished to Lehman Brothers by Independence and Staten Island, including Staten Island management’s financial projections for Staten Island and Independence management’s financial projections for Staten Island, which were based on the financial projections for Staten Island prepared by management of Staten Island and give pro forma effect to the mortgage business transaction,

•	financial and operating information with respect to the business, operations and prospects of Independence furnished to Lehman Brothers by Independence, including Independence management’s financial projections for Independence,

•	earnings estimates for Independence published by First Call,

•	the trading histories of Independence’s and Staten Island’s common stock from November 20, 1998 to November 21, 2003, and a comparison of those trading histories with each other and with those of other companies that Lehman Brothers deemed relevant,

•	a comparison of the historical financial results and present financial condition of Staten Island with those of other companies that Lehman Brothers deemed relevant,

•	a comparison of the historical financial results and present financial condition of Independence with those of other companies that Lehman Brothers deemed relevant,

•	the potential pro forma impact on Independence of the merger (and the mortgage business transaction), including the cost savings and operating synergies which management of Independence expects to result from a combination of the businesses of Independence and Staten Island,

•	the relative financial contributions of Independence and Staten Island to the current and future financial performance of Independence on a pro forma basis,

•	the potential pro forma effect of the merger and the mortgage business transaction on the future financial performance of Independence, including the effect on Independence’s pro forma earnings per share, and

•	a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant.

      In addition, Lehman Brothers had discussions with the managements of Independence and Staten Island concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects and the strategic benefits expected by the managements of Independence and Staten Island to result from a combination of the businesses of Independence and Staten Island and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of that information. Lehman Brothers further relied upon the assurances of management of Independence and Staten Island that they were not aware of any facts or circumstances that would make that information inaccurate or misleading. With respect to the Staten Island management’s financial projections for Staten Island, upon advice of Staten Island, Lehman Brothers assumed that those projections were reasonably prepared on a basis reflecting the best estimates and judgments of Staten Island’s management as to the future performance of Staten Island. With respect to Independence management’s financial projections for Staten Island, upon advice of Independence, Lehman Brothers assumed that those projections were reasonably prepared on a basis reflecting the best estimates and judgments of Independence’s management then available as to the future performance of Staten Island, and, following discussions with management of Independence, Lehman Brothers further assumed that Staten Island will perform substantially in accordance with those projections. Upon advice of Independence, Lehman Brothers assumed that the published estimates of third party research analysts were a reasonable basis upon which to evaluate the future financial performance of Independence and that Independence will perform substantially in accordance with those estimates. Upon advice of Independence, Lehman Brothers also assumed (1) that the cost savings and operating synergies that management of Independence expects from the merger will be realized substantially in accordance with such estimates and (2) the mortgage business transaction will be consummated in accordance with the terms then contemplated. Lehman Brothers also assumed that the merger will qualify as a reorganization for United States federal income tax purposes.

      In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Independence or Staten Island and did not make or obtain any evaluations or appraisals of the assets or liabilities of Independence or Staten Island. In addition, Lehman Brothers is not an expert in the evaluation of loan portfolios or allowances for loan losses and, upon advice of Independence, Lehman Brothers assumed that Staten Island’s then current allowances for loan losses will be in the aggregate adequate to cover all such losses. The Lehman Brothers opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of that opinion.

November 24, 2003 Joint Presentation by Merrill Lynch and Lehman Brothers

      At the November 24, 2003 meeting of the Independence board of directors, Merrill Lynch and Lehman Brothers made a joint presentation of certain financial analyses of the merger.

      The following is a summary of the material valuation, financial and comparative analyses in the presentation that was delivered to the Independence board of directors by Merrill Lynch and Lehman Brothers.

      Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Merrill Lynch and Lehman Brothers, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch and Lehman Brothers.

Calculation of Transaction Value

      Merrill Lynch and Lehman Brothers reviewed the terms of the merger agreement. They noted that the exchange ratio of 0.6232 shares of Independence common stock for 75% of the shares of Staten Island common stock and $23.88 in cash for 25% of the shares of Staten Island common stock had an implied offer value of $23.88 per share of Staten Island common stock based upon the closing price of Independence common stock of $38.32 on Friday, November 21, 2003 (the last trading day preceding the Independence board meeting on Monday, November 24, 2003). Merrill Lynch and Lehman Brothers also noted that the transaction had an implied aggregate value of approximately $1.474 billion as of Friday, November 21, 2003.

Implied Transaction Pricing Multiples and Comparable Acquisition Transactions

      Merrill Lynch and Lehman Brothers calculated the implied offer value to Staten Island of $23.88 per share as of November 21, 2003 as a premium to Staten Island’s closing price per share of common stock on that date, and on October 14, 2003 (the 30th trading day preceding the announcement of the merger) and as a premium to Staten Island’s 52-week high closing price per share of common stock. Merrill Lynch and Lehman Brothers also calculated the implied offer value as a multiple of Staten Island’s estimated earnings for 2004 (based on consensus First Call earnings estimates as of November 21, 2003) of $1.12 per share, as a multiple of 2004 earnings estimates for Staten Island prepared by Independence management of $1.52 per share, and as a multiple of Staten Island’s fully diluted book value and fully diluted tangible book value at September 30, 2003. Merrill Lynch and Lehman Brothers also compared the implied tangible book premium (defined as the implied offer value less Staten Island’s tangible book value at September 30, 2003) to the total deposits of Staten Island at September 30, 2003. First Call is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

      Merrill Lynch and Lehman Brothers also compared the foregoing calculations to similar calculations for all merger transactions in the banking industry that have been announced after January 1, 2000 and that were valued between $400 million and $2 billion. The following transactions were reviewed by Merrill Lynch and Lehman Brothers (in each case, the first named company was the acquiror and the second named company was the acquired company in the transactions): Citigroup Inc./ European American Bank; New York Community Bancorp, Inc./ Roslyn Bancorp, Inc.; Washington Mutual, Inc./ Bank United Corp.; Comerica Incorporated/ Imperial Bancorp; BB&T Corporation/ One Valley Bancorp, Inc.; BB&T Corporation/ F&M National Corporation; M&T Bank Corporation/ Keystone Financial, Inc.; New York Community Bancorp, Inc./ Richmond County Financial Corp.; Banknorth Group, Inc./ American Financial Holdings, Inc.; The PNC Financial Services Group, Inc./ United National Bancorp; Wells Fargo & Company/ Pacific Northwest Bancorp; The New Haven Savings Bank/ Connecticut Bancshares, Inc.; Marshall & Ilsley Corporation/ Mississippi Valley Bancshares, Inc.; BancorpSouth, Inc./ First United Bancshares, Inc.; BB&T Corporation/ Century South Banks, Inc.; BB&T Corporation/ AREA Bancshares Corporation; Cathay General Bancorp/ GBC Bancorp; F.N.B. Corporation/ Promistar Financial Corporation; Mercantile Bankshares Corporation/ F&M Bancorporation, Inc.; The Royal Bank of Scotland Group plc/ Commonwealth Bancorp, Inc.; Sovereign Bancorp, Inc./ First Essex Bancorp, Inc.; Webster Financial Corporation/ Firstfed America Bancorp, Inc.; Wells Fargo & Company/ First Commerce Bancshares, Inc.

      For these selected merger transactions, Merrill Lynch and Lehman Brothers used publicly available financial information, including information obtained from SNL Financial’s online databases to determine: the premiums per share paid by the acquiror compared to the share price of the target company prevailing one day prior to and 30 days prior to the announcement of those transactions; the multiples of the transaction price per share to the mean forward consensus earnings estimates per share at the time of announcement; the multiples of the transaction price per share to both the book value per share and the tangible book value per share using the acquired companies’ most recent financial reports at the time of announcement of the transactions; and the implied tangible book premium to total deposits. The median values of these premiums and multiples were then compared to those calculated for the merger. Merrill Lynch and Lehman Brothers considered these selected merger transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and judgments concerning differences in the selected merger transactions and other factors that could affect the premiums paid in such comparable transactions to which the merger is being compared; mathematical analysis (such as determining the median) is not by itself a meaningful method of using selected merger transaction data. SNL Financial is a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the industries it covers.

      This analysis yielded the following results:

	Premiums and
	Multiples to Staten		Median Comparable
	Island Implied by		Acquisition
	the Merger		Transactions(1)

Implied Transaction Value as a Multiple of:
Fully Diluted Book Value	2.35	x	2.22	x

Fully Diluted Tangible Book Value	2.59	x	2.61	x
2004E “Management” EPS(2)	15.70	x	—

2004E “Street” EPS(3)	21.41	x	16.83	x

Implied Tangible Book Premium to Total Deposits	23.45%		19.29%

Implied Transaction Value as a Premium to:
Closing Price — November 21, 2003	18.93%		24.72%

Closing Price — 30 Days Prior to Announcement	10.82%		25.30%

52-Week High Price	5.20%		—

Source:	SNL Financial and company reports.

(1)	Comparable acquisition transactions include all depository transactions announced since January 1, 2000 with a transaction value greater than $400 million and less than $2 billion. Statistics represent median multiples.

(2)	Based on Independence projected earnings for Staten Island.

(3)	Based on First Call estimates as of November 21, 2003.

Contribution Analysis

      Merrill Lynch and Lehman Brothers also performed a pro forma contribution analysis and analyzed implied exchange ratios of shares of Independence common stock per share of Staten Island common stock based on various financial metrics. Using publicly available financial data for the period ending September 30, 2003, as well as Independence and Staten Island management estimates for 2004 net income and the cost savings and operating synergies that management of Independence expects from the merger, Merrill Lynch and Lehman Brothers calculated relative contribution percentages of Independence and Staten Island to the combined entity, based on total loans, total assets, total deposits, total common stockholders equity, total tangible common stockholders equity, 2004 projected net income and 2004 projected net income with the cost savings and operating synergies which management of Independence expects from the merger. Based on these metrics, Merrill Lynch and Lehman Brothers calculated exchange ratios which would result in a pro forma ownership equal to the contribution percentage (assuming a 100% stock transaction) for each of these metrics.

      This analysis yielded the following results:

				Contribution
						Implied
		Staten	Pro		Staten	Exchange
	Independence	Island(1)	Forma(2)	Independence	Island(1)	Ratio

	($ in millions)
Total Loans(3)	$5,582	$3,467	$9,049	61.7%	38.3%	0.5740	x

Total Assets	8,935	7,554 (4)	16,489	54.2	45.8	0.7814

Deposits	5,184	3,856	9,040	57.3	42.7	0.6874

Common Equity	950	627	1,577	60.2	39.8	0.6103

Tangible Common Equity	764	570	1,334	57.3	42.7	0.6894

Net Income — 2004 Projected	148	86	234	63.2	36.8	0.5381

Net Income — 2004 Projected with Synergies(5)	148	119	267	55.4	44.6	0.7389

Mean				58.5%	41.5%	0.6599	x
Median				57.3	42.7	0.6874	x
Exchange Ratio at $23.88 per Staten Island share						0.6232	x

(1)	Includes results from SI Bank & Trust only and not SIB Mortgage Corp.

(2)	Excludes certain purchase accounting adjustments.

(3)	Represents gross loans only and excludes loans held for sale.

(4)	Assumes that Staten Island’s loans held for sale are sold and the proceeds are invested in securities.

(5)	Assumes that all of the cost savings and operating synergies which management of Independence expects from the merger increase Staten Island’s estimated 2004 net income and that Staten Island’s deposits are repriced by 0.5%, net of deposit losses of 5% (does not assume any revenue enhancements).

Comparable Companies Analysis

      Merrill Lynch and Lehman Brothers analyzed the public market statistics of certain comparable companies and examined various trading statistics and information. As part of this comparable companies analysis, Merrill Lynch and Lehman Brothers examined public market data, including stock price performance for the 1-year, 3-year and 5-year periods that ended on November 21, 2003, and market multiples including: the multiple of market price per share to book value; the multiple of market price per share to tangible book value; the multiple of market price per share to median estimated 2004 earnings per share; the implied tangible book premium to total deposits and the implied tangible book premium to core deposits (defined as total deposits excluding certificates of deposits). In addition, Merrill Lynch and Lehman Brothers also compared certain balance sheet ratios of Independence and Staten Island at September 30, 2003 and certain profitability ratios of Independence and Staten Island for the quarter ended September 30, 2003, to the medians of such ratios for the comparable companies. The estimated 2004 earnings per share were obtained from First Call and the remaining information was obtained from publicly available financial information at or for the quarter ended September 30, 2003 and SNL Financial’s online database. The stock price data used for this analysis was the closing price for the selected companies on November 21, 2003.

      In choosing comparable companies to analyze, Merrill Lynch and Lehman Brothers selected New York thrifts and regional banks with a market capitalization of between $1 billion and $7 billion. The New York thrifts included: New York Community Bancorp, Inc.; Sovereign Bancorp, Inc.; GreenPoint Financial Corp.; Astoria Financial Corporation; and Dime Community Bancshares, Inc. The regional banks included: Charter One Financial, Inc.; North Fork Bancorporation, Inc.; Banknorth Group, Inc.; Valley National Bancorp, Fulton Financial Corporation; and Hudson United Bancorp.

      Merrill Lynch and Lehman Brothers selected these companies because their businesses and operating profiles are reasonably similar to those of Independence and Staten Island. No comparable company identified above is identical to Independence or Staten Island. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies; mathematical analysis (such as determining the median) is not by itself a meaningful method of using selected company data.

      This analysis yielded the following results:

	Independence		Staten Island		Bank Peers		Thrift Peers

Stock Price Performance
1-Year Stock Price Appreciation	53%		(2)%		17%		43%

3-Year Stock Price Appreciation	171		108		71		159

5-Year Stock Price Appreciation	164		90		51		84
Trading Multiples
Price/Book Value	2.19	x	1.88x		2.99	x	2.11	x

Price/Tangible Book Value	2.72		2.06		4.16		3.31

Price/2004E GAAP EPS	13.6		18.0	(1)	13.8		13.0

Deposit Premium	25.4%		15.7%		21.6%		22.8%

Core Deposit Premium (excl. CDs)	35.1		23.2		32.1		37.1
Balance Sheet and Credit Quality Ratios
Tangible Common Equity/ Tangible Assets	8.74%		7.63%		5.74%		5.90%

Loans/Deposits	107.7		89.9		85.0		108.4

Non-Performing Assets/Assets	0.51		0.39		0.24		0.15

Reserves/Non-Performing Loans	173.2		93.0		334.0		195.8

Reserves/Loans	1.43		0.69		1.36		0.71

1-4 Family Loans/Loans	6.0		76.0		23.0		17.0

Profitability Ratios
Return on Assets	1.49%		0.77	%(2)	1.50%		1.81%

Return on Equity	14.4		9.8	(2)	22.4		22.1

Net Interest Margin	3.29		2.95		3.70		3.32

Efficiency Ratio	46.5		45.5	(2)	45.9		43.6

Fee Income(3)/Total Revenue	30.2		19.4	(2)	26.9		25.6

Securities/Assets	27.0		15.3		29.6		28.1

(1)	Based on First Call 2004E GAAP EPS estimate for all of Staten Island. The P/E, based on Independence management’s estimate for Staten Island’s 2004E earnings excluding the mortgage company, was 13.1x.

(2)	Based on Staten Island’s community bank segment only.

(3)	Excludes gain/(loss) on sale of loans, securities and derivative transactions.

Discounted Dividend Analysis of Staten Island

      Merrill Lynch and Lehman Brothers performed a discounted dividend analysis to estimate a range of the present values per share of Staten Island common stock, assuming Independence management’s earnings estimates for Staten Island to 2009. For 2004, earnings were estimated to be $86.4 million and were estimated to increase annually at 8%. The cash flows were modeled assuming that Staten Island continues to operate as an independent subsidiary of Independence, that the cost savings and operating synergies which management of Independence expects from the merger are realized and that management’s estimates of one-time costs resulting from the merger and the effects of the mortgage business transaction are accurate. The valuation range was determined by adding (i) the present value of Staten Island’s dividendable earnings, net of earnings necessary to maintain Staten Island’s tangible common equity to tangible assets ratio of 6.5% (a customary tangible common equity to tangible assets ratio for well-capitalized banking institutions), from January 1, 2004 through December 31, 2008 and (ii) the present value of the “terminal value” of Staten Island common stock. In calculating the terminal value of Staten Island common stock, Merrill Lynch and Lehman Brothers applied multiples ranging from 11.0x to 13.0x to 2009 forecasted cash earnings. The dividend stream and the terminal value were then discounted back to January 1, 2004 using discount rates ranging from 10.0% to 12.0%, which rates Merrill Lynch and Lehman Brothers viewed as the appropriate range for a company with Staten Island’s risk characteristics.

      Based on the above assumptions, Merrill Lynch and Lehman Brothers determined that the present value of the Staten Island common stock ranged from $22.75 to $27.82.

Discounted Dividend Analysis of Independence

      Merrill Lynch and Lehman Brothers also performed a discounted dividend analysis to estimate a range of the present values of after-tax cash flows that Independence could provide to equity holders through 2008 on a stand-alone basis, excluding the effects related to the merger and the mortgage business transaction. In performing this analysis, Merrill Lynch and Lehman Brothers used Independence management’s estimate of $2.81 earnings per share for 2004 and grew the estimated 2004 net income at management’s estimate of 8% per annum. The range of values was determined by adding (i) the present value of Independence’s dividendable earnings, net of earnings necessary to maintain Independence’s tangible common equity to tangible assets ratio of 6.5% (a customary tangible common equity to tangible assets ratio for well-capitalized banking institutions), from January 1, 2004 through December 31, 2008 and (ii) the present value of the “terminal value” of Independence common stock. In calculating the terminal value of Independence common stock, Merrill Lynch and Lehman Brothers applied multiples ranging from 11.0x to 13.0x to 2009 forecasted cash earnings. The dividend stream and the terminal value were then discounted back to January 1, 2004 using discount rates ranging from 10.0% to 12.0%, which rates Merrill Lynch and Lehman Brothers viewed as appropriate for a company with Independence’s risk characteristics.

      Based on the above assumptions, Merrill Lynch and Lehman Brothers determined that the present value of Independence common stock ranged from $33.71 to $40.19.

Merger Consequences Analysis

      Merrill Lynch and Lehman Brothers performed an illustrative pro forma analysis of the financial impact of the merger on Independence, using Independence management’s earnings estimates for Staten Island and Independence for 2004. Net income growth rates after 2004 were assumed to be 8% for Independence and Staten Island, based on Independence management estimates.

      In calculating the impact of the merger (and the mortgage business transaction) on the pro forma income statement and balance sheet of the combined entity, the following assumptions were made: the consideration paid to the Staten Island stockholders in the merger would be equal to 75% stock and 25% cash, Independence would not repurchase any shares of its common stock between signing and closing, deposit intangibles of 3% of core deposits amortized on a straight-line basis over 7 years, a 36.5% tax rate and a 4.25% cost of cash and a transaction closing date of June 30, 2004. Based on these assumptions, taking into account the effect of the mortgage business transaction, certain after-tax projected expense savings, but not potential after-tax mark-to-market purchase accounting adjustments, the merger would be accretive to Independence earnings per share by 3.3% in 2004 and 8.4% in 2005.

      Using projected balance sheet data at June 30, 2004, based on Independence management’s estimates, and taking into account the effect of the mortgage business transaction, certain after-tax restructuring charges and other purchase accounting adjustments (excluding potential after-tax mark-to-market purchase accounting adjustments), the merger would be accretive to Independence’s book value per share by approximately 35.8% and would be dilutive to Independence’s tangible book value per share by approximately (23.6)% at closing.

General

      In connection with the review of the merger by the Independence board of directors, Merrill Lynch and Lehman Brothers performed a variety of financial and comparable analyses for purposes of rendering their respective opinions. The above summary of these analyses does not purport to be a complete description of the analyses performed by Merrill Lynch and Lehman Brothers in arriving at their opinions. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at their respective opinions, Merrill Lynch and Lehman Brothers considered the results of all of their analyses as a whole and did not attribute any particular weight to any analysis or factor considered by them. Furthermore, Merrill Lynch and Lehman Brothers believe that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of their analyses, without considering all of them, would create an incomplete view of the process underlying their analyses and opinions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Merrill Lynch or Lehman Brothers with respect to the actual value of Independence, Staten Island or the combined entity.

      In performing their analyses, Merrill Lynch and Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Merrill Lynch, Lehman Brothers, Independence or Staten Island. Any estimates contained in the analyses of Merrill Lynch and Lehman Brothers are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by those estimates. The analyses performed were prepared solely as part of the analyses of Merrill Lynch and Lehman Brothers of the fairness of the consideration to be paid to the stockholders of Staten Island in the merger, from a financial point of view, to Independence and were prepared in connection with the delivery by Merrill Lynch and Lehman Brothers of their respective opinions to the Independence board of directors. The analyses do not purport to be appraisals or to reflect the prices at which the shares of Independence common stock will trade following the announcement or completion of the merger.

      The consideration to be paid to the stockholders of Staten Island in the merger and other terms of the merger were determined through arms’-length negotiations between Independence and Staten Island and were approved by the Independence board of directors. Merrill Lynch and Lehman Brothers provided advice to Independence during those negotiations. However, Merrill Lynch and Lehman Brothers did not recommend any specific exchange ratio or other form of consideration to Independence or that any specific exchange ratio or other form of consideration constituted the only appropriate consideration for the merger. The opinions of Merrill Lynch and Lehman Brothers were one of many factors taken into consideration by the Independence board of directors in making its determination to approve the merger. The analyses of Merrill Lynch and Lehman Brothers summarized above should not be viewed as determinative of the opinion of the Independence board of directors with respect to the value of Independence, Staten Island or the combined entity or of whether the Independence board of directors would have been willing to agree to a different exchange ratio or other forms of consideration.

      The Independence board of directors selected Merrill Lynch and Lehman Brothers as its financial advisors because of their reputations as internationally recognized investment banking and advisory firms with substantial experience in transactions similar to the merger and because Merrill Lynch and Lehman Brothers are familiar with Independence and its business. As part of its investment banking and financial advisory business, each of Merrill Lynch and Lehman Brothers is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      Each of Merrill Lynch and Lehman Brothers provides a full range of financial advisory and securities services. In the past, Lehman Brothers and its affiliates have provided financial advisory, investment banking and other financing services for Independence and its affiliates and Staten Island and its affiliates. Lehman Brothers and its affiliates have received fees for the rendering of those services and each of Merrill Lynch, Lehman Brothers and their respective affiliates also may provide services to Independence, Staten Island or the combined entity and their affiliates in the future for which it would expect to receive fees. In the ordinary course of its business, each of Merrill Lynch and Lehman Brothers (or its affiliates) may actively trade the debt and equity securities of Independence or Staten Island or their affiliates for its own accounts or for the accounts of its customers and, accordingly, may at any time hold or short positions in those securities.

      In connection with the rendering of its opinion, Lehman Brothers noted that the mortgage business transaction will be a transaction involving both Independence and an affiliate of Lehman Brothers, that the interests of Lehman Brothers’ affiliate may differ from those of Independence, and that Independence in its engagement letter with Lehman Brothers was advised of this potential conflict of interest and waived any conflict of interest which may result from Lehman Brothers’ role as financial advisor to Independence and Lehman Brothers’ affiliate’s role as purchaser in the mortgage business transaction. Although Independence has advised Lehman Brothers for purposes of its analysis to assume that the mortgage business transaction will be consummated, Lehman Brothers noted that there can be no assurance the mortgage business transaction will be consummated.

      Under the terms of separate engagement letters, dated November 1, 2003, in the case of Merrill Lynch, and November 14, 2003, in the case of Lehman Brothers, Independence engaged each of Merrill Lynch and Lehman Brothers to act as its financial advisor in connection with the merger. Pursuant to its engagement letter with Merrill Lynch, Independence agreed to pay Merrill Lynch (a) a fee of $500,000 upon execution of the merger agreement, (b) a fee of $500,000 upon the mailing of this joint proxy statement/prospectus and (c) a fee of $4,000,000 upon completion of the merger. Pursuant to its engagement letter with Lehman Brothers, Independence agreed to pay Lehman Brothers a fee of $1,000,000 upon the delivery of its opinion and an additional fee of $4,000,000 contingent on the closing of the merger. In addition, Independence agreed to pay Lehman Brothers a fee of $5,000,000 for strategic advisory services related to Staten Island’s mortgage banking operations contingent on the closing of the merger. Under the respective engagement letters, Independence also agreed to reimburse each of Merrill Lynch and Lehman for its reasonable out-of-pocket expenses incurred in connection with the engagement and to indemnify each of Merrill Lynch and Lehman Brothers and their related parties from and against certain liabilities, including liabilities under the federal securities laws.

Opinion of Staten Island’s Financial Advisor

      Staten Island engaged Keefe Bruyette to render financial advisory and investment banking services. Keefe Bruyette agreed to assist Staten Island in analyzing, structuring, negotiating and effecting the merger. Staten Island selected Keefe Bruyette because Keefe Bruyette is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Staten Island and its business. As part of its investment banking business, Keefe Bruyette is continually engaged in the valuation of financial businesses and its securities in connection with mergers and acquisitions.

      On November 24, 2003, the Staten Island board held a meeting to evaluate the merger with Independence. At this meeting, Keefe Bruyette reviewed the financial aspects of the merger and rendered an oral opinion (which was subsequently confirmed in writing) that the consideration to be received by Staten Island stockholders in the merger was fair to those stockholders from a financial point of view. The Staten Island board approved the merger agreement at this meeting. The full text of Keefe Bruyette’s opinion is attached as Appendix D to this document and is incorporated in this document by reference. We urge Staten Island’s stockholders to read the opinion in its entirety for a description of procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Keefe Bruyette. The description of the opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

      KEEFE BRUYETTE’S OPINION SPEAKS ONLY AS OF THE DATE OF THE OPINION. THE OPINION IS DIRECTED TO THE STATEN ISLAND BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO THE STATEN ISLAND STOCKHOLDERS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STATEN ISLAND STOCKHOLDER AS TO HOW THE STOCKHOLDER SHOULD VOTE AT THE STATEN ISLAND SPECIAL MEETING ON THE MERGER.

      In rendering its opinion, Keefe Bruyette:

•	reviewed, among other things,

•	the merger agreement,

•	Annual Reports to stockholders and Annual Reports on Form 10-K of Independence,

•	Quarterly Reports on Form 10-Q of Independence,

•	Annual Reports to stockholders and Annual Reports on Form 10-K of Staten Island, and

•	Quarterly Reports on Form 10-Q of Staten Island;

•	held discussions with members of senior management of Staten Island and Independence regarding

•	past and current business operations,

•	regulatory matters,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for Staten Island and Independence and compared them with those of certain publicly traded companies that Keefe Bruyette deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Keefe Bruyette deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

      In conducting its review and arriving at its opinion, Keefe Bruyette relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Keefe Bruyette or that was discussed with, or reviewed by Keefe Bruyette, or that was publicly available. Keefe Bruyette did not attempt or assume any responsibility to verify that information independently. Keefe Bruyette relied upon the management of Staten Island and Independence as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to Keefe Bruyette. Keefe Bruyette assumed, without independent verification, that the aggregate allowances for loan and lease losses for Independence and Staten Island are adequate to cover those losses.

Keefe Bruyette did not make or obtain any evaluations or appraisals of any assets or liabilities of Independence or Staten Island, or examine or review any individual credit files.

      The projections furnished to Keefe Bruyette and used by it in certain of its analyses were prepared by Staten Island’s senior management team. Staten Island does not publicly disclose internal management projections of the type provided to Keefe Bruyette in connection with its review of the merger. As a result, those projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. For purposes of rendering its opinion, Keefe Bruyette assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by that party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

      Keefe Bruyette further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, that the merger of Staten Island with and into Independence will be tax-free to Staten Island and Independence and also will be tax-free to those Staten Island stockholders who exchange their shares of Staten Island common stock solely for shares of Independence common stock. Keefe Bruyette’s opinion is not an expression of an opinion as to the prices at which shares of Staten Island common stock or shares of Independence common stock will trade following the announcement of the merger or the value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger. In performing its analyses, Keefe Bruyette made numerous assumptions with respect to industry performance, general economic, market and financial conditions and other matters, which are beyond the control of Keefe Bruyette, Staten Island and Independence. Any estimates contained in the analyses performed by Keefe Bruyette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Keefe Bruyette opinion was among several factors taken into consideration by the Staten Island board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Staten Island board with respect to the fairness of the merger consideration.

      The following is a summary of the material analyses presented by Keefe Bruyette to the Staten Island board on November 24, 2003, in connection with its oral fairness opinion, which was subsequently confirmed in writing. The summary is not a complete description of the analyses underlying the Keefe Bruyette opinion or the presentation made by Keefe Bruyette to the Staten Island board, but summarizes the analyses performed and presented in connection with that opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.

Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Keefe Bruyette did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Keefe Bruyette did not address whether any individual analysis did or did not support the overall fairness conclusion. The financial analyses summarized below include information presented in tabular format. Accordingly, Keefe Bruyette believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

      Summary of Proposal

      Staten Island stockholders will receive approximately $368.5 million in cash and 28.9 million shares of Independence common stock (subject to adjustment based on the number of issued and outstanding shares of Staten Island common stock). Based upon Independence’s closing share price on November 21, 2003 of $38.32 and 58.8 million Staten Island common shares outstanding and 6.7 million options outstanding, Keefe Bruyette calculated a $23.88 price per Staten Island share.

      Selected Peer Group Analysis

      Keefe Bruyette compared the financial performance and market performance of Independence and Staten Island to those of a group of comparable thrift holding companies with New York metropolitan thrifts with assets greater than $4.0 billion and nationwide thrifts with assets greater than $10.0 billion.

      Companies included in the peer group were:

•	Washington Mutual, Inc.

•	Golden West Financial Corp.

•	Sovereign Bancorp, Inc.

•	GreenPoint Financial Corp.

•	Astoria Financial Corp.

•	New York Community Bancorp, Inc.

•	Webster Financial Corp.

•	Commercial Federal Corp.

•	Downey Financial Corp.

      To perform this analysis, Keefe Bruyette used the financial information as of and for the quarter ended September 30, 2003. Market price information was as of November 21, 2003, and 2003 and 2004 earnings per share estimates were taken from a nationally recognized earnings per share estimate consolidator for comparable companies.

      Keefe Bruyette’s analysis showed the following concerning Independence’s and Staten Island’s financial performance:

			Peer
			Group
	Independence	Staten Island	Median

Net Interest Margin	3.29%	2.95%	2.96%
Fee Income/Revenue	30.2%	70.5%	29.9%
Efficiency Ratio	46.5%	89.1%	49.2%

      Keefe Bruyette’s analysis showed the following concerning Independence’s and Staten Island’s financial condition:

			Peer
			Group
	Independence	Staten Island	Median

Equity/Assets	10.63%	8.30%	7.55%
Tangible Equity/Assets	8.74%	7.63%	5.51%
Loans HFI/Deposits	107.7%	89.9%	109.8%
Securities/Tangible Assets	27.6%	15.4%	24.7%
Loan Loss Reserves/Loans HFI	1.43%	0.69%	0.89%
NPA/Loans HFI + OREO	0.82%	0.85%	0.65%
Net Charge Offs/Avg. HFI Loans	(0.08)%	0.35%	0.04%

      Keefe Bruyette’s analysis showed the following concerning Independence’s and Staten Island’s market performance:

					Peer
					Group
	Independence		Staten Island		Median

Year-to-Date Price Change	51.0%		(0.3)%		30.8%
Market/Book Value(x)	2.19	x	1.88	x	2.03	x
Market/Tangible Book Value(x)	2.72	x	2.07	x	2.68	x
Price/2003 GAAP EPS(x)	15.0	x	16.7	x	12.7	x
Price/2004 GAAP EPS(x)	13.6	x	17.9	x	11.8	x
Dividend Yield	2.1%		2.8%		1.9%
2003 Dividend Payout	31.4%		46.7%		23.8%

      Financial Impact Analysis

      Keefe Bruyette performed pro forma merger analyses that combined the projected income statements of Independence and Staten Island. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Independence. The analysis assumed the 2004 First Call consensus earnings per share estimate of $2.81 and 8% growth for 2005 for Independence. For Staten Island, the analysis assumed management’s internal estimated 2004 earnings per share and 8% growth for 2005. This analysis indicated that the merger is expected to be accretive to Independence’s estimated earnings per share in 2004 and 2005, and accretive to cash earnings per share in 2004 and 2005. Cash earnings were estimated by adding the anticipated core deposit intangible amortization expense to GAAP earnings. The analysis also indicated that the merger is expected to be accretive to book value per share and dilutive to tangible book value per share for Independence, but that Independence would maintain well capitalized capital ratios and thus had the financial ability to execute the merger. This analysis was based on assumptions provided by Independence with regard to cost savings, merger related charges and the amortization of intangibles. For all of the above analyses, the actual results achieved by Independence following the merger will vary from the projected results, and the variations may be material.

      Contribution Analysis

      Keefe Bruyette analyzed the relative contribution of each of Staten Island and Independence to the pro forma balance sheet and income statement items of the combined entity, including assets, loans, loan loss reserves, intangible assets, deposits, common equity, tangible equity, market capitalization, 2002 net income and estimated 2003 and 2004 net income. Keefe Bruyette compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for Staten Island based on the exchange ratio of 0.6232 (based on the closing price of Independence’s common stock on

November 21, 2003) for 100% of Staten Island’s shares (i.e., assuming there was no cash component to the merger consideration). The results of Keefe Bruyette’s analysis are set forth in the following table.

Category	Independence	Staten Island

2002 Net Income	55%	45%
2003 Estimated Net Income	63%	37%
2004 Estimated Net Income	64%	36%
Total Assets	54%	46%
Gross Loans	62%	38%
Loan Loss Reserve	77%	23%
Intangible Assets	77%	23%
Total Deposits	57%	43%
Common Equity	60%	40%
Tangible Common Equity	57%	43%
Market Capitalization	64%	36%
Pro Forma Ownership based on 100% stock consideration	60%	40%

      Comparable Transaction Analysis

      Keefe Bruyette reviewed certain financial data related to comparably sized acquisitions of thrift holding companies announced after January 1, 2001, with aggregate transaction values greater than $200 million. The transactions included in the group were (survivor/ acquired entity):

•	Webster Financial Corporation/ Firstfed America Bancorp, Inc.

•	Texas Regional Bancshares, Inc./ Southeast Texas Bancshares, Inc.

•	FleetBoston Financial Corporation/ Progress Financial Corporation

•	First Niagara Financial Group, Inc./ Troy Financial Corporation

•	New Haven Savings Bank/ Connecticut Bancshares, Inc.

•	New York Community Bancorp, Inc./ Roslyn Bancorp, Inc.

•	Sovereign Bancorp, Inc./ First Essex Bancorp, Inc.

•	MAF Bancorp, Inc./ St. Francis Capital Corporation

•	Arvest Bank Group, Inc./ Superior Financial Corp.

•	Citizens Financial Group, Inc./ Port Financial Corp.

•	Citizens Financial Group, Inc./ Commonwealth Bancorp, Inc.

•	Banknorth Group, Inc./ American Financial Holdings, Inc.

•	Citizens Financial Group, Inc./ Medford Bancorp Inc.

•	BB&T Corporation/ Regional Financial Corporation

•	Citigroup, Inc./ Golden State Bancorp

•	Washington Mutual, Inc./ Dime Bancorp, Incorporated

•	Banknorth Group, Inc./ Andover Bancorp, Inc.

•	Charter One Financial, Inc./ Alliance Bancorp

      Transaction multiples for the merger were derived from the $23.88 (based on Independence’s closing share price on November 21, 2003) per share price for Staten Island. Forward earnings per share estimates were taken from a nationally recognized earnings per share estimate consolidator for comparable companies. Keefe Bruyette compared these results with announced multiples. The results of the analysis are set forth in the following table.

			Announced
			Comparable
	Independence/		Transactions
	Staten Island		Median

Price/Last Twelve Months EPS(x)	16.1	x	17.7	x
Price/Forward Estimated EPS(x)	21.3	x	16.7	x
Price/Book Value	224%		220%
Price/Tangible Book Value	246%		267%
Core Deposit Premium	28.8%		20.4%
One Day Market Premium	18.9%		12.3%

      No company or transaction used as a comparison in the above analysis is identical to Staten Island, Independence or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies surveyed.

      Discounted Cash Flow Analysis

      Keefe Bruyette estimated the present value of Staten Island’s common stock based on a continued independence scenario by adding (i) the present value of the estimated future dividend stream that Staten Island could generate over the period beginning January 2004 and ending in December 2008, and (ii) the present value of the terminal value of Staten Island common stock. Terminal values for Staten Island were calculated based on a range of terminal multiples applied to estimated 2009 earnings per share. The earnings assumptions that formed the basis of the analysis were based on management’s estimated earnings per share for 2004, and a growth rate of 8.0% was assumed going forward. For a projected dividend stream, Keefe Bruyette assumed a constant dividend payout ratio of 36% per year. A sensitivity table was presented with a range of terminal multiples of 15 times to 17 times (based on a 12.0% discount rate) and a range of earnings per share growth rates from 6.0% to 10.0%. This resulted in a range of values from $19.81 to $26.36. An additional sensitivity table based on this scenario was presented with a range of discount rates from 10.0% to 14.0% (based on a 16 times terminal multiple), and a range of earnings per share growth rates from 6.0% to 10.0%. This resulted in a range of values from $19.28 to $27.21 per share.

      Keefe Bruyette stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Staten Island common stock.

      Other Analysis

      Keefe Bruyette compared the financial and market performance of Staten Island and Independence to a variety of relevant industry peer groups and indices. Keefe Bruyette reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Independence and Staten Island.

      The Staten Island board retained Keefe Bruyette as an independent contractor to act as financial adviser to Staten Island regarding the merger. As part of its investment banking business, Keefe Bruyette is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As a specialist in the securities of banking companies, Keefe Bruyette has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe Bruyette may, from time to time, purchase securities from, and sell securities to, Staten Island and Independence. As a market maker in securities Keefe Bruyette may from time to time have a long or short position in, and buy or sell, debt or equity securities of Staten Island and Independence for Keefe Bruyette’s own account and for the accounts of its customers.

      Staten Island and Keefe Bruyette have entered into an agreement relating to the services to be provided by Keefe Bruyette in connection with the merger. Staten Island agreed to pay Keefe Bruyette a cash fee of $1.7 million concurrent with the execution of a definitive merger agreement, $1.7 million concurrent with the mailing of this document, and, at the time of closing, a cash fee (“Contingent Fee”) equal to $5 million, provided however that any fees paid prior to the Contingent Fee will be credited against the Contingent Fee. Pursuant to the Keefe Bruyette engagement agreement, Staten Island also agreed to reimburse Keefe Bruyette for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe Bruyette and certain related parties against certain liabilities, including liabilities under the federal securities laws.

Regulatory Approvals We Must Obtain for the Merger

      To complete the merger and the merger of SI Bank & Trust with and into Independence Community Bank, referred to as the savings bank merger, we need to obtain approvals from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. These approvals and filings are described below.

      Office of Thrift Supervision. The merger is subject to the approval of the Office of Thrift Supervision under the Home Owners’ Loan Act of 1933 and the related Office of Thrift Supervision regulations. A savings and loan holding company is prohibited under the Home Owners’ Loan Act from acquiring, directly or indirectly, another savings and loan holding company or a savings association without the prior written approval of the Office of Thrift Supervision. Accordingly, Independence has filed an application with the Office of Thrift Supervision for approval of the merger. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the holding company and institution involved, the convenience and needs of the community and competitive factors. Like the FDIC, the Office of Thrift Supervision may not approve any proposed acquisition if it will result in a monopoly or otherwise be anti-competitive. Independence filed the application with the Office of Thrift Supervision in January 2004.

      Under the Community Reinvestment Act, the FDIC and the Office of Thrift Supervision must take into account the record of performance of Independence Community Bank and SI Bank & Trust in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others.

      Federal Deposit Insurance Corporation. The savings bank merger is subject to the prior approval of the FDIC under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC, like the Office of Thrift Supervision, must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served, and the FDIC may not approve the merger if it will result in a monopoly or otherwise be anti-competitive. In addition, as discussed below, a waiting period of up to 30 days must be satisfied prior to completing the savings bank merger after FDIC approval. Independence filed the application with the FDIC in January 2004.

      A period of up to 30 days (which may be reduced to 15 days) must expire following approval by the FDIC within which period the United States Department of Justice may file objections to the merger or the savings bank merger under the federal antitrust laws. While Independence believes that the likelihood of that action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate that proceeding, or that the Attorneys General of the states where Independence and Staten Island banking subsidiaries operate will not challenge the merger, or if a proceeding or challenge is made, as to the result of the proceeding or challenge.

      New York State Banking Law. Under the New York State Banking Law, the savings bank merger is also subject to the prior approval of the Superintendent of Banks of New York State. Independence filed the application with the Superintendent in January 2004. In determining whether to approve the application for the savings bank merger, the Superintendent will consider, among other factors, whether the savings bank merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition. The Superintendent will also consider the public interest and the needs and convenience of the public. Further, it is the policy of the State of New York to ensure the safe and sound conduct of banking organizations and to maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders. These factors will be considered by the Superintendent in connection with Independence’s application.

      Dividend Approval. Under New York State Banking Law, a New York-chartered stock savings bank may declare and pay dividends out of its net profits, unless there is an impairment of capital. However, approval of the Superintendent is required if the total of all dividends declared in a calendar year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years. Additionally, Independence Community Bank, as a subsidiary of a savings and loan holding company, is required to provide the Office of Thrift Supervision with 30 days prior written notice (or application) before declaring any dividend. Pursuant to the terms of the merger agreement, Independence Community Bank will pay a dividend to Independence in an amount sufficient to pay the aggregate cash consideration and related payments. Accordingly, Independence Community Bank filed applications with the Office of Thrift Supervision and the Superintendent for approval of the dividend payment.

      The merger, the savings bank merger, and the dividend payment cannot proceed in the absence of the applicable regulatory approvals described above. There can be no assurance that those regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any of those approvals. There can also be no assurance that any such approvals will not contain a condition or requirement that causes those approvals to fail to satisfy the conditions set forth in the merger agreement as described below under “THE MERGER AGREEMENT — Principal Conditions to Completion of the Merger” beginning on page 75.

      Independence is not aware of any other regulatory approvals that would be required for completion of the merger or the savings bank merger, except as described above. If any other approvals are required, it is presently contemplated that those approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

      The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by Staten Island stockholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Accounting Treatment

      We intend to treat the merger as a purchase by Independence of Staten Island under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Staten Island will be recorded, as of completion of the merger, at their respective fair values and added to those of Independence. Financial statements and reported results of operations of Independence issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Staten Island.

Public Trading Markets

      Independence common stock is currently quoted on the Nasdaq National Market System under the symbol “ICBC.” Staten Island common stock is currently listed on the New York Stock Exchange under the symbol “SIB.” Upon completion of the merger, Staten Island common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934.

The newly issued Independence common stock issuable pursuant to the merger agreement will be included for quotation on the Nasdaq National Market System.

Independence Dividends

      Independence currently pays a quarterly dividend of $0.22 per share, which is expected to continue, although the Independence board of directors may change this dividend policy at any time. During 2003, Staten Island declared cash dividends totaling $0.54 per share, and Independence declared cash dividends totaling $0.68 per share.

      Independence stockholders will be entitled to receive dividends when and if declared by the Independence board of directors out of funds legally available for dividends. The Independence board of directors will periodically consider the payment of dividends, taking into account Independence’s financial condition and level of net income, Independence’s future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.

Staten Island Stockholders’ Appraisal Rights

Summary of Appraisal Rights Procedures

      The following discussion of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Appendix E and is incorporated into this summary by reference.

      Staten Island is organized under Delaware law. Under Delaware law, any holder of Staten Island common stock who does not wish to accept the consideration contemplated by the merger agreement for the holder’s shares of Staten Island common stock has the right to dissent from the merger and seek an appraisal of, and to be paid, in cash, the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, shares of Staten Island common stock, as determined by the Delaware Chancery Court, together with a fair rate of interest, if any. Your entitlement to appraisal rights is subject in all cases to your compliance with the provisions of Section 262 of the Delaware General Corporation Law. Under Section 262, not less than 20 days before Staten Island’s special meeting, Staten Island must notify each of the holders of record of its capital stock as of the record date for the Staten Island special meeting that appraisal rights are available and include in the notice a copy of Section 262. Staten Island intends that this document constitute this notice.

      Making sure that you actually perfect your appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. Your failure to comply with these procedural rules may result in your becoming ineligible to pursue appraisal rights. The following information is intended as only a brief summary of the material provisions of the statutory procedures you must follow in order to perfect your appraisal rights. Please review Section 262 for a complete description of the necessary procedures to be followed.

      If you are a Staten Island common stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law, including the following:

•	You must make a written demand for appraisal: You must deliver a written demand for appraisal to Staten Island before the vote on the merger agreement is taken at the Staten Island special meeting. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

•	You must refrain from voting for adoption of the merger agreement: You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy card and:

•	fail to vote against adoption of the merger agreement; or

•	fail to note that you are abstaining from voting.

        If you do either of these two things, your appraisal rights will terminate even if you previously filed a written demand for appraisal.

•	You must continuously hold your Staten Island shares: You must continuously hold your shares of Staten Island common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of Staten Island common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

Description of Appraisal Rights Procedures

      You should read the paragraphs below for more details on making a demand for appraisal:

A written demand for appraisal of Staten Island common stock is only effective if it is signed by, or for, the stockholder of record who owns those shares at the time the demand is made. The demand must also be signed precisely as the stockholder’s name appears on his or her share certificate. If you are the beneficial owner of Staten Island common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

If you own Staten Island common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

If you own Staten Island common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder’s agent.

If you are a record owner, such as a broker, who holds Staten Island common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners. In that case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of Staten Island common stock that are in your name.

If you are a Staten Island stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to: Staten Island Bancorp, Inc., 1535 Richmond Avenue, Staten Island, New York, 10314 Attention: Donald C. Fleming.

It is important that Staten Island receive all written demands before the vote concerning the merger agreement is taken at the Staten Island special meeting. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of stock owned, and that the stockholder is demanding appraisal of the stockholder’s shares.

If the merger is completed, each holder of Staten Island common stock who has perfected appraisal rights in accordance with Section 262 will be entitled to be paid by Staten Island for the stockholder’s Staten Island common stock the fair value in cash of those shares. The Delaware Court of Chancery will appraise the shares, determining their fair value, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining the fair value, the Chancery Court may take into account all relevant factors and upon its determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of Staten Island common stock who have perfected their appraisal rights. The shares of Staten Island common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the dissenting shares.

If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

      Written Notice: Within ten days after the effective date of the merger, Independence, as the surviving corporation in the merger, must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

      Petition with the Delaware Chancery Court: Within 120 days after the merger, either Independence or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Chancery Court. This petition should request that the Chancery Court determine the value of the shares of stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Chancery Court. Independence has no obligation to file this petition, and if you do not file this petition within 120 days after the effective date of the merger, you will lose your rights of appraisal.

      Request for Appraisal Rights Statement: If you have complied with the conditions of Section 262, you are entitled to receive a statement from Independence. This statement will set forth the number of shares not voted in favor of the merger and that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send a written request to Independence within 120 days after the merger. After the merger, Independence has ten days after receiving a request to mail you the statement.

      Chancery Court Procedures: If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Independence, Independence will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Independence as to the value of their shares. The Registry in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of that petition to the stockholders on the list. At the hearing, the Chancery Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.

      Appraisal of Shares: After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct Independence as the surviving corporation of the merger, to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct Independence to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to Independence.

      The Chancery Court could determine that the fair value of shares of stock is more than, the same as, or less than the merger consideration.

      Costs and Expenses of Appraisal Proceeding: The Chancery Court may determine the costs of the appraisal proceeding and allocate them among the parties as the Chancery Court deems equitable under the circumstances. Upon application by a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of that determination or assessment, each stockholder bears his, her or its own expenses.

      Loss of Stockholder’s Rights: If you demand appraisal rights, after the effective date of the merger you will not be entitled:

•	to vote the shares of stock for which you have demanded appraisal rights for any purpose;

•	to receive payment of dividends or any other distribution with respect to the shares of stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

•	to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

      If you do not file a petition for an appraisal within 120 days after the effective date of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Independence a written withdrawal of your demand, except that:

•	any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of Independence; and

•	an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

      If you fail to comply strictly with the procedures described above you will lose your appraisal rights, in which event you will be entitled to receive the consideration with respect to your dissenting shares in accordance with the merger agreement. Consequently, if you are a holder of Staten Island common stock and wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

THE MERGER AGREEMENT

      The following describes certain material provisions of the merger agreement, including the effects of those provisions. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Appendix A to this document and is incorporated by reference into this document. We urge you to read the entire merger agreement carefully.

Structure

      Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the completion of the merger, Staten Island will merge with and into Independence. Independence will be the surviving corporation and will continue its corporate existence under the laws of the State of Delaware. Immediately thereafter, SI Bank & Trust, a wholly owned subsidiary of Staten Island, will merge with and into Independence Community Bank, a wholly owned subsidiary of Independence. When the merger is completed, the separate corporate existence of Staten Island will terminate. Independence’s certificate of incorporation will be the certificate of incorporation of the combined company, and Independence’s bylaws will be the bylaws of the combined company. See “COMPARISON OF STOCKHOLDERS RIGHTS” beginning on page 86.

      The board of directors of Independence will continue as the board of directors of the combined company, except that at or promptly after the completion of the merger, Independence will take all necessary action to cause the number of directors that will comprise the full board of directors following the effective time to be 16, consisting of 11 members from the current Independence board of directors and five other members of the board of directors of Staten Island, including Staten Island’s current Chairman and Chief Executive Officer. See “— Board of Directors and Advisory Board of Independence Following the Merger” beginning on page 77.

      The merger agreement provides that Independence may change the structure of the merger. However, no such change may reduce the amount or change the form of consideration to be delivered to Staten Island stockholders, adversely affect the anticipated tax consequences to Staten Island stockholders in the merger, or materially impede or delay the completion of the merger.

Conversion of Staten Island Common Stock and Staten Island Stock Options

      Conversion of Staten Island Common Stock. Upon completion of the merger, each outstanding share of Staten Island common stock not held by Independence or Staten Island will be converted into the right to receive, at the election of each Staten Island stockholder (subject to the limitations described below), either:

•	A number of shares of Independence common stock corresponding to an exchange ratio calculated as described below, or

•	An amount in cash, without interest, calculated as described below.

Staten Island stockholders can elect whether they want to receive stock, cash or a combination of stock and cash, but their elections are subject to possible pro-ration because the aggregate amount of cash Independence will pay in the merger is fixed at $368,500,000. The allocation of cash and common stock consideration will be dependent on the elections made by other Staten Island stockholders and may result in a Staten Island stockholder receiving a mixture of stock and cash regardless of that stockholder’s choice. See “— Election of Cash or Stock Consideration” below.

      Fractional Shares. Independence will not issue any fractional shares of Independence common stock in the merger. Instead, a Staten Island stockholder who otherwise would have received a fraction of a share of Independence common stock will receive an amount in cash, without interest, rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of Independence common stock to which each holder would otherwise be entitled by the average of the closing sale prices of Independence common stock on the Nasdaq National Market as reported by The Wall Street Journal for the five trading days immediately preceding the date the merger is completed. There will be no dividends or voting rights with respect to any fractional shares.

      Aggregate Consideration. The aggregate consideration to be paid to Staten Island stockholders in the merger will consist of $368,500,000 in cash and approximately 28,850,000 shares of Independence common stock, subject to adjustment based on the actual number of outstanding shares of Staten Island common stock at the time the merger is completed. Based on the closing price for Independence common stock of $38.32 on November 21, 2003, the merger was structured so that 75% of the total consideration (not including merger consideration relating to stock options previously granted under Staten Island’s stock-based benefit plans) would be paid in Independence shares and the other 25% would be paid in cash. To the extent that the number of shares of Staten Island common stock outstanding changes as a result of, for example, the exercise of stock options, the aggregate number of shares of Independence common stock to be issued will change accordingly, but the aggregate cash consideration to be paid will not change. The outcome of the per share consideration adjustment and the cash/stock election procedure (each of which is discussed below) will not change (i) the aggregate number of shares of Independence common stock to be issued, except in the event that there is a change in the number of Staten Island shares outstanding as noted above, or (ii) the aggregate amount of cash to be paid by Independence.

      Value Per Staten Island Share. The value of the merger consideration per share of Staten Island common stock will be calculated in accordance with the following formula: the sum of (i) $5.97025 and (ii) 0.4674 times the average of the closing prices of Independence common stock for the ten consecutive full trading days ending on the tenth business day before completion of the merger. Based on the $38.32 closing price for Independence common stock on November 21, 2003, the last full trading day prior to the date of the merger agreement, Staten Island stockholders would receive $23.88 per share in cash or 0.6232 share of Independence common stock for each share of Staten Island common stock. The value of the merger consideration and the actual exchange ratio per share of Staten Island common stock at the completion of the merger will vary from the initial values if the average Independence common stock price during the ten trading day measurement period is greater or less than $38.32, which is likely.

      Stock/Cash Effects of Fluctuations in Independence Common Stock Price. Examples of the aggregate consideration and potential effects on the per share merger consideration and the implied exchange ratio based on fluctuations of Independence common stock price are illustrated below, based upon a range of hypothetical average prices for Independence common stock during the measurement period.

			Aggregate		Value of
	Percentage	Aggregate	Value of		Consideration
Independence	Change in	Cash	Stock	Aggregate	per Staten	Aggregate	Implied
Measurement Period Average	Independence	Consideration	Consideration	Consideration	Island	Cash/Stock	Exchange
Stock Price(1)	Stock Price(2)	($MM)	($MM)(3)	($MM)(3)	Share(4)	Percentage	Ratio(5)

$47.90	+25%	$368.5	$1,382	$1,750	$28.36	21.1/78.9%	0.5920	x
45.98	+20	368.5	1,327	1,695	27.46	21.7/78.3	0.5972
44.07	+15	368.5	1,271	1,640	26.57	22.5/77.5	0.6029
42.15	+10	368.5	1,216	1,585	25.67	23.3/76.7	0.6090
40.24	+5	368.5	1,161	1,529	24.78	24.1/75.9	0.6158
38.32	—	368.5	1,106	1,474	23.88	25.0/75.0	0.6232
36.40	-5	368.5	1,050	1,419	22.99	26.0/74.0	0.6314
34.49	-10	368.5	995	1,363	22.09	27.0/73.0	0.6405
32.57	-15	368.5	940	1,308	21.19	28.2/71.8	0.6507
30.66	-20	368.5	884	1,253	20.30	29.4/70.6	0.6621
28.74	-25	368.5	829	1,198	19.40	30.8/69.2	0.6751

(1)	Assumed average closing stock price of Independence common stock during the ten trading day measurement period.

(2)	Percentage difference between assumed average closing stock price of Independence common stock during the ten trading day measurement period (see column 1) and $38.32, which was the closing stock price for Independence common stock on November 21, 2003, the last full trading day prior to the date of the merger agreement.

(3)	Aggregate stock consideration valued using the pre-closing average stock price for Independence common stock assumed during the ten trading day measurement period (see column 1) and assuming that 28,850,000 shares of Independence common stock will be issued in the merger.

(4)	The value of the merger consideration per Staten Island share is calculated as the sum of (i) $5.97025 and (ii) 0.4674 times the assumed average closing stock price of Independence common stock during the ten trading day measurement period (see column 1). See “— Value Per Staten Island Share” above.

(5)	Implied exchange ratio equal to the value of consideration per Staten Island share (see column 6) divided by the assumed average closing stock price of Independence common stock during the ten trading day measurement period (see column 1).

      Conversion of Staten Island Stock Options. Each outstanding option to purchase shares of Staten Island common stock granted under an equity compensation plan, whether vested or unvested, will be converted at the effective time of the merger into a replacement option to purchase shares of Independence common stock on the same terms and conditions under which it was issued. The number of shares of Independence common stock subject to each such replacement stock option will equal the number of the shares of Staten Island common stock subject to each converted stock option multiplied by the exchange ratio, rounded, if necessary, to the nearest whole share. The replacement stock option will have a per share exercise price equal to the per share exercise price specified in the converted stock option divided by the exchange ratio.

      At the closing, each unvested restricted stock award issued under the Staten Island Amended and Restated 1998 Recognition and Retention Plan and Trust Agreement will become fully vested and free of all restrictions.

      Treatment of Independence Common Stock. Each share of Independence common stock and any shares of Independence preferred stock outstanding at the time of the merger will remain outstanding and those shares will remain unaffected by the merger.

Election of Cash or Stock Consideration

      If you are a Staten Island stockholder, you will have the opportunity to elect to receive for each share of Staten Island common stock you hold either (i) the value calculated by the formula set forth under “— Conversion of Staten Island Common Stock and Staten Island Stock Options — Value Per Staten Island Share” in cash, or (ii) a number of shares of Independence common stock equal to the cash value of such amount, calculated based on the average Independence common stock price during the ten trading day measurement period ending on the tenth business day prior to completion of the merger.

      No later than 15 business days prior to the expected date of completion of the merger, we will mail an election form to each Staten Island stockholder of record that you may use to indicate whether you elect to receive your merger consideration in cash, shares of Independence common stock or a combination of both. Your election for cash or stock is potentially subject to pro-ration because the amount of cash Independence will pay in the merger is fixed at $368,500,000, and that amount will in all likelihood either be oversubscribed or undersubscribed. For example:

•	if the product of (i) the value to be paid for each share of Staten Island common stock and (ii) the number of shares of Staten Island common stock for which cash is elected would exceed $368,500,000, the amount of cash consideration to be paid to each Staten Island stockholder electing to receive cash will be reduced on a pro rata basis, and the stockholders will instead receive stock consideration for any shares of Staten Island common stock for which they do not receive cash. In that case, each Staten Island stockholder electing to receive only shares of Independence common stock will receive the full merger consideration for his or her shares of Staten Island common stock in Independence common stock.

•	If the product of (i) the value to be paid for each share of Staten Island common stock and (ii) the number of shares of Staten Island common stock for which cash is elected would be less than $368,500,000, the amount of Staten Island common stock to be distributed to each Staten Island stockholder electing to receive stock for his or her shares of Staten Island common stock will be reduced on a pro rata basis, and the stockholders will receive cash consideration for any Staten Island shares for which they do not receive Independence common stock. In that case, each Staten Island stockholder electing to receive only cash will receive the full merger consideration for his or her shares of Staten Island common stock in cash.

      Some examples of the effects of the pro-ration of the merger consideration are illustrated below (all percentages are approximate). The actual elections and the price of Independence common stock are likely to differ, perhaps significantly. The following examples are based on the assumption that the average price of Independence common stock during the ten trading day measurement period is $38.32, the closing stock price for Independence common stock on November 21, 2003, and reflect a ten percent decrease and increase in that price to $34.49 and $42.15, respectively. The percentage of shares electing cash are shown for illustrative purposes only.

	IF 85% OF SHARES		IF 15% OF SHARES
	ELECT CASH, THEN:		ELECT CASH, THEN:

(a) Stockholders electing cash will
	(a) Stockholders electing stock will		receive all cash, and
receive all Independence shares, and

	(b) Stockholders electing cash will		(b) Stockholders electing stock will
	receive the merger consideration		receive the merger consideration
	in stock and cash in accordance		in stock and cash in accordance
	with the following percentages:		with the following percentages:
	% of merger		% of merger
	consideration in	% of merger	consideration in	% of merger
Independence average price per share	Independence	consideration in	Independence	consideration in
during pre-closing measurement period	shares	cash	shares	cash

$42.15	73%	27%	90%	10%
$38.32	71%	29%	88%	12%
$34.49	68%	32%	86%	14%

      If you do not make a proper election within the time prescribed in the election form, then you will be deemed to have made an election to receive Independence common stock. Election forms must be returned by 5:00 p.m., New York City time, on the business day immediately preceding the closing date, or another date Independence and Staten Island may approve, together with the duly endorsed Staten Island stock certificates to be exchanged. The election form will contain instructions for endorsing and surrendering your certificates. Dissenting stockholders will be deemed to have made an election to receive cash, and will not be subject to proration. You may change your election by written notice to the exchange agent if that notice is received by the close of business prior to the election deadline. Stockholders wishing to revoke their elections must provide written notice to the exchange agent by the close of business on the day prior to the election deadline.

Distribution of the Merger Consideration/ Exchange of Shares

      At or promptly after completion of the merger, Independence will cause to be deposited with the exchange agent, certificates representing shares of Independence common stock, an estimated amount of cash sufficient for the benefit of the holders of certificates previously representing shares of Staten Island common stock and the cash in lieu of any fractional shares that would otherwise be issued in the merger.

      No later than 15 business days prior to the expected completion of the merger, Independence will cause the exchange agent to send to each record holder of Staten Island common stock, an election form providing for the cash election and/or the stock election and instructions for use in effecting the surrender of the Staten Island certificates. Promptly following completion of the merger, Independence will cause the exchange agent to send to each record holder of Staten Island common stock who has not previously submitted stock certificates and an election form a letter of transmittal and instructions for use in effecting the surrender of the Staten Island stock certificates. Holders of Staten Island stock certificates should NOT surrender their Staten Island stock certificates for exchange until they receive the election form and instructions for making their election and submitting their certificates. The exchange agent will deliver certificates for Independence common stock and/or a check following the later of (1) its receipt of the properly completed election form or transmittal materials, together with certificates representing a holder’s shares of Staten Island common stock, and (2) the completion of the merger.

      Staten Island stock certificates may be exchanged for Independence stock certificates and/or cash with the exchange agent for up to six months after the completion of the merger. At the end of that period, any Independence stock certificates and cash will be returned to Independence. Any holders of Staten Island stock certificates who have not exchanged their certificates will then be entitled to look only to Independence, and only as general creditors of Independence, for Independence stock certificates and/or cash to be received as merger consideration.

      Until you exchange your Staten Island stock certificates for Independence stock certificates, you will not receive any dividends or other distributions in respect of any shares of Independence stock you are entitled to receive in connection with the merger. Once you exchange your Staten Island stock certificates for Independence stock certificates, you will receive, without interest, any dividends or distributions with a record date after the effective time of the merger and payable with respect to your shares, as well as any dividends with respect to Staten Island common stock declared before the effective time of the merger but not paid.

      If your Staten Island stock certificate has been lost, stolen or destroyed you may receive an Independence stock certificate upon the making of an affidavit of that fact. Independence may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against Independence with respect to the lost, stolen or destroyed Staten Island stock certificate.

      After completion of the merger, there will be no further transfers on the stock transfer books of Staten Island.

      Independence will not issue any fractional shares of Independence common stock. Instead, a Staten Island stockholder who would otherwise have received a fraction of a share of Independence common stock will receive an amount of cash equal to the fraction of a share of Independence common stock to which that holder would otherwise be entitled multiplied by the average of the closing sales price of a share of Independence common stock on the five trading days immediately preceding the completion of the merger as reported by The Wall Street Journal.

      Staten Island common stock certificates should not be sent to Staten Island or Independence at this time. Staten Island stockholders will receive instructions for surrendering their certificates with their election form, and those Staten Island stockholders who do not send in a completed election form will receive a separate letter of transmittal after completion of the merger.

Representations and Warranties

      The merger agreement contains a number of substantially reciprocal representations and warranties of Independence and Staten Island as to, among other things: due incorporation and qualification; corporate authority to enter into the contemplated transactions; required consents and filings with government entities; absence of conflicts with organizational documents, laws and material agreements; capitalization; ownership, due incorporation and qualification of subsidiaries; reports filed with the SEC; financial statements; absence of undisclosed liabilities; information supplied for use in this document; broker’s fees; absence of material changes or events; litigation; tax matters and tax treatment; employees and employee benefit plans; board and stockholder approvals required for the merger; compliance with laws; material agreements; agreements with regulatory agencies; information about the savings banks; title to property; insurance; environmental matters; opinions of financial advisors; intellectual property; loan matters; Community Reinvestment Act compliance; labor matters and interest rate risk management instruments.

      Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means with respect to Independence or Staten Island, as the case may be:

•	a material adverse effect on the business, results of operations or financial condition of that party and its subsidiaries taken as a whole or a material adverse effect on that party’s ability to consummate the transactions contemplated by the merger agreement on a timely basis, other than:

•	changes in laws, rules or regulations of general applicability or published interpretations by courts or governmental authorities or in generally accepted accounting principles or regulatory accounting requirements, which are applicable to banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally;

•	the announcement of the merger agreement or any action of either party or any subsidiary of either party required to be taken by it under the merger agreement or with the prior written consent of the other party;

•	effects caused by changes in general economic conditions or interest rates affecting banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally;

•	activities of SIB Mortgage to the extent in compliance with the agreements with Lehman Brothers Bancorp described under “DISPOSITION OF MORTGAGE OPERATIONS” below; and

•	expenses incurred in connection with the merger (to the extent not materially in excess of Staten Island’s good faith estimate provided to Independence).

Any decrease in the trading or market prices of Independence’s or Staten Island’s common stock will, not by itself, be deemed to be a material adverse effect.

      The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “— Termination”, if the merger agreement is validly terminated there will be no liability under the representations and warranties, or otherwise under the merger agreement, unless the party is in willful breach.

Principal Covenants

      Conduct of Business of Staten Island Pending the Merger. Staten Island has agreed in the merger agreement that, prior to the completion of the merger, except as expressly contemplated by the merger agreement or agreed to by Independence in writing, it will, and it will cause each of its subsidiaries to, conduct their respective businesses in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact its business organizations, franchises and authorizations, preserve its business relationships and retain the services of its officers and key employees. Staten Island has also agreed, on behalf of itself and its subsidiaries, to take no action that would reasonably be expected to adversely affect or delay the receipt of any required regulatory approvals needed to complete the merger. Staten Island has also agreed to cooperate with Independence to implement an operational plan for SIB Mortgage.

      Additionally, Staten Island has agreed to certain restrictions on its (and its subsidiaries) activities that are subject to exceptions described in the merger agreement. The more significant of these restrictions undertaken by Staten Island are restrictions on the following:

•	splits, combinations, reclassifications and other adjustments of capital stock and repurchases, redemptions or other acquisitions of capital stock or issuance of additional shares of its capital stock (except pursuant to the exercise of options);

•	paying dividends or other distributions on capital stock (other than regular quarterly dividends);

•	entering into new material lines of business or changing its lending, investment, risk and asset-liability management and other material banking or operating policies;

•	making material acquisitions and dispositions;

•	entering into new or materially amending its existing material contracts or entering into other non-ordinary course material transactions;

•	making material capital expenditures other than budgeted expenditures;

•	(1) increasing compensation or fringe benefits, except for non-executives in the ordinary course of business consistent with past practice; (2) making any severance or termination payments or any loans to officers or employees except in accordance with Staten Island’s current loan policy and applicable regulations; (3) approving or amending employee benefit or compensation plans or agreements (except as specified in the merger agreement) or granting any equity or equity-based awards;

•	opening, relocating or closing any branch office or loan production or servicing facility;

•	making real estate or construction loan commitments or loans in excess of specified amounts or releasing collateral in excess of specified amounts;

•	incurring indebtedness for borrowed money or guarantees;

•	settling material litigation or proceedings;

•	amending its organizational documents;

•	materially changing its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

•	materially changing its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) hedging loan positions or commitments;

•	changing its accounting or tax accounting methods, except as required by law or generally accepted accounting principles;

•	making or changing any tax election, filing any amended tax returns, settling or compromising any material tax liability of Staten Island or any of its subsidiaries, agreeing to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes of Staten Island or any of its subsidiaries, entering into any closing agreement with respect to any tax or surrendering any right to claim a tax refund;

•	entering into any securitizations of any loans or creating any special purpose funding or variable interest entity;

•	originating mortgage loans other than in accordance with the forward loan sale agreement with Lehman Brothers Bancorp (see “DISPOSITION OF MORTGAGE OPERATIONS” below); or

•	taking actions that would cause its representations and warranties to be untrue in any material respect or the conditions to closing the merger not to be satisfied.

      Conduct of Business of Independence Pending the Merger. Pursuant to the merger agreement, Independence has agreed that, prior to the completion of the merger, except as expressly contemplated by the merger agreement or agreed to by Staten Island in writing, it will, and it will cause each of its subsidiaries to, use reasonable best efforts to preserve intact its business organizations, franchises and authorizations, to preserve its business relationships, and to maintain the services of its officers and key employees. Independence has agreed, on behalf of itself and its subsidiaries, to take no action that would reasonably be expected to adversely affect or delay the receipt of any required regulatory approval of the merger or the completion of the merger.

      Additionally, Independence has agreed to certain restrictions on its (and its subsidiaries) activities that are subject to exceptions described in the merger agreement. The more significant of these restrictions undertaken by Independence are restrictions on the following:

•	amending its organizational documents;

•	splits, combinations, reclassifications and other adjustments of capital stock and repurchases, redemptions or other acquisitions of capital stock or issuances of additional shares of its capital stock (other than regular quarterly common stock dividends or other distributions as long as the merger consideration is adjusted accordingly);

•	making any acquisition or investment that would reasonably be expected to have a material adverse effect on Independence;

•	making changes in accounting methods, except as required by generally accepted accounting principles, regulatory accounting principles or law; or

•	taking actions that would cause its representations and warranties to be untrue in any material respect or the conditions to closing the merger not to be satisfied.

      Stockholder Meetings and Duties to Recommend. Staten Island’s board of directors has agreed to recommend the adoption of the merger agreement by Staten Island’s stockholders and to call a meeting of its stockholders for this purpose. Independence’s board of directors has agreed to recommend the adoption of the merger agreement by Independence’s stockholders and to call a meeting of its stockholders for this purpose. Each party’s board, however, can fail to make, withdraw, or modify in a manner adverse to the other party its recommendation, in each case if the board determines in good faith, after consultation with outside financial and legal advisors, that the failure to do so would or could reasonably be expected to breach its fiduciary duties under applicable law.

      No Solicitation. Each party has agreed that none of the party, its subsidiaries or any of their officers, directors, employees or other representatives will (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal (as defined below), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent or other agreement related to any Acquisition Proposal or propose to agree or do any of the foregoing. However, in the event that, prior to the date of its special meeting, a party receives an unsolicited bona fide Acquisition Proposal and its board of directors concludes in good faith that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the party may furnish or cause to be furnished confidential information or data and participate in negotiations or discussions to the extent that its board of directors concludes in good faith (based on the advice of its outside counsel) that failure to take those actions would result in a violation of its fiduciary duties under applicable law. Prior to providing any such confidential information the relevant party must have entered into a confidentiality agreement with the third party on terms no less favorable to the party than the confidentiality agreement between Independence and Staten Island.

      “Acquisition Proposal” means, with respect to each party, other than the transactions contemplated by the merger agreement, any proposal or offer to effect a merger, reorganization, share exchange, business combination or similar transaction or any purchase or sale of 15% or more of the consolidated assets of the party and its subsidiaries, taken as a whole, or that, if consummated, would result in any person or the person’s stockholders beneficially owning 15% or more of the total voting power of the party or any of its significant subsidiaries.

      “Superior Proposal” means, with respect to either Independence or Staten Island, a bona fide written Acquisition Proposal that the board of directors of Independence or Staten Island, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any termination fees, expense reimbursement provisions and conditions to completion), (i) is more favorable to the stockholders of Independence or Staten Island, as the case may be, from a financial point of view, than the merger and (ii) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed. However, for the above purposes, the reference to “15% or more” in the term “Acquisition Proposal” shall be deemed to be a reference to “a majority”.

      Each party has agreed to, and to cause its subsidiaries, advisors, employees and other agents to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to November 24, 2003 with respect to any Acquisition Proposal and to use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requiring other parties to promptly return or destroy any confidential information previously furnished.

      Each party also agreed to promptly (within one business day) following the receipt of any Acquisition Proposal or similar inquiry, advise the other party of the substance of the proposal or inquiry, including the identity of the person making the proposal or inquiry and to keep the other party apprised of any related developments, discussions and negotiations on a current basis. In the event a person makes a Superior Proposal, the recipient party must furnish the other party a copy of the relevant proposed transaction agreements and other material documents.

      Reasonable Best Efforts Covenant. Independence and Staten Island have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all actions necessary, proper or advisable to comply with all legal requirements with respect to the merger, to complete the merger and the other transactions contemplated by the merger agreement and to obtain any governmental and third-party approvals required in connection with the merger. However, no party is required to take any action referred to above if the taking of that action is reasonably likely to result in a condition or restriction that would be reasonably likely to have or result in a material adverse effect on the combined company.

      Certain Other Covenants. The merger agreement contains additional mutual covenants, including covenants relating to the filing of this joint proxy statement/ prospectus, cooperation regarding filings and proceedings with governmental and other agencies and organizations and obtaining any governmental or third-party consents or approvals, the listing of shares of Independence common stock to be issued in the merger or upon exercise of stock options following the merger, obtaining appropriate agreements from Staten Island affiliates and matters relating to Section 16 under the Securities and Exchange Act of 1934. In addition, the merger agreement also contains certain covenants regarding employee benefits (see “— Benefits Continuation”), the composition of the Independence board of directors and advisory board following the merger (see “— Board of Directors and Advisory Board of Independence Following the Merger”) and the provisions of outplacement services for certain officers of Staten Island.

Principal Conditions to Completion of the Merger

      Conditions to Both Parties’ Obligations. The obligations of Independence and Staten Island to consummate the merger are subject to the satisfaction or waiver at or before the effective time of the merger of the following conditions:

•	receipt of the required approvals of the Independence and Staten Island stockholders;

•	approval for the listing on the Nasdaq National Market of the Independence common shares to be issued in the merger or reserved for issuance upon exercise of Independence stock options after the merger;

•	Independence’s registration statement on Form S-4, which includes this joint proxy statement/ prospectus, being effective;

•	completion of required filings with, and receipt of required approvals by, governmental and regulatory bodies, agencies, officials or authorities (as described under “THE MERGER — Regulatory Approvals We Must Obtain for the Merger”) and the absence of any injunction or other legal prohibition against the merger.

      Conditions to Each Party’s Obligations. The obligations of each party to consummate the merger are subject to the following conditions:

•	accuracy as of the effective time of the merger of the representations and warranties made by the other party, with only such exceptions as would not have a material adverse effect;

•	performance in all material respects by the other party of the obligations required to be performed by it at or prior to closing; and

•	receipt of an opinion of its counsel that the merger will constitute a reorganization.

      Additional Conditions to Independence’s Obligations. In addition to the above closing conditions, Independence is not required to consummate the merger in the event that there is a legal or regulatory condition or restriction applicable to the merger that is reasonably expected to have a material adverse effect on Independence after the merger.

Termination

      The merger agreement may be terminated at any time before the effective time of the merger, whether before or after adoption of the merger agreement by the Independence stockholders or the Staten Island stockholders, in any of the following ways:

      (a) by mutual written consent of Independence and Staten Island; or

      (b) by either Independence or Staten Island if:

•	any governmental entity which must grant a requisite regulatory approval has denied approval of the merger and such denial has become final and nonappealable;

•	the merger has not been consummated on or before June 30, 2004, provided that neither Independence nor Staten Island may terminate the merger agreement for this reason if its breach of any obligation under the merger agreement has resulted in the failure of the merger to occur on or before that date;

•	there is a material breach of the merger agreement by the other party that remains uncured for 30 days (and the terminating party is not in material breach);

•	Staten Island or Independence stockholders fail to give the necessary approvals at their respective stockholder meetings;

•	the other party has made a change of recommendation or failed to call its special meeting to vote on adopting the merger agreement (as described under “— Principal Covenants — Stockholder Meetings and Duties to Recommend”) or the other party has materially breached its obligations to not solicit alternative transactions described under “— Principal Covenants — No Solicitation”; or

•	a tender offer or exchange offer for 25% or more of the common stock of the other party is commenced and the board of the other party recommends that its stockholders tender their shares or otherwise fails to recommend that its stockholders reject the tender or exchange offer within 10 days of the offer.

      If the merger agreement is validly terminated, the agreement will become void without any liability on the part of either party unless the party is in willful breach of the merger agreement. However, the provisions of the merger agreement relating to termination fees and expenses, as well as the confidentiality agreement entered into between Independence and Staten Island, will continue in effect notwithstanding termination of the merger agreement.

Termination Fee; Other Expenses

      Each of Independence and Staten Island has agreed to pay the other party (by wire transfer of immediately available funds) a termination fee of $58,960,000 if the merger agreement is terminated as a result of the following payment events:

•	the other party has made a change of recommendation or failed to call its special meeting to vote on adopting the merger agreement (as described under “— Principal Covenants — Stockholder Meetings and Duties to Recommend”) or the other party has materially breached its obligations to not solicit alternative transactions described under “— Principal Covenants — No Solicitation”; or

•	the other party terminates the merger agreement as a result of the commencement of a tender or exchange offer for 25% or more of the common stock of the paying party and the paying party’s board of directors recommends that its stockholders tender their shares (or otherwise fails to recommend that its stockholders reject the tender or exchange offer).

      Each of Independence and Staten Island has agreed to pay the other party (by wire transfer of immediately available funds) a fee of one-third of $58,960,000 if in any of the following events:

•	either party terminates the merger agreement for breach by the paying party and, prior to the special meeting of the paying party’s stockholders an Acquisition Proposal relating to the paying party was announced or communicated to senior management of the paying party;

•	either party terminates the merger agreement following the paying party’s failure to obtain its stockholder vote and, prior to the special meeting of the paying party’s stockholders, an Acquisition Proposal relating to the paying party was announced or communicated to senior management of the paying party; or

•	either party exercises its right to terminate the merger agreement based on the merger not having been consummated on or before June 30, 2004 and, prior to the special meeting of the paying party’s stockholders, an Acquisition Proposal relating to the paying party was announced or communicated to senior management.

If within 12 months following any such termination referred to above in this paragraph, the paying party enters into a definitive agreement for, or consummates, an Acquisition Proposal, then the paying party will pay the remaining two-thirds of the $58,960,000 termination fee on the date of such execution or consummation.

      Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the cost.

Amendments; Waivers

      Any provision of the merger agreement may be amended or waived before the effective time if, but only if, the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the required approvals of the Independence stockholders and of the Staten Island stockholders have been obtained, no amendment may be made that requires the approval of the stockholders of Independence or Staten Island unless the required approval is obtained.

Benefits Continuation

      The merger agreement provides that as soon as practicable after completion of the merger, employees of Staten Island and its subsidiaries will become employees of Independence and will be eligible to participate in the Independence benefit plans in which similarly situated employees of Independence or Independence Community Bank participate, except that (i) neither Independence nor any of its subsidiaries is required to make any grants to any Staten Island employee under the Independence stock option plans or the Independence 1998 Recognition and Retention Plan, (ii) neither Independence nor any of its subsidiaries is required to permit a Staten Island employee who is receiving severance pursuant to any compensation agreement, plan and arrangement with Staten Island to participate in any severance or change in control agreement or plan offered by Independence or any of its subsidiaries, (iii) Independence is not required to provide a Staten Island employee participation in the Independence defined benefit pension plan and (iv) Independence is not required to allow Staten Island employees to participate in the Independence Employee Stock Ownership Plan prior to January 1, 2005.

      The Independence plans will recognize, for purposes of eligibility, participation, vesting and benefit accrual (but not for accrual under any defined benefit pension plan) all service with Staten Island or any of its subsidiaries as service with Independence. Independence will also assume all obligations of Staten Island and its subsidiaries in accordance with the terms of Staten Island’s or its subsidiaries’ plans, contracts, arrangements or understandings as identified by Staten Island in accordance with the merger agreement.

Board of Directors and Advisory Board of Independence Following the Merger

      Board of Directors of Independence. At the closing of the merger, the Independence board of directors will consist of 16 directors, 11 of whom are from the current Independence board of directors as well as the current Chairman and Chief Executive Officer of Staten Island and four other members of the current Staten Island board of directors selected by Staten Island and reasonably acceptable to Independence. The directors from the Staten Island board of directors will be allocated among the three classes of directors of the Independence board of directors. To date, Independence and Staten Island have not identified the individuals who will serve as directors of Independence upon completion of the merger. The five directors selected by Staten Island will serve for an initial term and after that, subject to the Independence board’s fiduciary duties and subject to Independence’s bylaw eligibility requirements, will be re-nominated for an additional three-year period.

      Advisory Board. Any current Staten Island board member who does not serve on the Independence board of directors following the merger will be invited to join an advisory board of Independence. The members of the advisory board will be elected for a three-year term and entitled to receive an annual retainer fee of $62,500. Mr. Coyle will be the chairman of the advisory board during the initial three years following the completion of the merger.

      Further Information. Information about the current directors and executive officers of Independence and Staten Island can be found in the Annual Report on Form 10-K for the year ended December 31, 2002 of each company, each of which is incorporated by reference into this document. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 100. See “THE MERGER — Interests of Staten Island’s Directors and Officers in the Merger” on page 40 for a description of the material interests of the directors and executive officers of Independence and Staten Island, respectively, in the merger.

DISPOSITION OF MORTGAGE COMPANY OPERATIONS

      In connection with the execution of the merger agreement, Independence, Staten Island, SIB Mortgage and Lehman Brothers Bancorp entered into an asset purchase agreement pursuant to which, among other things, Lehman Brothers Bancorp or an affiliate of Lehman Brothers Bancorp agreed to acquire certain assets, and assume certain liabilities, of SIB Mortgage. Also in connection with the execution of the merger agreement, SIB Mortgage, Lehman Brothers Bank, FSB and Lehman Commercial Paper Inc. entered into an agreement pursuant to which, among other things, Lehman Brothers Bank agreed to purchase certain existing mortgage loans held by SIB Mortgage and future mortgage loans originated by SIB Mortgage in accordance with the terms of the agreement, and Lehman Commercial Paper agreed to assume the economic risk associated with SIB Mortgage’s existing hedging agreements.

      Asset Purchase Agreement. Pursuant to the asset purchase agreement, Lehman Brothers Bancorp agreed to acquire up to 38 branch offices of SIB Mortgage and SIB Mortgage’s headquarters offices and assets primarily related to those offices or to SIB Mortgage’s business as conducted through those offices. Lehman Brothers Bancorp will also assume liabilities arising from the business and assets acquired from and after the closing date of the asset purchase agreement, as well as other specified liabilities. The asset purchase agreement permits Lehman Brothers Bancorp to elect, prior to the closing of the asset sale, not to purchase one or more of the offices it has agreed to purchase under the asset purchase agreement. If Lehman Brothers Bancorp chooses not to purchase one or more of these offices, it will develop and implement a plan for the shut down of those offices, except with respect to employee matters, and will reimburse SIB Mortgage for shut down costs. With respect to employee matters at these offices, Lehman Brothers Bancorp will reimburse SIB Mortgage for the costs and expenses of an employment consultant, who will develop and implement a plan regarding employee matters at these offices as well as special severance costs.

      The parties to the asset purchase agreement intend to complete the purchase and sale of the assets covered by that agreement as soon as practicable. The closing under the asset purchase agreement may occur prior to the completion of the merger, and Independence and Staten Island currently expect that this will occur; however, unless the merger agreement is terminated or the merger has not been completed before May 1, 2004, the closing under the asset purchase agreement may not occur without Independence’s prior consent. In addition, Lehman Brothers Bancorp may terminate the asset purchase agreement if the merger agreement is terminated, and Independence may terminate the asset purchase agreement if the merger agreement is terminated under certain circumstances. However, the completion of the purchase and sale of the assets is not conditioned upon the adoption of the merger agreement by Staten Island’s or Independence’s stockholders or the completion of the merger.

      Flow Purchase Agreement. In connection with the execution of the merger agreement, SIB Mortgage, Lehman Brothers Bank and Lehman Commercial Paper entered into a Pipeline Assumption and Forward Flow Commitment to Purchase and Sell Single Family Residential Mortgage Loans, which we refer to as the “flow purchase agreement.” The flow purchase agreement became effective on December 5, 2003. Pursuant to the flow purchase agreement, among other things:

•	Lehman Brothers Bank agreed to purchase from SIB Mortgage substantially all of SIB Mortgage’s closed and funded mortgage loans as of December 5, 2003 that had not been specifically allocated to another buyer;

•	Lehman Brothers Bank agreed to purchase from SIB Mortgage substantially all of SIB Mortgage’s mortgage loans that were subject to a rate lock agreement with SIB Mortgage as of December 5, 2003, but had not yet closed and had not been specifically allocated to another buyer;

•	Lehman Brothers Bank agreed to purchase from SIB Mortgage all of SIB Mortgage’s mortgage loans that are originated in accordance with the terms of the flow purchase agreement prior to the earlier to occur of the closing under the asset purchase agreement and July 10, 2004, subject to a maximum amount of $12.5 billion in mortgage loans, at a price to be fixed at the time each loan is registered with Lehman Brothers Bank (thereby eliminating the need for SIB Mortgage to enter into new hedging arrangements for loans originated in accordance with the flow purchase agreement);

•	Lehman Commercial Paper agreed to assume the economic risk associated with substantially all of SIB Mortgage’s hedging agreements for loans that had not been allocated to another buyer; and

•	SIB Mortgage, Lehman Brothers Bank and Lehman Commercial Paper agreed to cooperate to provide for the transfer to Lehman Brothers Bank of SIB Mortgage’s loans-in-progress as of the closing under the asset purchase agreement.

      Staten Island and Lehman Brothers Holdings, Inc. have each agreed to guarantee the obligations of their respective subsidiaries under the flow purchase agreement.

      The obligations of the parties under the flow purchase agreement are not conditioned upon the adoption of the merger agreement by Staten Island’s or Independence’s stockholders or the completion of the merger or the closing under the asset purchase agreement.

Disposition of Other Mortgage Company Operations

      Although Lehman Brothers Bancorp agreed to acquire a large portion of SIB Mortgage, a modest amount of SIB Mortgage’s assets are not being purchased or sold pursuant to the asset purchase agreement. With respect to the remaining SIB Mortgage operations not being acquired by Lehman Brothers, Independence is evaluating its potential strategic alternatives, including attempting to sell the remaining assets to one or more third parties. Independence does not intend to focus on national single-family residential mortgage banking and will instead focus more exclusively on community banking. No assurance can be given as to whether and, if so, on what terms any of the remaining assets of SIB Mortgage may be disposed of.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

OF THE MERGER

      The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Staten Island common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, which is referred to in this section of the document as the Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation or other entity created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

      If a partnership holds Staten Island common stock, the tax treatment of a partner will generally depend on the status of the partnership. If you are a partner of a partnership holding Staten Island common stock, you should consult your tax advisors.

      This discussion assumes that you hold your shares of Staten Island common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Staten Island stockholder subject to the alternative minimum tax provisions of the Code;

•	a Staten Island stockholder who received Staten Island common stock through the exercise of qualified employee stock options or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Staten Island benefit plan; or

•	a Staten Island stockholder who holds Staten Island common stock as part of a hedge against currency risk, a straddle or a constructive sale or conversion transaction.

      Based on representations contained in representation letters provided by Independence and Staten Island and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Simpson Thacher & Bartlett

LLP, counsel to Independence, and Elias, Matz, Tiernan & Herrick L.L.P., counsel to Staten Island, that the material United States federal income tax consequences of the merger are as follows:

•	the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	you will not recognize gain or loss if you exchange your Staten Island common stock solely for Independence common stock, except to the extent of any cash received in lieu of a fractional share of Independence common stock;

•	you will recognize gain or loss if you exchange your Staten Island common stock solely for cash in the merger in an amount equal to the difference between the amount of cash you receive and your tax basis in your shares of Staten Island common stock;

•	subject to the following paragraph, you will recognize gain (but not loss) if you exchange your Staten Island common stock for a combination of Independence common stock and cash in an amount equal to the lesser of:

•	the cash that you receive in the merger, and

•	the excess, if any, of the sum of the cash (excluding any cash received in lieu of a fractional share of Independence common stock) and the fair market value of the Independence common stock you receive (including any fractional share of Independence common stock you are deemed to receive and exchange for cash), over your tax basis in the Staten Island common stock exchanged in the merger.

•	your tax basis in the Independence common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your tax basis in the Staten Island common stock you surrender, increased by the amount of taxable gain, if any, you recognize on the exchange and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of Independence common stock); and

•	your holding period for the Independence common stock that you receive in the merger will include your holding period for the shares of Staten Island common stock that you surrender in the exchange.

      If you acquired different blocks of Staten Island common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of Staten Island common stock, and the cash and Independence common stock you receive will be allocated pro rata to each such block of stock. In addition, your basis and holding period in your Independence common stock may be determined with reference to each block of Staten Island common stock.

      Additional Considerations — Recharacterization of Gain as a Dividend. All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if (i) you are a significant stockholder of Independence or (ii) taking into account constructive ownership rules, your percentage ownership in Independence after the merger is not less than what your percentage ownership would have been if you had received Independence common stock rather than cash in the merger. This could happen, for example, because of your purchase of additional Independence common stock, a purchase of Independence common stock by a person related to you or a share repurchase by Independence from other Independence stockholders. Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you. Under the constructive ownership rules, a stockholder may be deemed to own stock that is owned by other persons, such as a family member, a trust, a corporation or other entities. Under recently enacted legislation, if you are an individual, certain dividends may be subject to reduced rates of taxation, equal to the rates applicable to long-term capital gains. However, individuals who do not meet a minimum holding period requirement during which they are not protected from a risk of loss or who elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation. You should consult your tax advisor regarding the application of the foregoing rules to your particular circumstances.

      Cash in lieu of Fractional Shares. You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of Independence common stock equal to the difference between the amount of cash received and the tax basis allocated to that fractional share.

      Dissenting Stockholders. Holders of Staten Island common stock who dissent with respect to the merger as discussed in “THE MERGER — Staten Island Stockholders’ Appraisal Rights” beginning on page 62, and who receive cash in respect of their shares of Staten Island common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

      Taxation of Capital Gain. Gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Staten Island common stock is greater than one year as of the date of the merger. If you are a non-corporate holder of Staten Island common stock, this long-term capital gain generally will be taxed at a maximum United States federal income tax rate of 15%. The deductibility of capital losses is subject to limitation.

      It is a condition to the closing of the merger that Independence and Staten Island receive opinions from Simpson Thacher & Bartlett LLP and Elias, Matz, Tiernan & Herrick L.L.P., respectively, that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on updated representation letters provided by Independence and Staten Island to be delivered at the time of closing, and on customary factual assumptions and will assume that the merger will be completed according to the terms of the merger agreement. Although the merger agreement allows us to waive this condition to closing, we currently do not anticipate doing so. If either of us does waive this condition, we will inform you of this decision and ask you to vote on the merger taking this into consideration.

      Independence and Staten Island have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

      Backup Withholding. If you are a non-corporate holder of Staten Island common stock you may be subject to information reporting and backup withholding on any cash payments you receive. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

•	are otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

      Reporting Requirements. If you receive Independence common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

      This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

DESCRIPTION OF INDEPENDENCE’S CAPITAL STOCK

      In this section, we describe the material features and rights of Independence’s capital stock. This summary is qualified in its entirety by reference to applicable Delaware law, Independence’s certificate of incorporation, and Independence’s bylaws, as described below. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 100.

General

      Independence is currently authorized to issue 125,000,000 shares of common stock having a par value of $0.01 per share and 25,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of Independence common stock has the same relative rights as, and is identical in all respects to, each other share of Independence common stock.

      As of January 26, 2004, there were 54,684,662 shares of Independence common stock outstanding, 21,359,088 shares of Independence common stock held in treasury and 6,426,742 shares of Independence common stock reserved for issuance pursuant to various employee or director incentive, compensation and option plans. After giving effect to the merger on a pro forma basis, approximately 83,535,000 million shares of Independence common stock will be outstanding.

Common Stock

      Distributions. Subject to certain regulatory restrictions, Independence can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. Independence is a holding company, and Independence’s primary source for the payment of dividends is dividends from its subsidiaries. The payment of dividends by Independence is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Independence are entitled to receive and share equally in dividends declared by the board of directors of Independence out of funds legally available therefor. If Independence issues preferred stock, the holders of that preferred stock may have a priority over the holders of the common stock with respect to dividends.

      Voting Rights. The holders of common stock of Independence possess exclusive voting rights in Independence. They elect the Independence board of directors and act on such other matters as are required to be presented to them under Delaware law or Independence’s certificate of incorporation or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Certain matters require an 80% stockholder vote, which is calculated after giving effect to a provision limiting voting rights. This provision in Independence’s certificate of incorporation provides that stockholders who beneficially own in excess of 10% of the then-outstanding shares of common stock of Independence are not entitled to any vote with respect to the shares held in excess of the 10% limit.

      Liquidation. In the event of any liquidation, dissolution or winding up of Independence Community Bank, Independence, as holder of Independence Community Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Independence Community Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to certain depositors of Independence Community Bank, all assets of Independence Community Bank available for distribution. In the event of liquidation, dissolution or winding up of Independence, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Independence available for distribution. If preferred stock is issued, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

      Preemptive Rights. Holders of Independence common stock do not have preemptive rights with respect to any shares that may be issued. The Independence common stock is not subject to redemption.

Preferred Stock

      Shares of Independence preferred stock may be issued with such designations, powers, preferences and rights as the Independence board of directors may from time to time determine. The Independence board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Independence common stock and may assist management in impeding an unsolicited takeover or attempted change in control.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

      Independence and Staten Island are incorporated under the laws of the State of Delaware and, accordingly, the rights of Independence stockholders and Staten Island stockholders are governed by the laws of the State of Delaware. As a result of the merger, Staten Island stockholders will become stockholders of Independence. Thus, following the merger, the rights of Staten Island stockholders who become Independence stockholders in the merger will continue to be governed by the laws of the State of Delaware and will also then be governed by the Independence certificate of incorporation and the Independence bylaws. The Independence certificate of incorporation and bylaws will be unaltered by the merger. As more fully described below, Independence and Staten Island’s respective certificate of incorporation and bylaws are substantially the same in nearly all material respects.

Authorized Capital

      Independence. The authorized capital stock of Independence consists of:

•	125,000,000 shares of Independence common stock, par value $0.01 per share; and

•	25,000,000 shares of Independence preferred stock, par value $0.01 per share.

      Staten Island. The authorized capital stock of Staten Island consists of:

•	100,000,000 shares of Staten Island common stock, par value $0.01 per share; and

•	25,000,000 shares of Staten Island preferred stock, par value $0.01 per share.

Number and Election of Directors

      Independence. The board of directors of Independence currently has 17 members. The Independence bylaws provide that the Independence board of directors will consist of a number of directors to be fixed from time to time by a vote of a majority of the Independence board of directors. See “THE MERGER AGREEMENT — Board of Directors and Advisory Board of Independence Following the Merger” beginning on page 77 for a description of the Independence board of directors after the merger.

      Independence’s certificate of incorporation provides that the Independence board of directors is divided into three classes as nearly equal in number as possible, with terms of office of one class of directors expiring each year, resulting in each class serving a staggered three-year term.

      Staten Island. The board of directors of Staten Island currently has 11 members. The Staten Island bylaws provide that the Staten Island board of directors will consist of a number of directors to be fixed from time to time by a vote of a majority of the Staten Island board of directors.

      Staten Island’s certificate of incorporation provides that the Staten Island board of directors is divided into three classes as nearly equal in number as possible, with terms of office of one class of directors expiring each year, resulting in each class serving a staggered three-year term.

Voting Rights

      In the case of both Independence and Staten Island, the affirmative vote of the holders of at least 80% of the outstanding voting stock entitled to vote in the election of directors, as well as such additional vote of the preferred stock as may be required by the provisions of any series of preferred stock, is required for certain business combinations, certain liquidations or dissolutions, and certain reclassifications of securities. If, however, any such action is recommended by at least two-thirds of the board of directors, then approval of the action will require only such affirmative vote as is required by Delaware law.

      Under Delaware law, stockholders of a Delaware corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Neither Independence’s nor Staten Island’s certificate of incorporation provides for cumulative voting.

      In the case of both Independence and Staten Island, the presence in person or by proxy of shares representing a majority of shares entitled to vote at the meeting is considered a quorum.

Vacancies and Removal

      In the case of both Independence and Staten Island, vacancies and newly created directorships are filled by a majority vote of the directors then in office. The person who fills any such vacancy holds office for the unexpired term of the directors to whom that person succeeds. When the number of directors is changed, the board of directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that, no decrease in the number of directors shall shorten the term of any incumbent director.

      Independence’s and Staten Island’s certificate of incorporation provides that a director may be removed from office by the stockholders only for cause by the affirmative vote of at least 80% of the votes entitled to be cast on that matter at a duly constituted stockholders’ meeting expressly for that purpose.

Indemnification of Directors and Officers

      Under Delaware law, a corporation generally may indemnify directors and officers:

•	for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal proceeding, to the extent they had no reasonable cause to believe that their conduct was unlawful.

      In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

      In the case of both Independence and Staten Island, the certificate of incorporation provides that Independence and Staten Island will indemnify its directors, officers, employees, and agents to the fullest extent authorized by Delaware law against all expense, liability and loss reasonably incurred or suffered; provided, however, that Independence and Staten Island will not be liable for any amount which may be due to a person in connection with a proceeding or action effected without Independence’s or Staten Island’s prior written consent. Both Independence’s and Staten Island’s certificate of incorporation further permits Independence and Staten Island to maintain insurance on behalf of any director, officer, employee, or agent of the Independence or Staten Island.

Ability to Call Special Meetings and Act by Written Consent

      In the case of both Independence and Staten Island, except as otherwise required by law and subject to the rights of holders of any class or series of preferred stock, special meetings of stockholders may be called only by the board of directors pursuant to a resolution approved by the affirmative vote of at least three-fourths of the directors then in office.

      Independence’s and Staten Island’s certificate of incorporation prohibits stockholder action by written consent in lieu of a meeting.

Preemptive Rights

      Neither Independence’s nor Staten Island’s certificate of incorporation provides for preemptive rights for its stockholders.

DISCUSSION OF ANTI-TAKEOVER PROTECTIONS IN INDEPENDENCE’S CERTIFICATE OF

INCORPORATION AND BYLAWS

General

      Provisions of the Independence certificate of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Independence without negotiation with the Independence board of directors. The effect of these provisions is discussed briefly below. All of the provisions discussed below are contained in Independence’s certificate of incorporation and bylaws currently. Staten Island’s certificate of incorporation and bylaws have substantially similar provisions.

Authorized Stock

      The shares of Independence common stock and Independence preferred stock authorized by Independence’s certificate of incorporation but not issued provide the Independence board of directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote. The Independence board of directors, consistent with its fiduciary duties, could also authorize the issuance of these shares, and could establish voting, conversion, liquidation and other rights for the Independence preferred stock being issued, in an effort to deter attempts to gain control of Independence.

Classification of Board of Directors; No Cumulative Voting

      Independence’s certificate of incorporation and bylaws provide that the board of directors of Independence is divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. This classification of the Independence board of directors may discourage a takeover of Independence because a stockholder with a majority interest in Independence would have to wait for at least two consecutive annual meetings of stockholders to elect a majority of the members of the Independence board of directors. Independence’s certificate of incorporation also does not and will not, after the merger, authorize cumulative voting for the election of directors of Independence.

Size of Board; Vacancies; Removal of Directors

      The provisions of Independence’s certificate of incorporation and bylaws giving the Independence board of directors the power to determine the exact number of directors and to fill any vacancies or newly created positions, and allowing removal of directors only for cause upon an 80% vote of stockholders, are intended to insure that the classified board provisions discussed above are not circumvented by the removal of incumbent directors. Furthermore, since Independence stockholders do not, and will not, after the merger, have the ability to call special meetings of stockholders, a stockholder seeking to have a director removed for cause generally will be able to do so only at an annual meeting of stockholders. These provisions could make the removal of any director more difficult, even if that removal were desired by the stockholders of Independence. In addition, these provisions of Independence’s certificate of incorporation and bylaws could make a takeover of Independence more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the Independence board of directors.

Special Meetings of Stockholders

      The provisions of Independence’s certificate of incorporation and bylaws relating to special meetings of stockholders are intended to enable the Independence board of directors to determine if it is appropriate for Independence to incur the expense of a special meeting in order to present a proposal to Independence stockholders. If the Independence board of directors determines not to call a special meeting, stockholder proposals could not be presented to the stockholders for action until the next annual meeting, or until the proposal is properly presented before an earlier duly called special meeting, because stockholders cannot call a special meeting. These provisions could make a takeover of Independence more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the Independence board of directors.

Stockholder Action by Unanimous Written Consent

      The purpose of the provision in Independence’s certificate of incorporation prohibiting stockholder action by written consent is to prevent any person or persons holding the percentage of the voting stock of Independence otherwise required to take corporate action from taking that action without giving notice to other stockholders and without the procedures of a stockholder meeting.

Amendment of Certificate of Incorporation and Bylaws

      The requirements in Independence’s certificate of incorporation and bylaws for an 80% stockholder vote for the amendment of certain provisions of Independence’s certificate of incorporation and Independence’s bylaws is intended to prevent a stockholder who controls a majority of the Independence stock from avoiding the requirements of important provisions of Independence’s certificate of incorporation or bylaws simply by amending or repealing them. Thus, the holders of a minority of the shares of the Independence stock could block the future repeal or modification of Independence’s bylaws and certain provisions of the certificate of incorporation, even if that action were deemed beneficial by the holders of more than a majority, but less than 80%, of the Independence stock.

Voting Limitation

      Independence’s certificate of incorporation provides that holders of common stock who beneficially own in excess of 10% of the outstanding shares of Independence common stock are not entitled to vote any shares held in excess of 10% of the outstanding shares of common stock.

Business Combination Statutes And Provisions

      Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder. This provision does not apply in the following circumstances, among others:

•	the transaction that caused the person to become an interested stockholder was approved by the board of directors of the target prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans; or

•	after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

      Neither of Independence’s certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to be exempt from the requirements of Section 203.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

      The following Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition combines the historical Consolidated Statement of Financial Condition of Independence and its subsidiaries and Staten Island and its subsidiaries giving effect to the completion of the merger on September 30, 2003, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

      The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Income for the nine months ended September 30, 2003 and the year ended December 31, 2002 combine the historical Consolidated Statements of Income of Independence and its subsidiaries and Staten Island and its subsidiaries giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

      With respect to the foregoing, it is assumed that the disposition of SIB Mortgage occurred on September 30, 2003 with respect to the Unaudited Pro Forma Combined Consolidated Statement of Financial Condition and the beginning of the periods with respect to the Unaudited Pro Forma Condensed Combined Consolidated Statements of Income.

      Although pro forma financial information is not a measure of performance calculated in accordance with generally accepted accounting principles, Independence and Staten Island believe that pro forma financial information is important because it gives effect to the merger as if the merger had become effective at the beginning of the period presented. The manner in which Independence and Staten Island calculate pro forma financial information may differ from similarly titled measures reported by other companies.

      The unaudited pro forma combined condensed consolidated financial statements included in this document are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger had been completed on the date or at the beginning of the period indicated or which may be obtained in the future. The unaudited pro forma combined condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of Independence and Staten Island included or incorporated by reference in this document. See “SUMMARY — Selected Consolidated Historical Financial Data of Independence” on page 8, “SUMMARY — Selected Consolidated Historical Financial Data of Staten Island” on page 12, “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 100 and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 20.

      We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

Unaudited Pro Forma Condensed Combined Consolidated

Statement of Financial Condition
At September 30, 2003

	Independence	Staten Island	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

	(In Thousands)
ASSETS:
Cash and cash equivalents	$239,800	$309,407	$(368,500)	B	$129,292
			(80,800)	B
			29,385	C
Securities available-for-sale	2,411,624	1,152,574	1,484,339	C	5,048,537

Loans available-for-sale	22,615	2,143,278	(1,967,341)	C	198,552

Mortgage loans on real estate	4,117,173	3,387,005	68,749	D	7,508,710
			(64,217)	C
Other loans	1,465,136	79,626			1,544,762

Total loans	5,582,309	3,466,631	4,532		9,053,472
Less: allowance for possible loan losses	(79,601)	(24,038)	1,463	C	(102,176)

Total loans, net	5,502,708	3,442,593	5,995		8,951,296

Premises, furniture and equipment, net	91,420	52,031	(12,617)	C	130,834
Accrued interest receivable	36,614	22,896	(2,496)	C	57,014
Goodwill	185,161	52,964	(52,964)	D	1,073,598
			888,437	E
Identifiable intangible assets, net	333	4,092	107,507	H	111,932
Other assets	444,815	374,254	(30,981)	D	701,780
			(86,308)	C

Total assets	$8,935,090	$7,554,089	$(86,344)		$16,402,835

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	5,184,148	3,855,593	7,572	D	9,047,313
Borrowings	2,416,300	2,961,507	93,122	D	4,923,710
			(547,219)	C
Subordinated notes	148,341	—	—		148,341
Escrow and other deposits	96,124	28,605	(18,546)	C	106,183
Accrued expenses and other liabilities	140,374	81,270	(23,059)	B	121,952
			(52,027)	C
			(24,606)	D

Total liabilities	7,985,287	6,926,975	(564,763)		14,347,499

Stockholders’ equity:
Common stock	760	903	(903)	F	831
			71	B
Additional paid-in-capital	750,413	588,155	(588,155)	F	1,472,309
			721,896	B
Treasury stock at cost	(383,566)	(369,178)	369,178	F	—
			383,566	B
Unallocated common stock held by ESOP	(70,446)	(26,782)	26,782	F	(70,446)
Non-vested awards under Recognition and Retention Plan	(7,205)	(3,917)	3,917	F	(7,205)
Retained earnings, substantially restricted	652,155	429,287	(429,287)	F	652,155
Accumulated other comprehensive income:
Net unrealized gain on securities available-for-sale, net of tax	7,692	8,646	(8,646)	F	7,692

Total stockholders’ equity	949,803	627,114	478,419		2,055,336

Total liabilities and stockholders’ equity	$8,935,090	$7,554,089	$(86,344)		$16,402,835

The accompanying notes are an integral part of the

unaudited pro forma condensed combined consolidated financial information.

Unaudited Pro Forma Condensed Combined Consolidated

Statements of Income
For the Nine Months Ended September 30, 2003

	Independence	Staten Island	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

	(In thousands, except per share data)
Interest income	$327,893	$285,180	$(30,496)	G	$582,577
Interest expense	112,572	126,758	(37,760)	G	201,570

Net interest income	215,321	158,422	7,264		381,007
Provision for loan losses	3,500	5,523			9,023

Net interest income after provision for loan losses	211,821	152,899	7,264		371,984
Non-interest income	83,859	364,423	(353,301)	C	94,981

General and administrative expense	137,193	413,376	67,414	D	261,735
			(356,248)	C
Amortization of identifiable intangible assets	1,712	434	9,486	H	11,560
			(72)	C

Income before provision for income taxes	156,775	103,512	(66,617)		193,670
Provision for income taxes	56,046	43,978	(29,334)	I	70,690

Net income	$100,729	$59,534	$(37,283)		$122,980

Earnings per share:
Basic earnings per share	$2.01	$1.09			$1.56

Diluted earnings per share	$1.91	$1.05			$1.51

Weighted average shares outstanding:
Basic	50,018	54,412		K	78,868
Diluted	52,690	56,533		K	81,540

The accompanying notes are an integral part of the

unaudited pro forma condensed combined consolidated financial information.

Unaudited Pro Forma Condensed Combined Consolidated

Statements of Income
For the Twelve Months Ended December 31, 2002

	Independence	Staten Island	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

	(In thousands, except per share data)
Interest income	$485,503	$397,132	$(40,661)	G	$841,974
Interest expense	175,579	188,614	(50,347)	G	313,846

Net interest income	309,924	208,518	9,686		528,128
Provision for loan losses	8,000	8,854	(4,724)	C	12,130

Net interest income after provision for loan losses	301,924	199,664	14,410		515,998
Non-interest income	75,118	273,107	(258,459)	C	89,766

General and administrative expense	178,084	309,767	(223,779)	C	331,486
			67,414	D
Amortization of identifiable intangible assets	6,971	581	12,648	H	20,103
			(97)	C

Income before provision for income taxes	191,987	162,423	(100,235)		254,175
Provision for income taxes	69,585	66,776	(43,587)	I	92,774

Income before cumulative effect of accounting change	122,402	95,647	(56,648)		161,401
Cumulative effect of accounting change	—	4,731	(4,731)	C	—

Net income	$122,402	$100,378	$(61,379)		$161,401

Earnings per share before cumulative effect of accounting change:
Basic earnings per share	$2.37	$1.71			$2.00

Diluted earnings per share	$2.24	$1.64			$1.94

Earnings per share after cumulative effect of accounting change:
Basic earnings per share	$2.37	$1.80			$2.00

Diluted earnings per share	$2.24	$1.72			$1.94

Weighted average shares outstanding:
Basic	51,703	55,841		K	80,553
Diluted	54,557	58,265		K	83,407

The accompanying notes are an integral part of the

unaudited pro forma condensed combined consolidated financial information.

Notes to Unaudited Pro Forma Combined

Condensed Consolidated Financial Statements
December 31, 2002 and September 30, 2003

(A) Basis of Presentation

      The Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition of Independence and its subsidiaries and Staten Island and its subsidiaries at September 30, 2003 has been prepared as if the merger had been completed on that date. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Income for the year ended December 31, 2002 and the nine months ended September 30, 2003 were prepared as if the merger had been completed at the beginning of the periods presented. The unaudited pro forma combined condensed consolidated financial statements are based on the historical financial statements of Independence and Staten Island after giving effect to the merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

      Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma combined condensed consolidated financial statements are summarized as follows:

(i) Estimated fair values — Estimated fair value for loans, deposits and borrowings were determined by Independence and Staten Island with the assistance of Keefe Bruyette. The resulting net premium on loans for purposes of these pro forma financial statements is being amortized to interest income on a straight-line method over 2.75 years. The resulting net premium on deposits and borrowings is being amortized into interest expense on a straight-line method over their remaining estimated lives.

(ii) Income taxes — A net deferred tax asset was recorded equal to the deferred tax consequences associated with the differences between the tax basis and book basis of the assets acquired and liabilities assumed, using a statutory tax rate of 41.0%. Independence’s actual effective tax rate for 2002 was 36.2%, and Staten Island’s actual effective tax rate for 2002 was 41.1%. Independence calculated the expected pro forma effective tax rate on the basis of federal, state and local statutory tax rates.

      Certain reclassifications have been made to Staten Island’s historical financial information in order to conform to Independence’s financial information.

(B) The cost to acquire Staten Island assumes 61,740,000 shares of Staten Island common stock (calculated under the treasury stock method) multiplied by the price per share of $23.88 will be exchanged for 25% cash and 75% Independence common stock at an implied exchange ratio of 0.6232.

Notes to Unaudited Pro Forma Combined
Condensed Consolidated Financial Statements — (Continued)

Cash consideration (payable pursuant to the merger agreement)	$368,500

0.6232 shares of Independence common stock at a value of $38.32 for 75% of 61,740,000 shares of Staten Island common stock — resulting in a value of $23.88 per share of Staten Island common stock
Value of shares to be issued from existing treasury stock	$383,566
Value of shares to be issued from authorized but unissued stock	721,967

Total stock consideration	$1,105,533

Acquisition costs:
Merger-related compensation and severance	$41,125
Professional services	26,925
System and facilities termination and other expenses	12,750

Total acquisition costs	80,800
Tax benefit of acquisition costs	(23,059)

Estimated transaction cost, net of tax	57,741

Total cost	$1,531,774

(C) Elimination of SIB Mortgage.

      The pro forma combined condensed consolidated financial statements reflect the divestiture of SIB Mortgage. The divestiture will enable the combined company to focus on its core strategy of building an enhanced community banking franchise. Although Independence and Staten Island have entered into an asset purchase agreement with Lehman Brothers Bancorp providing for a sale of up to 38 branch offices, the headquarters offices and related assets of SIB Mortgage to Lehman Brothers Bancorp, completion of that sale remains subject to various customary conditions, including receipt of regulatory approval. The assets not sold to Lehman Brothers Bancorp are assumed to be sold in these pro forma financials. The sale or liquidation of all SIB Mortgage assets are assumed to be reinvested in cash and securities.

      The pro forma combined condensed consolidated financial statements do not reflect the after-tax losses of $60.3 million and $44.3 million, respectively, recorded by SIB Mortgage for the quarter and year ended December 31, 2003. The loss was disclosed in Staten Island’s earnings release for the quarter and year ended December 31, 2003, which was an exhibit to a Current Report on Form 8-K filed with the SEC by Staten Island on January 30, 2004 and is incorporated by reference in this document. Despite certain operational enhancements, Staten Island currently expects additional losses in their mortgage company operations.

Notes to Unaudited Pro Forma Combined
Condensed Consolidated Financial Statements — (Continued)

(D) Purchase accounting adjustments are estimated as follows:

(In thousands)

Staten Island’s net assets — historical at September 30, 2003	$627,114
Termination of the Staten Island ESOP:
Final allocation of ESOP	67,414
ESOP allocation, net of tax	42,808

Total increase in equity, net of tax	24,606
Elimination of Staten Island intangible assets	(52,964)
Core deposit intangible	107,507
Fair value adjustments:
Loans receivable	68,749
Deposits	(7,572)
Borrowings	(93,122)

Subtotal-net fair value adjustments	(31,945)

Tax benefit of core deposit intangible and fair value adjustments	(30,981)

Net assets acquired	$643,337

(E) The excess of cost over the fair value of net assets acquired for the merger was calculated as follows:

(In thousands)

Total cost	$1,531,774
Net assets acquired	(643,337)

Total excess of cost over fair value of net assets acquired generated from the merger	$888,437

(F) Purchase accounting adjustments to eliminate $627.1 million of Staten Island’s stockholders’ equity accounts.

(G) Pro forma adjustments to interest income and interest expense were calculated for the merger as follows:

	For the	For the
	Year Ended	Nine Months Ended
	December 31,	September 30,
	2002	2003

	(In thousands)
Reduction in interest income for cash utilized to purchase Staten Island’s common stock (based on an average annual rate of 4.25%)	$(15,661)	$(11,746)
Amortization of premium on loans (2.75 years)	(25,000)	(18,750)

Total net reduction to interest income	(40,661)	(30,496)

Amortization of premium on deposits (2 years)	$3,786	$2,840
Amortization of premium on borrowings (2 years)	46,561	34,920

Total net reduction to interest expense	50,347	37,760

Net increase to net interest income	$9,686	$7,264

Notes to Unaudited Pro Forma Combined
Condensed Consolidated Financial Statements — (Continued)

(H) Independence retained an independent valuation services firm to determine the fair value and remaining useful life of the core deposit intangible. As a result, the core deposit intangible has been valued at $107.5 million and the average remaining useful life was estimated at 8.5 years. As such, the core deposit premium intangible asset is amortized over 8.5 years on a straight-line basis.

(I) Income tax expense was calculated using an effective tax rate of 36.5%.

(J) The following table summarizes the estimated impact of the amortization and accretion of the purchase accounting adjustments made in connection with the merger on Independence’s results of operations for the following years:

			Net increase
	Core		(decrease)
Projected Future Amounts for the	Deposit	Net (Accretion)	in income
Years Ended December 31,	Intangible	Amortization	Before Taxes

	(In thousands)
2004	$6,324	$(12,674)	$6,350
2005	12,648	(25,347)	12,699
2006	12,648	(174)	(12,474)
2007	12,648	6,250	(18,898)
2008	12,648	—	(12,648)
2009 and thereafter	50,591	—	(50,591)

(K) Basic and fully diluted weighted average number of shares of common stock and common stock equivalents utilized for the calculation of earnings per share for the periods presented were calculated using Independence’s historical weighted average shares of common stock and common stock equivalents plus 28,850,000 shares expected to be issued to Staten Island stockholders under the terms of the merger agreement.

EXPERTS

      The consolidated financial statements of Independence appearing in Independence’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      PricewaterhouseCoopers LLP, independent auditors, have audited Staten Island’s consolidated financial statements as of December 31, 2002 and 2001, and for each of the two years in the period ended December 31, 2002, as set forth in their report, incorporated by reference in Staten Island’s Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this document. Such consolidated financial statements are incorporated herein by reference in reliance on the report of PricewaterhouseCoopers LLP, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Staten Island for the year ended December 31, 2000, incorporated by reference in this joint proxy statement/ prospectus and registration statement, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and in the registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Arthur Andersen LLP has not reissued its report on the financial statements of Staten Island for the year ended December 31, 2000 incorporated by reference in this joint proxy statement/ prospectus, nor has it furnished an updated consent with respect to the incorporation by reference of those financial statements into the registration statement on Form S-4 filed by Independence. Arthur Andersen LLP has ceased practice before the Securities and Exchange Commission. You may have no effective remedy against Arthur Andersen LLP in connection with any material misstatement or omission in Staten Island’s financial statements for the year ended December 31, 2000 incorporated by reference herein.

LEGAL MATTERS

      The validity of shares of Independence common stock to be issued in the merger will be passed upon for Independence by Simpson Thacher & Bartlett LLP. Simpson Thacher & Bartlett LLP and Elias, Matz, Tiernan & Herrick L.L.P. will deliver their opinions to Independence and Staten Island, respectively, as to certain federal income tax consequences of the merger. See “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 81.

OTHER MATTERS

Independence 2004 Annual Meeting Stockholder Proposals

      Stockholder proposals intended to be presented at the annual meeting of Independence stockholders in 2004 pursuant to Rule 14a-8(b) promulgated under the Securities Exchange Act of 1934 must have been received by the Secretary of Independence not later than December 12, 2003, in order to be included in the proxy materials sent by management of Independence for such meeting.

      In order to be considered at the annual meeting of Independence stockholders in 2004, stockholder proposals that have not been included in the proxy materials sent by management of Independence for that meeting pursuant to Rule 14a-8(b) must comply with the advance notice and eligibility requirements contained in Independence’s bylaws. Independence’s bylaws provide that stockholders are required to give advance notice to Independence of any nomination by a stockholder of candidates for election as directors and of any business to be brought by a stockholder before an annual stockholders’ meeting. Specifically, the bylaws provide that for a stockholder to nominate a person for election to Independence’s board of directors, the stockholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to the Secretary of Independence. The bylaws also provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have the legal right and authority to make the proposal for consideration at the meeting and the stockholder must give timely written notice of the proposal to the Secretary of Independence. In order to be timely, a stockholder’s notice must be delivered to the principal executive offices of Independence more than 120 days prior to the anniversary date of the mailing of proxy materials by Independence in connection with the preceding year’s annual meeting. The 2003 annual meeting of Independence stockholders was held on May 30, 2003. The notice must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal.

      The specific requirements of these advance notice and eligibility provisions are set forth in Section 14 of Article II of Independence’s bylaws, a copy of which is available upon request. Those requests and any stockholder proposals should be sent to the Secretary of Independence at the principal executive offices of Independence.

Staten Island 2004 Annual Meeting Stockholder Proposals

      Stockholder proposals intended to be presented at the annual meeting of Staten Island stockholders in 2004 pursuant to Rule 14a-8(b) promulgated under the Securities Exchange Act of 1934 must have been received by the Secretary of Staten Island not later than December 9, 2003, in order to be included in the proxy materials sent by management of Staten Island for such meeting.

      In order to be considered at the annual meeting of Staten Island stockholders in 2004, stockholder proposals that have not been included in the proxy materials sent by management of Staten Island for that meeting pursuant to Rule 14a-8(b) must comply with the advance notice and eligibility requirements contained in Staten Island’s bylaws. Staten Island’s bylaws provide that stockholders are required to give advance notice to Staten Island of any nomination by a stockholder of candidates for election as director and of any business to be brought by a stockholder before an annual stockholders’ meeting. Specifically, the bylaws provide that for a stockholder to nominate a person for election to Staten Island’s board of directors, the stockholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to the Secretary of Staten Island. The bylaws also provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have the legal right and authority to make the proposal for consideration at the meeting and the stockholder must give timely written notice of the proposal to the Secretary of Staten Island. In order to be timely, a stockholder’s notice must be delivered to the principal executive offices of Staten Island more than 120 days prior to the anniversary date of the mailing of proxy materials by Staten Island in connection with the preceding year’s annual meeting. The 2003 annual meeting of Staten Island stockholders was held on May 15, 2003. The notice must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal.

      The specific requirements of these advance notice and eligibility provisions are set forth in Section 14 of Article II of Staten Island’s bylaws, a copy of which is available upon request. Such requests and any stockholder proposals should be sent to the Secretary of Staten Island at the principal executive offices of Staten Island.

WHERE YOU CAN FIND MORE INFORMATION

      Independence has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Staten Island stockholders of the shares of Independence common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Independence and Independence’s capital stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this document.

      In addition, Independence and Staten Island file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

      You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide website that contains reports, proxy statements and other information about issuers, like Independence and Staten Island, who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

      You should also be able to inspect reports, proxy statements and other information about Staten Island at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10004 and Independence at the offices of the Nasdaq Stock Market, Inc. 33 Whitehall Street, New York, New York 10004.

      The Securities and Exchange Commission allows Independence and Staten Island to incorporate by reference information into this document. This means that Independence and Staten Island can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document as described below.

      This document incorporates by reference the documents listed below that Independence and Staten Island previously filed with the Securities and Exchange Commission. They contain important information about the companies and their financial condition.

Independence Securities and Exchange Commission Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Report on Form 10-Q	Quarter ended September 30, 2003
Current Reports on Form 8-K	Filed on January 27, 2003, April 22, 2003, June 17, 2003, July 22, 2003, September 10, 2003, October 21, 2003, October 31, 2003, November 25, 2003, December 8, 2003 and January 20, 2004

The description of Independence common stock set forth in the registration statement on Form 8-A (No. 000-23229) filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description
Filed on October 17, 1997

Staten Island Securities and Exchange Commission Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Report on Form 10-Q	Quarter ended September 30, 2003
Current Reports on Form 8-K	Filed on January 24, 2003, February 28, 2003, April 18, 2003, May 8, 2003, May 16, 2003, July 18, 2003, October 17, 2003, November 13, 2003, November 25, 2003, December 9, 2003 and January 30, 2004

The description of Staten Island common stock set forth in the registration statement on Form 8-A (No. 001-13503) filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description
Filed October 15, 1997

      In addition, Independence and Staten Island also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this document and the date of the Independence special meeting or the Staten Island special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      Staten Island has supplied all information contained or incorporated by reference in this document relating to Staten Island and Independence has supplied all information relating to Independence.

      Documents incorporated by reference are available from Independence and Staten Island without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Independence Community Bank Corp. 195 Montague Street Brooklyn, New York 11201 (718) 722-5300	Staten Island Bancorp, Inc. 1535 Richmond Avenue Staten Island, New York (718) 447-8880

      Neither Independence nor Staten Island has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN
INDEPENDENCE COMMUNITY BANK CORP.
AND
STATEN ISLAND BANCORP, INC.
DATED AS OF NOVEMBER 24, 2003
(WITHOUT EXHIBITS)

A-i

A-ii

EXHIBITS:

Exhibit A	Form of Termination and Release Agreement
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Noncompetition Agreement

A-iii

INDEX OF DEFINED TERMS

Acquisition Proposal	A-32
Advisory Board	A-39
Agreement	A-1
Average Market Price	A-2
BIF	A-8
Business Day	A-1
Cash Conversion Shares	A-3
Cash Election	A-3
Cash Election Price	A-2
Cash Proration Factor	A-3
Certificate of Merger	A-1
Certificates	A-5
Change in ICBC Recommendation	A-32
Change in Recommendation	A-32
Change in SIB Recommendation	A-32
Closing	A-1
Closing Date	A-1
Code	A-1
Confidentiality Agreement	A-31
CRA	A-18
DGCL	A-1
Dissenting Shareholder	A-2
Dissenting Shares	A-2
Effective Time	A-1
Election Deadline	A-6
Election Form	A-5
Election Form Record Date	A-3
Environmental Laws	A-17
ERISA	A-13
ERISA Affiliate	A-13
ESOP	A-35
Exchange Act	A-10
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-2
Executive Agreements	A-35
Fannie Mae	A-18
FDIC	A-8
FHLB	A-8
Freddie Mac	A-18
GAAP	A-7
Ginnie Mae	A-17
Governmental Entity	A-10
HOLA	A-8
HSR Act	A-10
HUD	A-17
ICBC	A-1
ICBC 401(k) Plan	A-36
ICBC Board Approval	A-24
ICBC Common Stock	A-2
ICBC Disclosure Schedule	A-19
ICBC Plans	A-23
ICBC Preferred Stock	A-19
ICBC Recommendation	A-32
ICBC Regulatory Agreement	A-24
ICBC Reports	A-21
ICBC Share Price	A-4
ICBC Stock Option Plans	A-19
ICBC Stockholders Meeting	A-32
Indemnified Parties	A-37
Independence Bank	A-1
Injunction	A-40
Insurance Amount	A-38
Joint Proxy Statement/ Prospectus	A-10
Liens	A-9
Loans	A-17
Material Adverse Effect	A-7
Merger	A-1
Merger Consideration	A-3
Mortgage Company	A-27
Mortgage Company Flow Agreement	A-30
Mortgage Company Operating Plan	A-27
OTS	A-10
PBGC	A-13
Plans	A-13
Pool	A-18
Regulation O	A-17
Required ICBC Vote	A-23
Required SIB Vote	A-14
Requisite Regulatory Approvals	A-40
S-4	A-10
SAIF	A-19
Savings Bank Merger	A-1
SEC	A-10
Secondary Election Form Record Date	A-3
Section 16 Information	A-39
Securities Act	A-10
SIB	A-1
SIB 401(k) Plan	A-36
SIB Board Approval	A-14
SIB Cash Election Shares	A-3
SIB Common Stock	A-2
SIB Contract	A-15
SIB Disclosure Schedule	A-7

A-iv

SIB Employees	A-34
SIB Insiders	A-37
SIB Option	A-4
SIB Preferred Stock	A-8
SIB Recognition Plan	A-2
SIB Recommendation	A-32
SIB Regulatory Agreement	A-15
SIB Reports	A-9
SIB Restricted Stock	A-5
SIB Stock Election Shares	A-4
SIB Stock Option Plan	A-8
SIB Stockholders Meeting	A-32
SIBT	A-1
Significant Subsidiary	A-33
Stock Conversion Shares	A-4
Stock Election	A-3
Stock Proration Factor	A-4
Stockholders Meetings	A-32
Subsidiary	A-8
Superintendent	A-10
Superior Proposal	A-33
Surviving Company	A-1
Tax Return	A-12
Taxes	A-12
Termination Fee	A-43
VA	A-17
Valuation Period	A-2
Voting Debt	A-9

A-v

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, dated as of November 24, 2003 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between INDEPENDENCE COMMUNITY BANK CORP., a Delaware corporation (“ICBC”) and STATEN ISLAND BANCORP, INC., a Delaware corporation (“SIB”).

      WHEREAS, the respective Boards of Directors of each of ICBC and SIB have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which SIB would merge with and into ICBC (the “Merger”), and immediately thereafter SI Bank & Trust (“SIBT”), a wholly owned subsidiary of SIB, would be merged with and into Independence Community Bank (“Independence Bank”), a wholly owned subsidiary of ICBC (the “Savings Bank Merger”); and

      WHEREAS, it is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

      1.1.     The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as hereinafter defined), SIB shall merge with and into ICBC. ICBC shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Company”) in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Company shall be Independence Community Bank Corp. Upon consummation of the Merger, the separate corporate existence of SIB shall terminate.

      1.2.     Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) which shall be filed with the Secretary of State of the State of Delaware on the Closing Date (as hereinafter defined). The term “Effective Time” shall mean the time when the Merger becomes effective, as set forth in the Certificate of Merger.

      1.3.     Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the DGCL.

      1.4.     Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Eastern time on the date that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the “Closing Date”). The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed upon in writing by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in the City of New York are required or authorized by law to be closed.

      1.5.     Certificate of Incorporation. At the Effective Time, the certificate of incorporation of ICBC, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company.

      1.6.     Bylaws. At the Effective Time, the bylaws of ICBC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.

      1.7.     Board of Directors. Subject to Section 7.14, the directors of ICBC immediately prior to the Effective Time shall continue to be the directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

      2.1.     Conversion of SIB Common Stock. At the Effective Time, by virtue of the Merger:

(a) All shares of common stock, par value $0.01 per share, of SIB (the “SIB Common Stock”) that are (i) owned directly by SIB as treasury stock, (ii) unallocated shares of SIB Common Stock held in its Amended and Restated 1998 Recognition and Retention Plan and Trust Agreement (the “SIB Recognition Plan”) or (iii) owned directly by ICBC (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and no shares of common stock, par value $0.01 per share, of ICBC (“ICBC Common Stock”), or other consideration shall be delivered in exchange therefor.

(b) Each outstanding share of SIB Common Stock that under the terms of Section 2.3 is to be converted into the right to receive shares of ICBC Common Stock shall, subject to Section 2.4, be converted into and become the right to receive a number of shares of ICBC Common Stock equal to the Cash Election Price (as hereinafter defined) divided by the Average Market Price (such quotient, the “Exchange Ratio”). For purposes of this Agreement, the “Average Market Price” shall mean the average of the closing prices of shares of ICBC Common Stock on the Nasdaq National Market as reported by The Wall Street Journal for the ten consecutive full trading days (the “Valuation Period”) ending on the tenth Business Day prior to the Closing Date (for the sake of clarity, such tenth Business Day shall be considered the last full trading day included within the Valuation Period). The Average Market Price shall be calculated to the nearest one-hundredth of one cent and the Exchange Ratio shall be calculated to the nearest ten thousandth.

(c) Each outstanding share of SIB Common Stock that under the terms of Section 2.3 is to be converted into the right to receive cash shall be converted into the right to receive the sum of (x) 0.7500 times 0.6232 times the Average Market Price and (y) 0.2500 times $23.8810 (such sum, the “Cash Election Price”).

(d) Each outstanding share of SIB Common Stock held by a holder who has perfected such holder’s right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of ICBC Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted pursuant to the DGCL. SIB shall give ICBC prompt notice upon receipt by SIB of any such demands for payment of the fair value of such shares of SIB Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter referred to as a “Dissenting Shareholder”), and ICBC shall have the right to participate in all negotiations and proceedings with respect to any such demands. SIB shall not, except with the prior written consent of ICBC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

(e) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to such payment at or prior to the Effective Time, such holder’s shares of SIB Common Stock shall be converted into a right to receive cash or ICBC Common Stock in accordance with the provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to such payment after the Effective Time, each share of SIB Common Stock of such holder shall be converted on a share-by-share basis into either the right to receive the Cash Election Price or ICBC Common Stock as ICBC shall determine in its sole discretion.

(f) The Exchange Ratio set forth above shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding ICBC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in ICBC’s capitalization.

      2.2.     Election Procedures. (a) Each person who, as of three Business Days prior to the date on which the Election Form (as hereinafter defined) is mailed pursuant to Section 3.2 hereof (the “Election Form Record Date”), is a record holder of shares of SIB Common Stock shall have the right to submit an Election Form specifying the number of shares of SIB Common Stock that such person desires to have converted into the right to receive ICBC Common Stock (a “Stock Election”), and the number of shares of SIB Common Stock that such person desires to have converted into the right to receive the Cash Election Price (a “Cash Election”). Any such record holder who fails properly to submit an Election Form on or before the Election Deadline (as hereinafter defined) in accordance with the procedures set forth in Section 3.2 or shall have acquired shares of SIB Common Stock after the Secondary Election Form Record Date (defined below) shall be deemed to have made a Stock Election. Any Dissenting Shares shall be deemed SIB Cash Election Shares (as hereinafter defined), and with respect to such shares the holders thereof shall in no event receive consideration comprised of ICBC Common Stock. Any election to receive ICBC Common Stock or cash shall have been properly made only if the Exchange Agent (as hereinafter defined) shall have actually received a properly completed Election Form by the Election Deadline, and, in accordance with Section 3.2, any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent.

      (b) The Exchange Agent shall make available an additional Election Form to all persons who become record holders of SIB Common Stock between the Election Form Record Date and the close of business on the fifth Business Day prior to the Election Deadline (the “Secondary Election Form Record Date”).

      2.3.     Proration. Within five Business Days after the Election Deadline, the Exchange Agent shall calculate the allocation among holders of SIB Common Stock of rights to receive ICBC Common Stock or cash in the Merger in accordance with the Election Forms as follows (the consideration provided for in this Section 2.3, together with the consideration provided for in Section 2.4, is referred to as the “Merger Consideration”):

(a) In the event the aggregate number of shares of SIB Common Stock in respect of which Cash Elections shall have been made (the “SIB Cash Election Shares”) is greater than the quotient of (x) $368,500,000 divided by (y) the Cash Election Price (such quotient, the “Cash Conversion Shares”), then:

(i) all shares of SIB Common Stock in respect of which Stock Elections have been made will be converted into the right to receive ICBC Common Stock in accordance with the terms of Section 2.1(b); and

(ii) all shares of SIB Common Stock in respect of which Cash Elections have been made will be converted into the right to receive ICBC Common Stock and cash in the following manner:

(A) a proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) $368,500,000 by (y) the product of the SIB Cash Election Shares and the Cash Election Price;

(B) the number of SIB Cash Election Shares held by each holder of shares of SIB Common Stock that will be converted into the right to receive cash pursuant to the terms of Section 2.1(c) shall be determined by multiplying the Cash Proration Factor by the number of SIB Cash Election Shares held by such holder; and

(C) all SIB Cash Election Shares other than those shares converted into the right to receive cash in accordance with the preceding subparagraph (B) shall be converted into the right to receive ICBC Common Stock in accordance with the terms of Section 2.1(b); or

(b) In the event the aggregate number of SIB Cash Election Shares is less than the Cash Conversion Shares, then:

(i) all SIB Cash Election Shares (subject to the provisions of Section 2.1(d) with respect to any Dissenting Shares) will be converted into the right to receive cash in accordance with the terms of Section 2.1(c); and

(ii) all shares of SIB Common Stock in respect of which Stock Elections shall have been made (the “SIB Stock Election Shares”) will be converted into the right to receive ICBC Common Stock and cash in the following manner:

(A) a proration factor (the “Stock Proration Factor”) shall be determined by dividing the Stock Conversion Shares (defined below) by the aggregate number of SIB Stock Election Shares. The “Stock Conversion Shares” shall mean the difference between (x) the total number of shares of SIB Common Stock outstanding immediately prior to the Effective Time and (y) the Cash Conversion Shares;

(B) the number of SIB Stock Election Shares held by each holder of shares of SIB Common Stock that will be converted into the right to receive shares of ICBC Common Stock pursuant to the terms of Section 2.1(b) shall be determined by multiplying the Stock Proration Factor by the number of SIB Stock Election Shares held by such holder; and

(C) all SIB Stock Election Shares other than those shares converted into the right to receive ICBC Common Stock in accordance with the preceding subparagraph (B) shall be converted into the right to receive cash in accordance with the terms of Section 2.1(c); or

(c) If the number of SIB Stock Election Shares is equal to the number of Stock Conversion Shares and the number of SIB Cash Election Shares is equal to the number of Cash Conversion Shares, then subparagraphs (a) and (b) of this Section 2.3 shall not apply and all SIB Stock Election Shares will be converted into the right to receive ICBC Common Stock and all SIB Cash Election Shares (subject to the provisions of Section 2.1(d)) will be converted into the right to receive cash.

      2.4.     No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of ICBC Common Stock shall be issued in the Merger. Each holder of SIB Common Stock who otherwise would have been entitled to a fraction of a share of ICBC Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of SIB Common Stock owned by such holder at the Effective Time) by the ICBC Share Price. The “ICBC Share Price” shall mean the average of the closing sale prices of one share of ICBC Common Stock for the five trading days immediately preceding the Closing Date on the Nasdaq National Market as reported by The Wall Street Journal. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

      2.5.     ICBC Common Stock; ICBC Preferred Stock. At and after the Effective Time, each share of ICBC Common Stock and each share of any preferred stock of ICBC issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of ICBC and shall not be affected by the Merger. Each share of ICBC Common Stock owned by SIB immediately prior to the Effective Time shall become treasury stock of ICBC at the Effective Time.

      2.6.     Options; Restricted Share Units. (a) At the Effective Time, each option granted by SIB to purchase shares of SIB Common Stock (each, an “SIB Option”) which is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall cease to represent a right to acquire shares of SIB Common Stock and shall be converted into an option to acquire, on the same terms and conditions as were applicable under the SIB Option, that number of shares of ICBC Common Stock determined by multiplying the number of shares of SIB Common Stock subject to such SIB Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of SIB Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such SIB Option divided by the Exchange Ratio; provided, however, that in the case of any SIB Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

      (b) Within ten Business Days after the Effective Time, ICBC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of ICBC Common Stock subject to the options referred to in paragraph (a) of this Section 2.6 and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act (as hereinafter defined).

      (c) At the Effective Time, each award to receive a distribution of SIB Common Stock granted by SIB (collectively, the “SIB Restricted Stock”) which is unvested and outstanding immediately prior to date of this Agreement and set forth in Section 2.6(c) of the SIB Disclosure Schedule (as hereinafter defined) shall vest and become free of any restrictions to which they are subject under the SIB Recognition Plan.

      2.7.     Reservation of Right to Revise Structure. ICBC may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including to provide for a merger of SIB with and into a direct wholly owned corporate subsidiary of ICBC or a single member limited liability company wholly owned by ICBC; provided, however, that no such change shall (A) alter or change the amount or kind of the Merger Consideration, (B) adversely affect the anticipated tax consequences of the Merger to the holders of SIB Common Stock as a result of receiving the Merger Consideration, or (C) materially impede or delay consummation of the Merger. In the event ICBC elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III

EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

      3.1.     ICBC to Make Merger Consideration Available. ICBC shall appoint an agent, who shall be reasonably acceptable to SIB (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time evidenced shares of SIB Common Stock (the “Certificates”) for the Merger Consideration. At or promptly after the Effective Time, ICBC shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article III, certificates representing the shares of ICBC Common Stock and an estimated amount of cash sufficient to make all payments pursuant to Sections 2.3 and 2.4 (such cash and certificates for shares of ICBC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The cash deposited with the Exchange Agent pursuant to this Section 3.1 shall be invested by the Exchange Agent as directed by ICBC.

      3.2.     Election Form. No later than fifteen Business Days prior to the expected Effective Time, the Exchange Agent shall mail to each holder of record of SIB Common Stock on the Election Form Record Date (or, in the case of those persons specified in Section 2.2(b), no later than the fifth Business Day prior to the Election Deadline, the Exchange Agent shall mail to each holder of record of SIB Common Stock on the Secondary Election Form Record Date) an election form (the “Election Form”) providing for such holders to make the Cash Election and/or the Stock Election; provided, however, that such Election Form need not be mailed prior to the receipt of the Requisite Regulatory Approvals (as hereinafter defined). Any election other than a deemed Stock Election shall be validly made only if the Exchange Agent shall have received by 5:00 p.m., New York City time, on a date (the “Election

Deadline”) to be decided by ICBC (which date shall not be earlier than fifteen Business Days after the initial mailing of the Election Form and no later than the Effective Time), an Election Form properly completed and executed (with the signature or signatures thereon guaranteed to the extent required by the Election Form) by such holder accompanied by such holder’s Certificates, or by an appropriate guarantee of delivery of such Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of SIB Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder’s election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of SIB Common Stock may at any time prior the Election Deadline revoke such holder’s election and withdraw such holder’s Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline.

      3.3.     Exchange of Shares. (a) As soon as reasonably practicable after the Effective Time, and in no event more than five Business Days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate who has not previously surrendered such Certificate or Certificates with the Election Form a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration therefor. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certifications on the Merger Consideration payable upon the surrender of the Certificates.

      (b) No dividends or other distributions with a record date after the Effective Time with respect to ICBC Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to shares of ICBC Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until such holder shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, such holder thereof entitled to receive ICBC Common Stock shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of ICBC Common Stock represented by such Certificate.

      (c) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

      (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of SIB of the shares of SIB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

      (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of SIB for six months after the Effective Time shall be paid, at the request of ICBC, to ICBC. Any stockholders of SIB who have not theretofore complied with this Article III shall thereafter look only to ICBC for payment of the Merger Consideration and unpaid dividends and distributions on the ICBC Common Stock deliverable in respect of each share of SIB Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of ICBC, SIB, the Exchange Agent or any other person shall be liable to any former holder of shares of SIB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ICBC, the posting by such person of a bond in such amount as ICBC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

      (g) ICBC or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of SIB Common Stock such amounts as ICBC or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by ICBC or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the SIB Common Stock in respect of whom such deduction and withholding were made by ICBC or the Exchange Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SIB

      As of the date hereof, SIB has delivered to ICBC a schedule (the “SIB Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more covenants contained in Article VI; provided, however, that (i) no such item is required to be set forth in the SIB Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 8.2(a), and (ii) the mere inclusion of an item in the SIB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SIB that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect (as hereinafter defined) on SIB.

      SIB hereby represents and warrants to ICBC as follows:

      4.1.     Corporate Organization.

      (a) SIB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SIB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on SIB. As used in this Agreement, the term “Material Adverse Effect” means, with respect to SIB, ICBC or the Surviving Company, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or a material adverse effect on such party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change after the date of this Agreement in laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities or in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, in any such case applicable to banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, (ii) the announcement of this Agreement or any action of either party or any

Subsidiary (defined in Section 4.1(b)) thereof required to be taken by it under this Agreement or with the prior written consent of the other party, (iii) any changes after the date of this Agreement in general economic conditions or interest rates affecting banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, (iv) the result of activities (including mortgage loan originations) at the Mortgage Company (as hereinafter defined) to the extent such activities are conducted in accordance with the Mortgage Company Operating Plan (as hereinafter defined) or the Mortgage Company Flow Agreement (as hereinafter defined) or (v) expenses and costs incurred in connection with the transactions contemplated hereby (to the extent not materially in excess of the good faith estimate thereof provided by SIB to ICBC prior to the date of this Agreement); provided, however, that a decrease in the trading or market prices of a party’s capital stock shall not be considered, by itself, to constitute a Material Adverse Effect. SIB is duly registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended (“HOLA”), and qualifies as a savings and loan holding company of the type described in Section 10(c)(3)(A) of HOLA. The copies of the certificate of incorporation and bylaws of SIB which have previously been made available to ICBC are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

      (b) Each Subsidiary of SIB (i) is duly organized and validly existing as a savings bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SIB and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

      (c) Except for its ownership of SIBT, SIB does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). SIBT is a qualified thrift lender pursuant to Section 10(m) of HOLA and its deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund (the “BIF”) to the fullest extent permitted by law. SIBT is a member in good standing of the Federal Home Loan Bank (“FHLB”) of New York.

      4.2.     Capitalization.

      (a) The authorized capital stock of SIB consists of 100,000,000 shares of SIB Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share, of SIB (the “SIB Preferred Stock”). As of the date of this Agreement, there were 58,776,874 shares of SIB Common Stock outstanding (including 4,578,082 unallocated shares of SIB Common Stock held in the ESOP (defined in Section 7.7(e)) and 391,890 unallocated shares of SIB Common Stock held in the SIB Recognition Plan), no shares of SIB Preferred Stock outstanding and 31,483,750 shares of SIB Common Stock held in SIB’s treasury. No other shares of SIB Common Stock or SIB Preferred Stock were issued or outstanding. As of the date of this Agreement, no shares of SIB Common Stock or SIB Preferred Stock were reserved for issuance, except for an aggregate of 6,670,278 shares of SIB Common Stock reserved for issuance upon the exercise of stock options pursuant to the Amended and Restated 1998 Stock Option Plan (the “SIB Stock Option Plan”). All of the issued and outstanding shares of SIB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above or in Section 4.2(a) of the SIB Disclosure Schedule, SIB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of SIB Common Stock or SIB Preferred Stock or any other equity securities of SIB or any securities representing the right to purchase or otherwise receive any shares of SIB capital stock (including any rights plan or agreement). Section 4.2(a) of the SIB Disclosure Schedule contains a list setting forth as of the date of this Agreement all outstanding stock options pursuant to the SIB Stock Option Plan, the names of the optionees, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised.

      (b) Section 4.2(b) of the SIB Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of SIB. Except as set forth in Section 4.2(b) of the SIB Disclosure Schedule, SIB owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of SIB’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither SIB nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of SIB or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

      (c) Except as disclosed in Section 4.2(c) of the SIB Disclosure Schedule and for the ownership of SIB’s Subsidiaries, neither SIB nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity, excluding any investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in respect of debts previously contracted.

      (d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which SIB’s stockholders may vote (“Voting Debt”) have been issued by SIB and are outstanding.

      4.3.     Authority; No Violation.

      (a) SIB has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Required SIB Vote (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of SIB, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required SIB Vote, and no other corporate or stockholder proceedings on the part of SIB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SIB and (assuming due authorization, execution and delivery by ICBC) constitutes a valid and binding obligation of SIB, enforceable against SIB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

      (b) Except as set forth in Section 4.3(b) of the SIB Disclosure Schedule, Neither the execution and delivery of this Agreement by SIB nor the consummation by SIB of the transactions contemplated hereby, nor compliance by SIB with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of SIB or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SIB or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SIB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SIB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on SIB.

      4.4.     Consents and Approvals. Except for (i) the approval of the Merger by the Office of Thrift Supervision (“OTS”) and the approval of the Savings Bank Merger by the FDIC and by the Superintendent of Banks of the New York State Banking Department (the “Superintendent”) under the New York banking law, (ii) approval of the quotation of the ICBC Common Stock to be issued in the Merger on the Nasdaq National Market System, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the respective meetings of the stockholders of SIB and of ICBC to be held to vote on the adoption of this Agreement (the “Joint Proxy Statement/ Prospectus”) and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which the Joint Proxy Statement/ Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the adoption of this Agreement by the Required SIB Vote and by the Required ICBC Vote (as hereinafter defined), (vi) the consents and approvals set forth in Section 4.4 of the SIB Disclosure Schedule, (vii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (viii) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on SIB or ICBC, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or with any other third party are necessary in connection with (A) the execution and delivery by SIB of this Agreement and (B) the consummation by SIB of the Merger and the other transactions contemplated hereby.

      4.5.     SEC Documents; Other Reports; Internal Controls. (a) SIB has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “SIB Reports”). Except as set forth in Section 4.5 of the SIB Disclosure Schedule, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the SIB Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SIB Reports, and none of the SIB Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SIB Reports. None of SIB’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

      (b) SIB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of SIB and its Subsidiaries or as set forth in Section 4.5(b) of the SIB Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of SIB, threatened an investigation into the business or operations of SIB or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 4.5(b) of the SIB Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, SIB or any of its Subsidiaries.

      (c) The records, systems, controls, data and information of SIB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SIB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the SIB Reports filed with the SEC prior to the date hereof, SIB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

      4.6.     Financial Statements; Undisclosed Liabilities. (a) Except as set forth in Section 4.6 of the SIB Disclosure Schedule, the financial statements of SIB (including any related notes thereto) included in the SIB Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of SIB and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of SIB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

      (b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of SIB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, as filed with the SEC or (ii) liabilities incurred since September 30, 2003 in the ordinary course of business consistent with past practice, neither SIB nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement.

      4.7.     Broker’s Fees. Except as set forth in Section 4.7 of the SIB Disclosure Schedule, neither SIB nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 4.7 of the SIB Disclosure Schedule have previously been furnished to ICBC.

      4.8.     Absence of Certain Changes or Events. Except as publicly disclosed in the SIB Reports filed with the SEC prior to the date hereof, or as set forth in Section 4.8 of the SIB Disclosure Schedule, since September 30, 2003, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SIB and (ii) SIB and its Subsidiaries have not taken any action that would have been prohibited by Section 6.2 if taken after the date of this Agreement.

      4.9.     Legal Proceedings. (a) Except as publicly disclosed in the SIB Reports filed with the SEC prior to the date hereof, neither SIB nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of SIB’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SIB or any of its Subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on SIB.

      (b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon SIB, any of its Subsidiaries or the assets of SIB or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on SIB or the Surviving Company.

      4.10.     Taxes.

      (a) Except as set forth in Section 4.10(a) of the SIB Disclosure Schedule: (x) each of SIB and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of SIB (in accordance with GAAP) for all Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (y) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of SIB or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either SIB or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

      (b) Neither SIB nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is SIB) filing a consolidated tax return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

      (c) Except as set forth in Section 4.10(c) of the SIB Disclosure Schedule, none of SIB or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

      (d) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to SIB or any of its Subsidiaries.

      (e) None of SIB or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

      (f) Except as set forth in Section 4.10(f) of the SIB Disclosure Schedule, all Taxes required to be withheld, collected or deposited by or with respect to SIB and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

      (g) Except as set forth in Section 4.10(g) of the SIB Disclosure Schedule, neither SIB nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

      (h) Except as set forth in Section 4.10(h) of the SIB Disclosure Schedule, neither SIB nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

      (i) Neither SIB nor any of its Subsidiaries filed a consent prior to January 1, 2003 to the application of Section 341(f) of the Code.

      (j) SIB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      (k) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

      (l) For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

      4.11.     Employees; Employee Benefit Plans.

      (a) Section 4.11 of the SIB Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, restricted stock, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of SIB or any of its Subsidiaries has any present or future right to benefits and under which SIB or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans”.

      (b) With respect to each Plan, SIB has delivered to ICBC a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by SIB or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

      (c)(i) Each Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject SIB or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no “reportable event” (as such term is defined in ERISA section 4043), “prohibited transaction” (as such term is defined in ERISA section 406 and Code section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Plan; (v) except as set forth in Section 4.11 of the SIB Disclosure Schedule, no Plan provides retiree welfare benefits and neither SIB nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (vi) neither SIB nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

      (d) None of the Plans is a multiemployer plan (within the meaning of ERISA section 3(37)) and none of SIB, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

      (e) With respect to any Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of SIB or any of its Subsidiaries, threatened, (ii) no facts or circumstances exist to the knowledge of SIB or any of its Subsidiaries that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC).

      (f) Except as set forth in Section 4.11(f) of the SIB Disclosure Schedule, no Plan exists that could result in the payment to any present or former employee, director or independent consultant of SIB or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of SIB or any of its Subsidiaries as a result of the transaction contemplated by this Agreement. Except as set forth in Section 4.11(f) of the SIB Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee or director of SIB or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

      (g) Section 4.11(g) of the SIB Disclosure Schedule sets forth the liability of each participant under each of the deferred compensation plans sponsored or maintained by SIB or its Subsidiaries.

      4.12.     Board Approval; Stockholder Vote Required. (a) On or prior to the date hereof, the Board of Directors of SIB, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “SIB Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of SIB and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of SIB adopt this Agreement and directed that such matter be submitted for consideration by SIB stockholders at the SIB Stockholders Meeting. The SIB Board Approval constitutes approval of this Agreement and the Merger (x) for purposes of Section 203 of the DGCL and (y) by at least two-thirds of the entire Board of Directors pursuant to Articles 1 and 12 of the certificate of incorporation of SIB. To the knowledge of SIB, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby. SIB does not have any shareholder rights plan in effect. SIB has taken any action required to be taken by it in order to exempt this Agreement and the Merger from the requirements of SIB’s certificate of incorporation or bylaws, including Articles 11 and 12 of SIB’s certificate of incorporation.

      (b) The affirmative vote of the holders of a majority of the outstanding shares of SIB Common Stock to adopt this Agreement (the “Required SIB Vote”) is the only vote of the holders of any class or series of SIB capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

      4.13.     Compliance With Applicable Law. (a) Except as disclosed in Section 4.13 of the SIB Disclosure Schedule, SIB and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to SIB or any of its Subsidiaries (including the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on SIB, and neither SIB nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on SIB.

      (b) SIB and each of its Subsidiaries has administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SIB. None of SIB, any of its Subsidiaries, or, to the knowledge of SIB, any director, officer or employee of SIB or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SIB, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SIB, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

      4.14.     Certain Contracts. (a) Except as publicly disclosed in the SIB Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the SIB Disclosure Schedule, neither SIB nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement or (ii) which limits the freedom of SIB or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires SIB or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the SIB Reports filed prior to the date hereof or set forth in Section 4.14(a) of the SIB Disclosure Schedule, is referred to herein as a “SIB Contract”. SIB has made available all contracts (including all lease, rental or occupancy agreements or other contracts affecting or relating to the ownership or use of any real or personal property; all agreements for the purchase or sale of mortgage servicing rights; all agreements for the purchase or sale of mortgage Loans (as hereinafter defined) on a wholesale or bulk basis; and all consulting agreements with outside consultants) which involved payments by SIB or any of its Subsidiaries in fiscal year 2002 of more than $250,000 or which could reasonably be expected to involve payments during fiscal year 2003 of more than $250,000, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $100,000 and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2.

      (b) Except as set forth in Section 4.14(b) of the SIB Disclosure Schedule, (i) each SIB Contract is valid and binding on SIB or its applicable Subsidiary and in full force and effect, and, to the knowledge of SIB, is valid and binding on the other parties thereto, (ii) SIB and each of its Subsidiaries and, to the knowledge of SIB, each of the other parties thereto, has in all material respects performed all obligations required to be performed by it to date under each SIB Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of SIB or any of its Subsidiaries or, to the knowledge of SIB, any other party thereto, under any such SIB Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on SIB.

      (c) Section 4.14(c) of the SIB Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes) under any employment, change-in-control, severance or similar contract with any present or former employee or directors, and identifying the types and estimated amounts of the in-kind benefits due under any Plan or SIB Contract (other than a tax-qualified plan) for each such person.

      4.15.     Agreements With Regulatory Agencies. Except as set forth in Section 4.15 of the SIB Disclosure Schedule, neither SIB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the SIB Disclosure Schedule, a “SIB Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has SIB or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting SIB or any SIB Subsidiary to enter into or become bound by any SIB Regulatory Agreement.

      4.16.     SIB Information. The information relating to SIB and its Subsidiaries to be provided by SIB for inclusion in the Joint Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement/ Prospectus (except for such portions thereof as relate only to ICBC or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      4.17.     Title to Property.

      (a) Real Property. Except as disclosed in Section 4.17(a) of the SIB Disclosure Schedule, SIB and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of SIB and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SIB.

      (b) Personal Property. SIB and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as publicly disclosed in the SIB Reports filed prior to the date hereof or as disclosed in Section 4.17(b) of the SIB Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SIB.

      (c) Leased Property. All leases of real property and all other leases material to SIB and its Subsidiaries under which SIB or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by SIB or such Subsidiary or, to the knowledge of SIB, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, SIB or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SIB.

      4.18.     Insurance. SIB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SIB reasonably has determined to be prudent and consistent with industry practice. Section 4.18 of the SIB Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of SIB and its Subsidiaries (other than insurance policies under which SIB or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). SIB and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth in Section 4.18 of the SIB Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of SIB and its Subsidiaries, SIB or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

      4.19.     Environmental Liability. Except as set forth in Section 4.19 of the SIB Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on SIB or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of

1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of SIB, threatened against SIB or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on SIB. To the knowledge of SIB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on SIB. To the knowledge of SIB, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on SIB. Neither SIB nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on SIB.

      4.20.     Opinion Of Financial Advisor. SIB has received the opinion of Keefe, Bruyette & Woods, dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the stockholders of SIB in the Merger is fair from a financial point of view to such holders of SIB Common Stock.

      4.21.     Patents, Trademarks, Etc. SIB and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed in Section 4.21 of the SIB Disclosure Schedule, neither SIB nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither SIB nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

      4.22.     Loan Matters. (a) (i) Section 4.22(a) of the SIB Disclosure Schedule sets forth a list of all extensions of credit (including commitments to extend credit) (“Loans”) by SIB and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O (“Regulation O”) of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 215)) of SIB or any of its Subsidiaries; (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or, except for Loans made by SIB and its Subsidiaries to its employees in accordance with its policies as disclosed in Section 4.22(c) of the SIB Disclosure Schedule, on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) except as listed in Section 4.22(a) of the SIB Disclosure Schedule, all such Loans are and were made in compliance in all material respects with all applicable laws and regulations.

      (b) Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant loan documents, SIB’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

      (c) Except as set forth in Section 4.22(c) of the SIB Disclosure Schedule, none of the agreements pursuant to which SIB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

      (d) Each of SIB and its Subsidiaries, as applicable, is approved by and is in good standing: (i) as a supervised mortgagee by the Department of Housing and Urban Development (“HUD”) to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association (“Ginnie Mae”); (iii) by the Department of Veteran’s Affairs (“VA”) to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) to originate and service conventional residential mortgage Loans.

      (e) Except as set forth in Section 4.22(e) of the SIB Disclosure Schedule, none of SIB or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. SIB has not received any notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to limit or terminate the underwriting authority of SIB and its Subsidiaries or to increase the guarantee fees payable to such investor.

      (f) Each of SIB and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

      (g) To the knowledge of SIB, each Loan included in a pool of Loans originated, acquired or serviced by SIB or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

      4.23.     Community Reinvestment Act Compliance. SIBT is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”) and has received a CRA rating of “outstanding” from the OTS in its most recently completed exam.

      4.24.     Labor Matters. Neither SIB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is SIB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SIB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to SIB’s knowledge, threatened, nor is SIB aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

      4.25.     Interest Rate Risk Management Instruments. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on SIB, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of SIB or any of its Subsidiaries or for the account of a customer of SIB or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of SIB or one of its Subsidiaries and, to the knowledge of SIB, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) SIB or its Subsidiaries and, to the knowledge of SIB, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to SIB’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ICBC

      As of the date hereof, ICBC has delivered to SIB a schedule (the “ICBC Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V or to one or more covenants contained in Article VI; provided, however, that (i) no such item is required to be set forth in the ICBC Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 8.3(a), and (ii) the mere inclusion of an item in the ICBC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by ICBC that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect on ICBC.

      ICBC hereby represents and warrants to SIB as follows:

      5.1.     Corporate Organization. (a) ICBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ICBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on ICBC. ICBC is duly registered as a savings and loan holding company under HOLA. The copies of the certificate of incorporation and bylaws of ICBC which have previously been made available to SIB are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

      (b) Each Subsidiary of ICBC (i) is duly organized and validly existing as a savings bank, corporation, partnership or limited liability company under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ICBC and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

      (c) Except for its ownership of Independence Bank, ICBC does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). Independence Bank is a qualified thrift lender pursuant to Section 10(m) of HOLA and its deposits are insured by the FDIC through the BIF and the Savings Association Insurance Fund (“SAIF”) to the fullest extent permitted by law. Independence Bank is a member in good standing of the FHLB of New York.

      5.2.     Capitalization. (a) The authorized capital stock of ICBC consists of 125,000,000 shares of ICBC Common Stock and 25,000,000 shares of preferred stock, no par value (the “ICBC Preferred Stock”). As of the date of this Agreement, there were 54,460,004 shares of ICBC Common Stock outstanding, no shares of ICBC Preferred Stock outstanding and 21,583,746 shares of ICBC Common Stock held in ICBC’s treasury. As of the date of this Agreement, no shares of ICBC Common Stock or ICBC Preferred Stock were reserved for issuance, except for an aggregate of 6,570,340 shares of ICBC Common Stock reserved for issuance (i) upon the exercise of stock options pursuant to the 1998 Stock Option Plan and the 2002 Stock Incentive Plan (the “ICBC Stock Option Plans”) and (ii) in payment of directors’ fees pursuant to the Directors’ Fee Plan. All of the issued and outstanding shares of ICBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 5.2 of the ICBC Disclosure Schedule, and (ii) as set forth elsewhere in this Section 5.2, ICBC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ICBC Common Stock or ICBC Preferred Stock or any other equity securities of ICBC or any securities representing the right to purchase or otherwise receive any shares of ICBC Common Stock or ICBC Preferred Stock. The shares of ICBC Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

      (b) Section 5.2(b) of the ICBC Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of ICBC. Except as set forth in Section 5.2(b) of the ICBC Disclosure Schedule, ICBC owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of ICBC’s Subsidiaries, free and clear of any Liens whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither ICBC nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of ICBC or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

      (c) Except as disclosed in Section 5.2(c) of the ICBC Disclosure Schedule and for the ownership of ICBC’s Subsidiaries, neither ICBC nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity excluding any investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in respect of debts previously contracted.

      (d) No Voting Debt has been issued by ICBC and is outstanding.

      5.3.     Authority; No Violation.

      (a) ICBC has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Required ICBC Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of ICBC, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required ICBC Vote, and no other corporate or stockholder proceedings on the part of ICBC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ICBC and (assuming due authorization, execution and delivery by SIB) constitutes a valid and binding obligation of ICBC, enforceable against ICBC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

      (b) Except as set forth in Section 5.3(b) of the ICBC Disclosure Schedule, neither the execution and delivery of this Agreement by ICBC, nor the consummation by ICBC of the transactions contemplated hereby, nor compliance by ICBC with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of ICBC or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ICBC or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of ICBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ICBC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on ICBC.

      5.4.     Consents and Approvals. Except for (i) the approvals of (A) the Merger by the OTS under HOLA, (B) the Savings Bank Merger by the FDIC under the Bank Merger Act and by the Superintendent under the New York banking law and (C) the payment of a dividend from Independence Bank to ICBC in an amount sufficient to pay the aggregate cash consideration and related payments by the Superintendent under § 112 of the New York banking law and by the OTS under 12 C.F.R. § 563.143, (ii) approval of the listing of the ICBC Common Stock to be issued in the Merger on the Nasdaq National Market System, (iii) the filing with the SEC of the Joint Proxy Statement/ Prospectus and the filing and declaration of effectiveness of the S-4, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the adoption of this Agreement by the Required SIB Vote and by the Required ICBC Vote, (vi) the consents and approvals set forth in Section 5.4 of the ICBC Disclosure Schedule, (vii) any notices or filings under the HSR Act and (viii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on ICBC, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by ICBC of this Agreement and (B) the consummation by ICBC of the Merger and the other transactions contemplated hereby.

      5.5.     SEC Documents; Other Reports; Internal Controls. (a) ICBC has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “ICBC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the ICBC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ICBC Reports, and none of the ICBC Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the ICBC Reports. None of ICBC’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

      (b) ICBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of ICBC and its Subsidiaries or as set forth in Section 5.5(b) of the ICBC Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of ICBC, threatened an investigation into the business or operations of ICBC or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 5.5(b) of the ICBC Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, ICBC or any of its Subsidiaries.

      (c) The records, systems, controls, data and information of ICBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ICBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the ICBC Reports filed with the SEC prior to the date hereof, ICBC and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

      5.6.     Financial Statements; Undisclosed Liabilities. (a) The financial statements of ICBC (including any related notes thereto) included in the ICBC Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superceded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of ICBC and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of ICBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

      (b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of ICBC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, as filed with the SEC or (ii) liabilities incurred since September 30, 2003 in the ordinary course of business consistent with past practice, neither ICBC nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on ICBC.

      5.7.     Broker’s Fees. Except as set forth in Section 5.7 of the ICBC Disclosure Schedule, neither ICBC nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

      5.8.     Absence of Certain Changes or Events. Except as publicly disclosed in the ICBC Reports filed prior to the date hereof or as set forth in Section 5.8 of the ICBC Disclosure Schedule, since September 30, 2003, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ICBC and (ii) ICBC and its Subsidiaries have not taken any action that would have been prohibited by Section 6.3 if taken after the date of this Agreement.

      5.9.     Legal Proceedings. (a) Neither ICBC nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of ICBC’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against ICBC or any of its Subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on ICBC.

      (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon ICBC, any of its Subsidiaries or the assets of ICBC or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on ICBC.

      5.10.     Taxes.

      (a) Except as set forth in Section 5.10(a) of the ICBC Disclosure Schedule: (x) each of ICBC and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of ICBC (in accordance with GAAP) for all Taxes, whether or not shown as due on such Tax

Returns; (y) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of ICBC or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either ICBC or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

      (b) Neither ICBC nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is ICBC) filing a consolidated tax return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

      (c) Except as set forth in Section 5.10(c) of the ICBC Disclosure Schedule, none of ICBC or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

      (d) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to ICBC or any of its Subsidiaries.

      (e) None of ICBC or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

      (f) All Taxes required to be withheld, collected or deposited by or with respect to ICBC and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

      (g) Neither ICBC nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

      (h) Neither ICBC nor any of its Subsidiaries filed a consent prior to January 1, 2003 to the application of Section 341(f) of the Code.

      (i) ICBC is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      5.11.     Employees; Employee Benefit Plans. (a) Section 5.11 of the ICBC Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, restricted stock severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of ICBC or any of its Subsidiaries has any present or future right to benefits and under which ICBC or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “ICBC Plans”.

      (b) (i) Each ICBC Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each ICBC Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject ICBC or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no “reportable event” (as such term is defined in ERISA section 4043), “prohibited transaction” (as such term is defined in ERISA section 406 and Code section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Plan; (v) except as set forth in Section 5.11 of the ICBC Disclosure Schedule, no Plan provides retiree welfare benefits and neither ICBC nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (vi) neither ICBC nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

      (c) With respect to any ICBC Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of ICBC or any of its Subsidiaries, threatened, (ii) no facts or circumstances exist to the knowledge of ICBC or any of its Subsidiaries that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the PBGC in respect of any ICBC Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC).

      5.12.     Board Approval; Stockholder Vote Required. (a) The Board of Directors of ICBC, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “ICBC Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of ICBC and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of ICBC adopt this Agreement and directed that such matter be submitted for consideration by ICBC stockholders at the ICBC Stockholders Meeting.

      (b) The affirmative vote of the holders of a majority of the outstanding shares of ICBC Common Stock to adopt this Agreement (the “Required ICBC Vote”) is the only vote of the holders of any class or series of ICBC capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

      5.13.     Compliance With Applicable Law. Except as disclosed in Section 5.13 of the ICBC Disclosure Schedule, ICBC and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to ICBC or any of its Subsidiaries (including the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on ICBC, and neither ICBC nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on ICBC.

      5.14.     Agreements With Regulatory Agencies. Except as set forth in Section 5.14 of the ICBC Disclosure Schedule, neither ICBC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.14 of the ICBC Disclosure Schedule, an “ICBC Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management or its business, nor has ICBC or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any ICBC Regulatory Agreement.

      5.15.     ICBC Information. The information relating to ICBC and its Subsidiaries to be provided by ICBC to be contained in the Joint Proxy Statement/ Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement/ Prospectus (except for such portions thereof that relate only to SIB or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

      5.16.     Title to Property.

      (a) Real Property. Except as disclosed in Section 5.16(a) of the ICBC Disclosure Schedule, ICBC and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of ICBC and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ICBC.

      (b) Personal Property. ICBC and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as publicly disclosed in the ICBC Reports filed prior to the date hereof or as disclosed in Section 5.16(b) of the ICBC Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ICBC.

      (c) Leased Property. All leases of real property and all other leases material to ICBC and its Subsidiaries under which ICBC or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by ICBC or such Subsidiary or, to the knowledge of ICBC, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, ICBC or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ICBC.

      5.17.     Environmental Liability. Except as set forth in Section 5.17 of the ICBC Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on ICBC or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any the Environmental Laws, pending or, to the knowledge of ICBC, threatened against ICBC or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on ICBC. To the knowledge of ICBC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on ICBC. To the knowledge of ICBC, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on ICBC. Neither ICBC nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on ICBC.

      5.18.     Opinion Of Financial Advisor. ICBC has received the opinions of Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the stockholders of SIB in the Merger is fair from a financial point of view to ICBC.

      5.19.     Patents, Trademarks, Etc. ICBC and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed in Section 5.19 of the ICBC Disclosure Schedule, neither ICBC nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither ICBC nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

      5.20.     Loan Matters. (a) Each outstanding loan held by ICBC (including loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant loan documents, ICBC’s underwriting standards (and, in the case of ICBC Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

      (b) Except as set forth in Section 5.20(b) of the ICBC Disclosure Schedule, none of the agreements pursuant to which ICBC or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

      (c) Each of ICBC and its Subsidiaries, as applicable, is approved by and is in good standing: (i) as a supervised mortgagee by HUD to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by Ginnie Mae; (iii) by the VA to originate and service VA loans; (iv) as a seller/servicer by Fannie Mae and Freddie Mac to originate and service conventional residential and multi-family mortgage loans and (v) as a delegated underwriting and servicing lender by Fannie Mae.

      (d) Except as set forth in Section 5.20(d) of the ICBC Disclosure Schedule, none of ICBC or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer loans. ICBC has not received any notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to limit or terminate the underwriting authority of ICBC and its Subsidiaries or to increase the guarantee fees payable to such investor.

      (e) Each of ICBC and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

      (f) To the knowledge of ICBC, each Loan included in a Pool originated, acquired or serviced by ICBC or any of its Subsidiaries meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No

Pools have been improperly certified, and no loan has been bought out of a Pool without all required approvals of the applicable investors.

      5.21.     Community Reinvestment Act Compliance. Independence Bank is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” from the FDIC and the New York Banking Department in its most recently completed exams.

      5.22.     Interest Rate Risk Management Instruments. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on ICBC, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of ICBC or any of its Subsidiaries or for the account of a customer of ICBC or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of ICBC or one of its Subsidiaries and, to the knowledge of ICBC, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) ICBC or its Subsidiaries and, to the knowledge of ICBC, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to ICBC’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

      6.1.     Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of ICBC, during the period from the date of this Agreement to the Effective Time, SIB shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby. In addition, SIB agrees to cooperate with ICBC following the execution of this Agreement with respect to (i) the development and implementation of a plan for the operation of the SIB Mortgage Corp. (the “Mortgage Company”) pending the consummation of the transactions contemplated hereby, including causing the Mortgage Company to enter into such hedging and/or derivative transactions or revise its underwriting or other operational procedures as ICBC may reasonably request, and (ii) the negotiation, execution and delivery of a mutually satisfactory Mortgage Company Flow Agreement (as hereinafter defined) and one or more mutually satisfactory asset purchase agreements with respect to the sale or disposition of certain branch offices and related assets and operations, in each case consistent with the terms previously discussed by the parties (collectively, the “Mortgage Company Operating Plan”).

      6.2.     SIB Forbearances. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the SIB Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, SIB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of ICBC, which shall not be unreasonably withheld or delayed:

(a) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights or grant any person any right to acquire any shares of its capital stock, other than (A) regular quarterly cash dividends on SIB Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice, provided, however, that no dividend shall be paid by SIB on SIB Common Stock if SIB shall be required to borrow funds to do so; (B) dividends paid by any of the Subsidiaries of SIB so long as such dividends are only paid to SIB or any of its other wholly owned Subsidiaries; provided that no such dividend shall cause SIBT to cease to qualify as a “well capitalized” institution under 12 C.F.R. § 565.4); (iii) or issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of stock options outstanding as of the date hereof and disclosed in Section 4.2(a) of the SIB Disclosure Schedule), Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or Voting Debt;

(b) enter into any new material line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by law or by policies imposed by a Governmental Entity;

(c) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), except (i) sales of Loans in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the SIB Disclosure Schedule or (iii) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;

(d) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets, of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of, which would be material, individually or in the aggregate, to SIB, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(e) enter into, renew or terminate any contract, lease or agreement, other than Loans made by SIB’s thrift and mortgage bank subsidiaries to their customers in the ordinary course of business consistent with past practice, that calls for aggregate annual payments of $250,000 or more; or make any material change in any of such contracts, leases or agreements, other than renewals of such contracts or leases for a term of one year or less without material changes to the terms thereof;

(f) (i) increase the compensation or fringe benefits of any present or former director, officer or employee of SIB or its Subsidiaries (except for increases in salary or wages of non-executive officers or employees in the ordinary course of business consistent with past practice), except as may be required pursuant to the terms of any plan or agreement in effect on the date of this Agreement and disclosed in Section 4.11 of the SIB Disclosure Schedule; (ii) grant any severance or termination pay to any present or former director, officer or employee of SIB or its Subsidiaries except pursuant to the terms of any Plan or agreement in effect on the date of this Agreement and disclosed in Section 4.11 of the SIB Disclosure Schedule; (iii) grant or pay or agree to pay any annual bonus in respect of 2003 to those persons listed on Schedule 4.11(f) under the heading “SI Bank & Trust”, (iv) loan or advance any money or other property to any present or former director, officer or employee of SIB or its Subsidiaries, except for loans made in accordance with SIBT’s loan policy in effect on the date hereof and in compliance with Regulation O; (v) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (vi) grant any equity or equity-based awards; or (vii) increase the funding obligation or contribution rate of any Plan;

(g) other than expenditures budgeted in the capital expenditure budget and as set forth in Section 6.2(g) of the SIB Disclosure Schedule, make any capital expenditures in excess of (A) $250,000 per project or related series of projects or (B) $500,000 in the aggregate;

(h) except as set forth in Section 6.2(h) of the SIB Disclosure Schedule, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility;

(i) except for Loans or commitments for Loans that have previously been approved by SIB prior to the date of this Agreement, (A) make or acquire any Loan or issue a commitment for any Loan except for Loans and commitments that are made in the ordinary course of business consistent with past practice and with a principal balance of $1,000,000 or less in the case of single-family residential mortgage Loans and $2,500,000 million or less in the case of commercial real estate, commercial business and construction Loans (in each case, provided that such Loans are made in accordance with the policies and procedures at SIB and its Subsidiaries); (B) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any Loan or commitment for any Loan with a principal balance in excess of $1,000,000; (C) incur any indebtedness for borrowed money, other than deposit liabilities, FHLB advances and reverse repurchase agreements, in each case, entered into in the ordinary course of business consistent with past practice and with a final maturity of one year or less; or (D) guarantee or agree to guarantee, or endorse or assume responsibility for, the obligations of any person other than any wholly owned Subsidiary of SIB (other than the endorsement of checks and other negotiable instruments in the normal process of collection);

(j) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business consistent with past practice;

(k) settle any claim, action or proceeding involving monetary damages in excess of $100,000, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(l) amend its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of SIB), or a letter of intent or agreement in principle with respect thereto;

(m) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

(n) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) hedging its loan positions or commitments;

(o) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Sections 8.1 or 8.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c);

(p) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by SIB’s independent public accountants;

(q) issue any mortgage-backed securities with respect to any Loans or create any special purpose funding or variable interest entity;

(r) make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of SIB or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of SIB or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(s) with respect to the Mortgage Company, originate any mortgage Loans or sell or deliver any mortgage Loans, or enter into any hedging or other derivative transactions with respect thereto, other than in accordance with the terms and guidelines set forth in a pipeline assumption and forward flow commitment agreement (the “Mortgage Company Flow Agreement”), to be entered into as promptly as practicable following the date hereof, by and between the Mortgage Company and Lehman Brothers Inc (it being understood that the provisions of this paragraph (s) shall only apply if and when such agreement is executed); or

(t) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

      6.3.     ICBC Forbearances. Except as expressly provided in this Agreement or with the prior written consent of SIB, during the period from the date of this Agreement to the Effective Time, ICBC shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (i) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees, and (ii) take no action which would reasonably be expected to materially adversely affect the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby or delay the receipt of such approvals subsequent to the date set forth in Section 9.1(c).

      Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, as set forth in Section 6.3 of the ICBC Disclosure Schedule or as required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, ICBC shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of SIB, which consent shall not be unreasonably withheld or delayed:

(a) amend its certificate of incorporation, bylaws or similar governing documents, other than to increase the authorized capital stock of ICBC or to change the par value of the ICBC Common Stock or to designate the terms of any ICBC Preferred Stock;

(b) split, combine or reclassify any capital stock; or make, declare or pay any dividend (except for ICBC’s regular quarterly cash dividend and any specified dividends on any shares of ICBC Preferred Stock that may hereafter be issued) or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; provided, however, that nothing contained herein shall prohibit ICBC from increasing the quarterly cash dividend on the ICBC Common Stock or from paying a dividend or making a distribution on the ICBC Common Stock in rights or warrants to purchase shares of capital stock of ICBC as long as proper provision is made to issue corresponding rights or warrants in respect of the ICBC Common Stock issued as part of the Merger Consideration;

(c) except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other person to the extent that such material acquisition or investment has, or would reasonably be expected to have, a Material Adverse Effect on ICBC;

(d) implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by ICBC’s independent public accountants;

(e) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or any of the conditions to the Merger set forth in Sections 8.1 and 8.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c) or in a material violation of any provision of this Agreement; or

(f) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

ARTICLE VII

ADDITIONAL AGREEMENTS

      7.1.     Regulatory Matters. (a) ICBC and SIB shall promptly prepare and file with the SEC the Joint Proxy Statement/ Prospectus, and ICBC shall promptly prepare and file with the SEC the S-4. Each of ICBC and SIB shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and thereafter to mail the Joint Proxy Statement/ Prospectus to their respective stockholders.

      (b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

      (c) ICBC and SIB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Joint Proxy Statement/ Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of ICBC, SIB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

      (d) SIB acknowledges and agrees that ICBC intends to cause SIBT to be merged with and into Independence Bank at or immediately following the Effective Time. SIB agrees that its obligations pursuant to this Section 7.1 include an obligation to use its reasonable best efforts to take all actions necessary to cause the Savings Bank Merger to be consummated at such time.

      7.2.     Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, SIB shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of ICBC access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of SIB and its Subsidiaries, and, during such period, SIB shall, and shall cause its Subsidiaries to, make available to ICBC (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which SIB is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as ICBC may reasonably request. Neither SIB nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule or regulation applicable to the institution in possession or control of such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

      (b) ICBC shall hold all information furnished by SIB or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated October 3, 2003, between ICBC and SIB (the “Confidentiality Agreement”).

      (c) No investigation by ICBC or its respective Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of SIB set forth herein.

      7.3.     Stockholder Approval. (a) SIB shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the

Form S-4 becomes effective (the “SIB Stockholders Meeting”) for the purpose of obtaining the Required SIB Vote and, except as provided hereby, shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The Board of Directors of SIB shall recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of SIB (the “SIB Recommendation”); provided, however, that the Board of Directors of SIB may (x) withdraw, modify, qualify in any manner adverse to ICBC, condition or refuse to make such recommendation or (y) take any other action or make any other public statement in connection with the SIB Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in SIB Recommendation”) if the Board of Directors of SIB determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would or could reasonably be expected to breach its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, this Agreement shall be submitted to the stockholders of SIB at the SIB Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve SIB of such obligation.

      (b) ICBC shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “ICBC Stockholders Meeting” and together with the SIB Stockholders Meeting, the “Stockholders Meetings”) for the purpose of obtaining the Required ICBC Vote and, except as provided hereby, shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The Board of Directors of ICBC shall recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of ICBC (the “ICBC Recommendation”); provided, however, that the Board of Directors of ICBC may (x) withdraw, modify, qualify in any manner adverse to SIB, condition or refuse to make such recommendation or (y) take any other action or make any other public statement in connection with the ICBC Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in ICBC Recommendation” and together with a Change in SIB Recommendation, a “Change in Recommendation”) if the Board of Directors of ICBC determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would or could reasonably be expected to breach its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, this Agreement shall be submitted to the stockholders of ICBC at the ICBC Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve ICBC of such obligation.

      (c) SIB and ICBC will each use their reasonable best efforts to cause the SIB Stockholders Meeting and the ICBC Stockholders Meeting to be held on the same date.

      7.4.     Acquisition Proposals. (a) ICBC and SIB each agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries, other than any such transaction permitted by Section 6.2 in the case of SIB, and Section 6.3 in the case of ICBC, or any purchase or sale of 15% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 15% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement or an affiliate thereof) being hereinafter referred as an “Acquisition Proposal” with respect to either ICBC or SIB), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that, prior to the date of its Stockholders Meeting, a party receives an unsolicited bona fide Acquisition Proposal and its board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, such party may, and may permit its Subsidiaries and its and their representatives to, furnish or cause to be furnished confidential information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (based on the advice of its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with such third party on terms no less favorable to such party than the Confidentiality Agreement. The term “Significant Subsidiary” shall have the meaning ascribed thereto in Rule 1-02 of Regulation S-X.

      (b) For purposes of this Agreement, “Superior Proposal” with respect to either ICBC or SIB means a bona fide written Acquisition Proposal which the Board of Directors of ICBC or SIB, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of ICBC or SIB, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 7.4(a), except that the reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving voting securities of ICBC or SIB, as the case may be.

      (c) Each party will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than the other party with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by such party thereunder. Each party will (i) promptly (within one Business Day) following the receipt of any Acquisition Proposal, or of any inquiry which could reasonably be expected to lead to an Acquisition Proposal, advise the other party of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis and (ii) in the event of a person making a Superior Proposal, furnish the other party a copy of the relevant proposed transaction agreements with such person making such Superior Proposal and other material documents.

      (d) Nothing contained in this Agreement shall prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

      7.5.     Legal Conditions to Merger. (a) Subject to the terms and conditions of this Agreement, each of ICBC and SIB shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Savings Bank Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by SIB or ICBC or any of their respective

Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.2(c).

      (b) Subject to the terms and conditions of this Agreement (including the proviso in Section 7.5(a)), each of ICBC and SIB agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which ICBC or SIB is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

      7.6.     Affiliates. SIB shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of SIB to deliver to ICBC, as soon as practicable after the date of this Agreement, and in any event prior to the date of the SIB Stockholders Meeting, a written agreement, in form and substance reasonably satisfactory to ICBC, relating to required transfer restrictions on the ICBC Common Stock received by them in the Merger pursuant to Rule 145.

      7.7.     Employees; Employee Benefit Plans.

      (a) As of or as soon as practicable following the Effective Time, the employees of SIB and its Subsidiaries (the “SIB Employees”) shall become employees of ICBC or a Subsidiary thereof and shall be eligible to participate in the ICBC Plans in which similarly situated employees of ICBC or Independence Bank participate, to the same extent as similarly situated employees of ICBC or Independence Bank (it being understood that inclusion of SIB Employees in such employee benefit plans may occur at different times with respect to different plans); provided, however, that (i) nothing contained herein shall require ICBC or any of its Subsidiaries to make any grants to any SIB Employee under the ICBC Stock Option Plans or the ICBC 1998 Recognition and Retention Plan and Trust Agreement, it being understood that any such grants are completely discretionary, (ii) nothing contained herein shall require ICBC or any of its Subsidiaries to permit a SIB Employee who is receiving severance as a result of the transactions contemplated by this Agreement pursuant to any employment, severance, consulting or other compensation agreements, plans and arrangements with SIB or any of its Subsidiaries to participate in any severance or change in control of agreement or plan offered by ICBC or any of its Subsidiaries, (iii) nothing contained herein shall require an SIB Employee’s participation in the ICBC defined benefit pension plan and (iv) nothing contained herein shall require an SIB Employee’s participation in the ICBC Employee Stock Ownership Plan prior to January 1, 2005.

      (b) With respect to each ICBC Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for participation or accrual of benefits under the ICBC defined benefit pension plan), service with SIB or any Subsidiary shall be treated as service with ICBC; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any ICBC Plan. Each ICBC Plan shall waive pre-existing condition limitations to the same extent waived under the applicable SIB Plan. SIB Employees shall be given full credit for amounts paid under a corresponding SIB or any Subsidiary benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the ICBC Plan during the applicable plan year.

      (c) As of the Effective Time, ICBC shall assume and honor and shall cause the appropriate Subsidiaries of ICBC to assume and honor in accordance with their terms all employment, severance and other compensation agreements, plans and arrangements existing immediately prior to the execution of this Agreement which are between SIB or any of its Subsidiaries and any officer or employee thereof and which have been disclosed in Section 4.11(a) of the SIB Disclosure Schedule, including without limitation bank-owned life insurance, other than those employment agreements covered by the Termination and Release Agreements referenced in Section 7.7(d) hereof. ICBC acknowledges and agrees that (i) the consummation of the Merger constitutes a “Change in Control” for all purposes pursuant to such agreements, plans and arrangements, and (ii) that the persons listed in Section 7.7(c) of the SIB Disclosure Schedule shall receive severance benefits as of the Effective Time pursuant to the employment and severance agreements entered into by such persons with SIB or its Subsidiaries, to the extent that such employment and severance agreements have been disclosed to ICBC in the SIB Disclosure Schedule and provided that such persons remain employed by SIB or its Subsidiaries as of the Effective Time. To the extent that an officer or employee of SIB or any of its Subsidiaries is entitled to the continued receipt of health insurance, life insurance, automobile allowance or other similar fringe benefits pursuant to any agreement set forth in Section 4.14(c) of the SIB Disclosure Schedule between SIB or any of its Subsidiaries, on the one hand, and any officer or employee of SIB or any of its Subsidiaries, on the other hand (the “Executive Agreements”), and such officer or employee becomes a director, officer, employee or consultant of ICBC or any of its Subsidiaries following the Effective Time and as a result becomes entitled to receive the same fringe benefits in his or her capacity as a director, officer, employee or consultant of ICBC or any of its Subsidiaries, then the fringe benefits provided to such person shall be deemed to be provided in connection with such person’s service as a director, officer, employee or consultant of ICBC or any of its Subsidiaries for so long as such person serves in such capacity and shall be in lieu of, and not in addition to (and for the sole purpose to avoid duplication of benefits), the same fringe benefits that would have otherwise been provided pursuant to the Executive Agreement.

      (d) Concurrently with the execution of this Agreement by the parties hereto, (i) each of Harry P. Doherty and James R. Coyle and SIB, SIBT and ICBC shall enter into a Termination and Release Agreement substantially in the form of Exhibit A hereto, (ii) Mr. Doherty, ICBC and Independence Bank shall enter into an employment agreement substantially in the form of Exhibit B hereto, and (iii) Mr. Coyle, ICBC and Independence Bank shall enter into a noncompetition agreement substantially in the form of Exhibit C hereto.

      (e) With respect to the SIB Employee Stock Ownership Plan (the “ESOP”), SIB shall:

(i) take any actions necessary to cause the ESOP to be terminated and for the balances in all Participant Accounts (as defined in the ESOP) to become fully vested and nonforfeitable as of the Effective Time;

(ii) cause the Trustee of the ESOP to sell a number of shares of ICBC Common Stock received in the Merger as is necessary to obtain cash at least equal to the remaining ESOP indebtedness;

(iii) cause the Trustee to use such cash to repay in full all such outstanding ESOP indebtedness;

(iv) cause the shares of ICBC Common Stock and/or any cash remaining in the suspense account maintained under the ESOP, after giving effect to the repayment of ESOP indebtedness referred to in subparagraph (iii) above, to be allocated to the accounts of all ESOP participants who have account balances as of the beginning of the ESOP plan year in which the ESOP is terminated, in accordance with the applicable provisions of the ESOP;

(v) cause the account balances of all ESOP participants to be distributed in a lump sum (or transferred in accordance with Section 401(a)(31) of the Code) as soon as practicable following the later of (A) the Effective Time or (B) the date of receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination; and

(vi) adopt amendment(s) to the ESOP, in form and substance reasonably satisfactory to ICBC, as may be requested by the IRS in connection with the request for a determination letter.

      (f) As soon as practicable after the date hereof, SIB shall file a request for a determination letter from the IRS regarding the continued qualified status of the ESOP upon its termination. Prior to the Effective Time, SIB and, following the Effective Time, ICBC shall use their respective reasonable best efforts to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocation described herein as may be requested by the IRS as a condition to its issuance of a favorable determination letter). Neither SIB nor ICBC shall implement any of the actions described in Sections 7.7(d)(iv) and (v) above until receipt of such favorable determination letter.

      (g) As of the Effective Time, each SIB Employee who is a participant in the SIB 401(k) Plan (the “SIB 401(k) Plan”) shall become fully vested in his or her employer matching account balance in the SIB 401(k) Plan and the SIB 401(k) Plan will either (x) be merged into the ICBC 401(k) Plan (the “ICBC 401(k) Plan”), effective as of a date following the Effective Time, as selected by ICBC, or (y) if so elected by ICBC, terminated immediately prior to, on or after the Effective Time. The determination as to whether the SIB 401(k) Plan shall be terminated or merged into the ICBC 401(k) Plan shall be made by ICBC. Effective as of the date of the merger of the SIB 401(k) Plan into the ICBC 401(k) Plan, if applicable, or the termination of the SIB 401(k) Plan (or the Effective Time, if subsequent to such termination), if applicable, SIB employees who are then participating in the SIB 401(k) Plan shall become participants in the ICBC 401(k) Plan.

      (h) As soon as practicable after the execution of this Agreement, SIB will cooperate to cause the SIB Recognition Plan to be amended (including, without limitation, amending the SIB Recognition Plan to remove any provision that prohibits the termination of such plan prior to awarding all unallocated shares under such plan) and other necessary actions taken, in a manner reasonably acceptable to ICBC, to provide that (i) the SIB Recognition Plan will terminate upon the Effective Time and (ii) all unallocated shares of SIB Common Stock held in the trust under the SIB Recognition Plan will be cancelled upon the Effective Time and all assets relating to such unallocated shares will be distributed to SIB; provided, however, that any distribution of shares under the SIB Recognition Plan shall be effected in accordance with the requirements, if any, of federal and state securities laws and regulations. No action shall be taken that would adversely affect the rights of plan participants who hold outstanding grants or awards of shares of SIB Common Stock, whether before or after the Effective Time. No further grants or awards shall be made by SIB or its Subsidiaries under the SIB Recognition Plan following the date of this Agreement.

      (i) ICBC agrees to honor the terms of each of the SIB SERPs which have been disclosed in Section 4.11 of the SIB Disclosure Schedule.

      (j) Any person who is serving as an employee of either SIB or any Subsidiary thereof as of the date of this Agreement (other than those employees covered by either a written employment or severance agreement) whose employment is discontinued by ICBC or any of its Subsidiaries within one year after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from ICBC or its Subsidiary equal in amount to two week’s base pay for each full year such employee was employed by SIB or a SIB Subsidiary or any successor or predecessor thereto, subject to a minimum of two weeks’ severance and a maximum of 52 weeks’ severance; provided that the benefits payable pursuant to this Section 7.7(j) shall be in lieu of, and not in addition to, any amounts that may have otherwise been payable pursuant to SIB’s written severance policy described in Section 4.11(a) of the SIB Disclosure Schedule and subject to the terms and conditions set forth therein. For purposes of this Section 7.7(j), “Cause” shall mean termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).

      (k) Section 7.7(k) of the SIB Disclosure Schedule sets forth the accrued but unpaid vacation pay for employees of SIB and its Subsidiaries as of September 30, 2003. If the employment of any employee of SIB or any of its Subsidiaries identified on Section 7.7(k) of the SIB Disclosure Schedule is terminated within twelve (12) months following the Effective Time, then any vacation pay accrued and expensed (consistent with the financial statements provided by SIB to ICBC) based on such employee’s employment from January 1, 2004 to the Effective Time shall be paid to the employee to the extent not used prior to the termination of employment.

      (l) Notwithstanding anything to the contrary contained herein, pursuant to terms and conditions mutually agreed to by ICBC and SIB after the date hereof, SIB may pay cash retention bonuses to employees of SIB and its Subsidiaries who are selected by the chief executive officer of SIB with the prior approval of ICBC, such approval not to be unreasonably withheld, in order to help retain key employees (who are not otherwise covered by an employment or similar contract) through the Effective Time and for a specified period thereafter, provided that the aggregate amount of such retention bonuses shall not exceed $800,000.

      (m) To the extent permitted by applicable law, ICBC shall assume and continue to maintain the split dollar life insurance policies listed in Section 7.7(m) of the SIB Disclosure Schedule in accordance with the terms of such policies; provided, however, that ICBC shall not unreasonably terminate such policies (it being understood, for the sake of clarity, that in the event that the tax advantages to ICBC of maintaining such policies diminish due to a change in the applicable tax laws or otherwise, any termination of such policies by ICBC shall be deemed reasonable). This Section 7.7(m) is intended to be for the benefit of, and shall be enforceable by, the named insureds in such policies.

      7.8.     Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of SIB or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of SIB, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise (a list of which with respect to the directors and officers of SIB or any of its Subsidiaries as of the date of this Agreement is set forth in Section 7.8(a) of the SIB Disclosure Schedule) or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, ICBC shall indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of SIB as in effect on the date of this Agreement, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by the DGCL, from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify ICBC thereof, provided that the failure to so notify shall not affect the obligations of ICBC under this Section 7.8 except (and only) to the extent such failure to notify materially prejudices ICBC. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with ICBC; provided, however, that (A) ICBC shall have the right to assume the defense thereof and upon such assumption ICBC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if (x) ICBC elects not to assume such defense or (y) counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between ICBC and the Indemnified Parties, then the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with ICBC, and ICBC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) ICBC shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel (in addition to local counsel) for any action or group of related actions for all Indemnified Parties, (C) ICBC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) ICBC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or regulation.

      (b) Nothing contained in Section 7.8(a) or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of SIB may have under applicable law or regulation or the SIB’s Certificate of Incorporation, Bylaws or the equivalent documents of any Subsidiary of SIB, as applicable, in each case as in effect on the date hereof, which ICBC agrees to honor in accordance with their terms. Without limiting the foregoing, ICBC also agrees that the limitations on liability existing in favor of the Indemnified Parties in SIB’s Certificate of Incorporation or the equivalent documents of any SIB Subsidiary as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time.

      (c) ICBC shall use its reasonable best efforts to cause the persons serving as officers and directors of SIB immediately prior to the Effective Time to be covered for a period of six (6) years from the Closing Date by the directors’ and officers’ liability insurance policy or policies maintained by ICBC (provided that ICBC’s policy or policies provide at least the same coverage and amounts containing terms and conditions which are in the aggregate not materially less advantageous to such directors and officers of SIB than the terms and conditions of the existing directors’ and officers’ liability insurance policy of SIB, and provided further that in no event will ICBC be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by SIB for the insurance covering the officers and directors of SIB (the “Insurance Amount”), and provided, further, that if ICBC is unable to maintain or obtain the insurance called for by this Section 7.8(c) as a result of the preceding proviso, ICBC shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

      (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      (e) If ICBC or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of ICBC shall assume the obligations set forth in this Section 7.8.

      7.9.     Advice of Changes. ICBC and SIB shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

      7.10.     Subsequent Interim and Annual Financial Statements. As soon as reasonably practicable after they become available, but in no event more than 30 days, after the end of each calendar month ending after the date of this Agreement, each party hereto shall furnish to the other party (i) consolidated and consolidating financial statements (including balance sheet, statement of operations and stockholders’ equity) of SIB and each of its Subsidiaries or of ICBC and each of its Subsidiaries, as the case may be, as of and for such month then ended and (ii) any internal management reports relating to the foregoing. All information furnished by a party hereto pursuant to this Section 7.10 shall be held in confidence by the other party to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements.

      7.11.     Reorganization; Certain Modifications. (a) Neither ICBC nor SIB shall take, or cause or permit any of its Subsidiaries to take, any action that could reasonably be expected to prevent the Merger or the Savings Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      (b) At or before the Effective Time, upon the request of ICBC, SIB shall, consistent with GAAP, modify and change its employee benefits, loan, litigation and real estate valuation policies and practices so as to be applied consistently on a mutually satisfactory basis with those of ICBC; provided, however, that SIB shall not be required to take such action (x) more than five Business Days prior to the Effective Time, and (y) unless ICBC agrees in writing that all conditions to Closing set forth in Article VIII have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date; and provided further that no party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any such actions which may be undertaken on account of this Section 7.11(b)

      7.12.     Exemption From Liability Under Section 16(b). Assuming that SIB delivers to ICBC the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of ICBC, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the SIB Insiders (as defined below) of ICBC Common Stock in exchange for shares of SIB Common Stock, and of options to purchase ICBC Common Stock upon conversion of SIB Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by SIB to ICBC prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all respects regarding the SIB Insiders, the number of shares of SIB Common Stock held by each such SIB Insider and the number and description of the SIB Options held by each such SIB Insider. “SIB Insiders” shall mean those officers and directors of SIB who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

      7.13.     Stock Exchange Listing. ICBC shall use its reasonable best efforts to cause the shares of ICBC Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

      7.14.     Board of Directors and Officers of Surviving Company. Following the date of this Agreement, ICBC shall take all action necessary to cause the number of directors that will comprise the full Board of Directors of the Surviving Company following the Effective Time to be sixteen, consisting of (i) eleven members from the current Board of Directors of ICBC, and (ii) the current Chief Executive Officer of SIB and four other members of the Board of Directors of SIB selected by SIB and reasonably acceptable to ICBC. The directors from the Board of Directors of SIB shall be allocated among the three classes of directors of the Board of Directors of ICBC as ratably as possible. Mr. Doherty shall be appointed as Vice Chairman of the Board of Directors of both ICBC and Independence Bank for a period of three years following the Effective Time. At the end of the initial term for each of the five directors selected by SIB, the director shall be re-nominated for an additional three-year term, subject to the fiduciary duties of the Board of Directors of ICBC and such directors meeting the eligibility requirements set forth in ICBC’s bylaws. In addition, the five directors selected by SIB shall have proportional representation (or representation as close to proportional as possible) on the major committees of the Board of Directors of ICBC for a period of three years following the Effective Time. ICBC’s Board of Directors shall also take all necessary action following the date of this Agreement to cause the persons specified in Section 7.14 of the SIB Disclosure Schedule to be appointed to the offices of the Surviving Company specified in such Schedule.

      7.15.     Advisory Board. ICBC shall, as of the Effective Time, invite all of the members of SIB’s Board of Directors as of the date of this Agreement, other than those members selected to be directors of ICBC, who are willing to serve to be appointed as members of ICBC’s advisory board with respect to deposit taking and mortgage lending activities in SIBT’s former primary market areas (the “Advisory Board”). The members of the Advisory Board shall be elected to a term of three years beginning on the Closing Date and non-employee members shall receive an annual retainer fee for each year of such service of $62,500, which shall be payable in monthly installments or in one lump sum at any time in advance at the option of ICBC. Mr. Coyle shall be the chairman of the Advisory Board for three years following the Effective Time.

      7.16.     Outplacement Services. ICBC agrees to provide out-placement services to those officers of SIB or SIBT with a title of Vice President or higher whose employment is terminated for other than Cause (as defined in Section 7.7(j) hereof) within one year following the Effective Time. The nature of the out-placement services shall be mutually acceptable to ICBC and SIB and shall be determined in good faith.

      7.17.     Division. For at least three years subsequent to the Savings Bank Merger, the offices of (i) SIB immediately prior to the Effective Time and (ii) the offices of ICBC, in each case which are located in Staten Island, shall be operated as the “SI Bank & Trust Division of Independence Community Bank.”

ARTICLE VIII

CONDITIONS PRECEDENT

      8.1.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. SIB shall have obtained the Required SIB Vote in connection with the adoption of this Agreement and ICBC shall have obtained the Required ICBC Vote in connection with the adoption of this Agreement.

(b) Stock Exchange Listing. The shares of ICBC Common Stock to be issued to the holders of SIB Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

(c) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the approval of the Merger by the OTS under HOLA; the approval of the Savings Bank Merger by the FDIC under the Bank Merger Act and by the Superintendent under the New York banking law; and approval of the dividend referred to in Section 5.4 by the Superintendent and the OTS) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) S-4 Effectiveness. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

      8.2.     Conditions to Obligations of ICBC. The obligations of ICBC to effect the Merger are also subject to the satisfaction or waiver by ICBC at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of SIB set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.8(i)) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2(a), which shall be true and correct in all material respects, and Section 4.8(i)) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on SIB. ICBC shall have received a certificate signed on behalf of SIB by the Chief Executive Officer and Chief Financial Officer of SIB to the foregoing effect.

(b) Performance of Obligations of SIB. SIB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ICBC shall have received a certificate signed on behalf of SIB by the Chief Executive Officer and the Chief Financial Officer of SIB to such effect.

(c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on the Surviving Company.

(d) Tax Opinion. ICBC shall have received an opinion of Simpson Thacher & Bartlett LLP, counsel to ICBC, dated the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Simpson Thacher & Bartlett LLP may require and rely upon written representations from SIB, ICBC and others.

      8.3.     Conditions To Obligations Of SIB. The obligation of SIB to effect the Merger is also subject to the satisfaction or waiver by SIB at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of ICBC set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 5.8) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.2, which shall be true and correct in all material respects, and Section 5.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on ICBC. SIB shall have received a certificate signed on behalf of ICBC by the Chief Executive Officer and the Chief Financial Officer of ICBC to the foregoing effect.

(b) Performance of Obligations of ICBC. ICBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SIB shall have received a certificate signed on behalf of ICBC by the Chief Executive Officer and the Chief Financial Officer of ICBC to such effect.

(c) Tax Opinion. SIB shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel to SIB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in letters from SIB, ICBC and others.

ARTICLE IX

TERMINATION AND AMENDMENT

      9.1.     Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of ICBC and SIB in a written instrument, if the Board of Directors of each of ICBC and SIB so determines;

(b) by either ICBC or SIB if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either ICBC or SIB if the Effective Time shall not have occurred on or before June 30, 2004, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either ICBC or SIB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

(e) by either ICBC or SIB if either the Required SIB Vote or the Required ICBC Vote shall not have been obtained at the applicable Stockholders Meeting or at any adjournment or postponement thereof;

(f) by ICBC, if (i) the Board of Directors of SIB shall have failed to recommend adoption of this Agreement by the stockholders of SIB or shall have effected a Change in SIB Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, (ii) SIB shall have breached the terms of Section 7.4 hereof in any respect materially adverse to ICBC, or (iii) SIB shall have materially breached its obligations under Section 7.3(a) by failing to call, give notice of, convene and hold the SIB Stockholders Meeting in accordance with Section 7.3(a);

(g) by SIB, if (i) the Board of Directors of ICBC shall have failed to recommend adoption of this Agreement by the stockholders of ICBC or shall have effected a Change in ICBC Board Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, (ii) ICBC shall have breached the terms of Section 7.4 hereof in any respect materially adverse to SIB, or (iii) SIB shall have materially breached its obligations under Section 7.3(b) by failing to call, give notice of, convene and hold the ICBC Stockholders Meeting in accordance with Section 7.3(b);

(h) by ICBC if a tender offer or exchange offer for 25% or more of the outstanding shares of SIB Common Stock is commenced (other than by ICBC or a Subsidiary thereof), and the Board of Directors of SIB recommends that the stockholders of SIB tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act; or

(i) by SIB if a tender offer or exchange offer for 25% or more of the outstanding shares of ICBC Common Stock is commenced (other than by SIB or a Subsidiary thereof), and the Board of Directors of ICBC recommends that the stockholders of ICBC tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

      9.2.     Effect of Termination.

      (a) In the event of termination of this Agreement by either ICBC or SIB as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of ICBC, SIB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither ICBC nor SIB shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

      (b) SIB shall pay ICBC, by wire transfer of immediately available funds, the sum of $58,960,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by ICBC pursuant to Sections 9.1(f) or 9.1(h), then SIB shall pay the entire Termination Fee on the second Business Day following such termination; and

(ii) if this Agreement is terminated by (A) ICBC pursuant to Section 9.1(d), (B) by either ICBC or SIB pursuant to Section 9.1(e), due to a failure to receive the Required SIB Vote or (C) by either ICBC or SIB pursuant to Section 9.1(c) and at the time of such termination, no vote of the stockholders of SIB contemplated by this Agreement at the SIB Stockholders Meeting shall have occurred, and in any such case an Acquisition Proposal with respect to SIB shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of SIB (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the SIB Stockholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), then SIB shall pay (x) an amount equal to 1/3 of the Termination Fee on the second Business Day following such termination, and (y) if within 12 months after such termination SIB or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then SIB shall pay the remainder of the Termination Fee on the date of such execution or consummation.

      (c) ICBC shall pay SIB, by wire transfer of immediately available funds, the Termination Fee if this Agreement is terminated as follows:

(i) if this Agreement is terminated by SIB pursuant to Sections 9.1(g) or 9.1(i), then ICBC shall pay the entire Termination Fee on the second Business Day following such termination; and

(ii) if this Agreement is terminated by (A) SIB pursuant to Section 9.1(d), (B) by either ICBC or SIB pursuant to Section 9.1(e), due to a failure to receive the Required ICBC Vote or (C) by either ICBC or SIB pursuant to Section 9.1(c) and at the time of such termination, no vote of the stockholders of ICBC contemplated by this Agreement at the ICBC Stockholders Meeting shall have occurred, and in any such case an Acquisition Proposal with respect to ICBC shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of ICBC (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the ICBC Stockholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), then ICBC shall pay (x) an amount equal to 1/3 of the Termination Fee on the second Business Day following such termination, and (y) if within 12 months after such termination ICBC or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then ICBC shall pay the remainder of the Termination Fee on the date of such execution or consummation.

      (d) Any Termination Fee or portion thereof that becomes payable pursuant to Section 9.2(b) or (c) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receipt thereof.

      (e) SIB and ICBC agree that the agreement contained in paragraphs (b) and (c) above is an integral part of the transactions contemplated by this Agreement, that without such agreement by each party the other party would not have entered into this Agreement, and that such amounts do not constitute a penalty. If a party fails to pay the amounts due under paragraph (b) or (c) above within the time periods specified in such paragraphs (b) or (c), such party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

      9.3.     Amendment. Subject to compliance with applicable law and the provisions of Section 2.7 hereof, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of SIB or of ICBC; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.4.     Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

      10.1.     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

      10.2.     Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

      10.3.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to ICBC, to:

Independence Community Bank Corp.

195 Montague Street
Brooklyn, New York 11201
Fax: (718) 722-5319
Attn: Chief Executive Officer

      with a copy to:

           Simpson Thacher & Bartlett LLP

425 Lexington Avenue
New York, NY 10017
Fax: (212) 455-2502
Attn: Lee Meyerson
      Maripat Alpuche

(b)	if to SIB, to:

Staten Island Bancorp, Inc.

1535 Richmond Avenue
Staten Island, New York 10314
Fax: (718) 697-3171
Attn: Chief Executive Officer

      with a copy to:

           Elias, Matz, Tiernan & Herrick L.L.P.

734 15th Street, N.W.
Washington D.C. 20005
Fax: (202) 347-2172
Attn: Raymond A. Tiernan

      10.4.     Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require SIB, ICBC or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

      10.5.     Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      10.6.     Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

      10.7.     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York (except to the extent that mandatory provisions of federal law or the DGCL are applicable).

      10.8.     Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

      10.9.     Publicity. ICBC and SIB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE (in the case of such a release or statement by SIB) or the Nasdaq National Market (in the case of such a release or statement by ICBC). Without limiting the reach of the preceding sentence, ICBC and

SIB shall cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, SIB and its Subsidiaries shall (a) consult with ICBC regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide ICBC with stockholder lists of SIB and (c) allow and facilitate ICBC contact with stockholders of SIB and other prospective investors.

      10.10.     Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise expressly provided for herein (including Section 7.8 hereof), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      IN WITNESS WHEREOF, ICBC and SIB have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

INDEPENDENCE COMMUNITY BANK CORP.

By:	/s/ ALAN FISHMAN

Name: Alan Fishman
Title: President and Chief Executive Officer

STATEN ISLAND BANCORP, INC.

By:	/s/ HARRY P. DOHERTY

Name: Harry P. Doherty
Title: Chairman and Chief Executive Officer

APPENDIX B

November 24, 2003

Board of Directors

Independence Community Bank Corp.
195 Montague Street
Brooklyn, NY 11201

Members of the Board:

      We understand that Independence Community Bank Corp. (“Independence” or the “Company”) intends to enter into an agreement with Staten Island Bancorp, Inc. (“SIB”) pursuant to which SIB will merge with and into the Company (the “Merger” or the “Proposed Transaction”). Upon the effectiveness of the Merger, each share of SIB common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive, at the election of the holder thereof (subject to certain pro-ration procedures), either (1) a number of shares of common stock of Independence (“Company Common Stock”) equal to the Cash Consideration (as hereinafter defined) divided by the average of the closing prices of shares of Company Common Stock on the Nasdaq National Market for the ten consecutive full trading days ending on the tenth business day prior to the consummation of the Merger (the “Average Market Price”) (the “Stock Consideration”) or (2) the sum of (x) 0.7500 times 0.6232 times the Average Market Price and (y) 0.2500 times $23.8810 (such sum, the “Cash Consideration,” and together with the Stock Consideration, the “Consideration”). We further understand that the aggregate Consideration will be adjusted pursuant to certain pro-ration procedures (as described in the Agreement), because the total amount of Cash Consideration to be paid in the Merger is fixed at $368,500,000. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of November 24, 2003, between the Company and SIB (the “Agreement”).

      We further understand that, during the period from the date of the Agreement until the consummation of the Merger, SIB will not originate any mortgage loans or sell or deliver any mortgage loans, or enter into any hedging or other derivative transactions with respect thereto, other than in accordance with the terms and guidelines set forth in a pipeline assumption and forward flow commitment agreement (the “Mortgage Company Flow Agreement”), to be entered into as promptly as practicable following the date of the Merger Agreement, between SIB’s mortgage banking subsidiary (“SIB Mortgage”) and one or more of our affiliates. We also understand that, in connection with the entering into of the Agreement, SIB, SIB Mortgage, the Company and an affiliate of Lehman Brothers intend, as promptly as practicable following the date of the Agreement, to enter into an asset purchase agreement (the “Asset Purchase Agreement”) pursuant to which, among other things, an affiliate of Lehman Brothers will acquire certain assets, and assume certain liabilities, of SIB Mortgage. The Asset Purchase Agreement, together with the Mortgage Company Flow Agreement, is referred to as the “Mortgage Business Transaction”.

      We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction. In addition, we have not been requested to opine as to, and our opinion does not in any manner address, any aspect of the Mortgage Business Transaction, including, without limitation, (1) the Company’s underlying business decision to proceed with or effect the Mortgage Business

Transaction or (2) the fairness, from a financial point of view, to the Company of the consideration to be received by the Company in the Mortgage Business Transaction.

      In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003, (3) publicly available information concerning SIB that we believe to be relevant to our analysis, including SIB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003, (4) financial and operating information with respect to the business, operations and prospects of SIB furnished to us by the Company and SIB, including financial projections of SIB prepared by management of SIB (the “SIB Projections”) and financial projections of SIB prepared by management of the Company which give pro forma effect to the Mortgage Business Transaction (the “Company’s SIB Projections”), (5) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of Independence prepared by management of Independence, (6) earnings estimates for the Company published by First Call, (7) the trading histories of the Company’s and SIB’s common stock from November 20, 1998 to the present and a comparison of those trading histories with each other and with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of SIB with those of other companies that we deemed relevant, (9) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (10) the potential pro forma impact on the Company of the Proposed Transaction, including the cost savings and operating synergies (collectively, the “Expected Savings”) which management of the Company expects to result from a combination of the businesses of the Company and SIB, (11) the relative financial contributions of the Company and SIB to the current and future financial performance of the Company on a pro forma basis, (12) the potential pro forma effect of the Proposed Transaction on the future financial performance of the Company, including the effect on the Company’s pro forma earnings per share, and (13) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have (i) had discussions with the managements of the Company and SIB concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects and the strategic benefits expected by the managements of the Company and SIB to result from a combination of the businesses of the Company and SIB and (ii) undertaken such other studies, analyses and investigations as we deemed appropriate.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and SIB that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the SIB Projections, upon advice of SIB, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of SIB’s management as to the future performance of SIB. With respect to the Company’s SIB Projections, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management as to the future performance of SIB, and, following discussions with management of the Company, we have further assumed that SIB will perform substantially in accordance with these projections. Upon advice of the Company, we have assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of the Company. Upon advice of the Company, we also have assumed (1) that the Expected Savings will be realized substantially in accordance with such estimates and (2) the Mortgage Business Transaction will be consummated in accordance with its currently proposed terms. Lehman Brothers also assumed that the merger will qualify as a reorganization for United States federal income tax purposes. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or SIB and have not made or obtained any evaluations or appraisals of the assets or liabilities of the

Company or SIB. In addition, we are not experts in the evaluation of loan portfolios or allowances for loan losses and, upon advice of the Company, we have assumed that SIB’s current allowances for loan losses will be in the aggregate adequate to cover all such losses. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. Furthermore, we note that the Mortgage Business Transaction will be a transaction involving both the Company and our affiliate, that the interests of our affiliate may differ from those of the Company, and that the Company has previously waived any conflict of interest which may result from our role as financial advisor to the Company and our affiliate’s role as purchaser in the Mortgage Business Transaction. Although the Company has advised us for purposes of our analysis to assume that the Mortgage Business Transaction will be consummated, there can be no assurance that such transaction will be consummated. We also have performed various investment banking services for the Company and SIB in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company and SIB for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS INC.

APPENDIX C

November 24, 2003

Board of Directors

Independence Community Bank Corp.
195 Montague Street
Brooklyn, NY 11201

Members of the Board:

      Independence Community Bank Corp. (“Independence”) and Staten Island Bancorp, Inc. (“Staten Island”) propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Staten Island will be merged with and into Independence, with Independence being the surviving corporation in the transaction (the “Merger”). Pursuant to the Agreement, each outstanding share of Staten Island common stock, par value $0.01 per share (the “Staten Island Shares”), will be converted into the right to receive, at the election of the holder thereof and subject to certain limitations and procedures set forth in the Agreement (as to which we express no opinion), either (i) the number of shares of the common stock, par value of $0.01, of Independence (the “Independence Shares”) equal to the quotient of the Cash Election Price (as defined below) divided by the Average Market Price (as defined below) (such quotient, the “Exchange Ratio”) or (ii) a cash amount equal to the sum of (x) 0.7500 times 0.6232 times the Average Market Price and (y) 0.2500 times $23.8810 (such sum, the “Cash Election Price” and, together with the Exchange Ratio, the “Merger Consideration”), all as more fully set forth in the Agreement. The “Average Market Price” means the average of the closing prices of the Independence Shares on the Nasdaq National Market as reported by The Wall Street Journal for the ten consecutive full trading days ending on the tenth business day prior to the closing of the transaction contemplated by the Agreement.

      We further understand that, during the period from the date of the Agreement until the consummation of the Merger, Staten Island will not originate any mortgage loans or sell or deliver any mortgage loans, or enter into any hedging or other derivative transactions with respect thereto, other than in accordance with the terms and guidelines that will be negotiated and set forth in a pipeline assumption and forward flow commitment agreement (the “Mortgage Company Flow Agreement”), to be entered into as promptly as practicable following the date of the Agreement, between SIB Mortgage Corp. (“SIB Mortgage”) and certain affiliates of Lehman Brothers Inc. We also understand that, in connection with the entering into of the Agreement, Staten Island, SIB Mortgage, Independence and an affiliate of Lehman Brothers intend, as promptly as practicable following the date of the Agreement, to enter into an asset purchase agreement (the “Asset Purchase Agreement”) pursuant to which, among other things, an affiliate of Lehman Brothers Inc. will acquire certain assets, and assume certain liabilities, of SIB Mortgage. The Asset Purchase Agreement, together with the Mortgage Company Flow Agreement, is referred to as the “Mortgage Business Transaction”.

      You have asked us whether, in our opinion, the Merger Consideration to be paid to the stockholders of Staten Island in the Merger is fair, from a financial point of view, to Independence.

      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to Independence and Staten Island that we deemed to be relevant;

(2) Reviewed certain information (including (i) financial forecasts of Staten Island prepared by management of Staten Island and (ii) financial forecasts of Staten Island prepared by management of Independence, in each case, giving pro forma effect to the Mortgage Business Transaction) relating to the respective businesses, earnings, assets, liabilities and prospects of Independence and Staten Island furnished to us by senior management of Independence and Staten Island, respectively, as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the Merger and the Mortgage Business Transaction (the “Expected Synergies”) furnished to us by senior management of Independence;

(3) Conducted discussions with members of senior management and representatives of Independence and Staten Island concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger, the Mortgage Business Transaction and the Expected Synergies;

(4) Reviewed the market prices and valuation multiples for the Independence Shares and the Staten Island Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the respective publicly reported financial condition and results of operations of Independence and Staten Island and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of Independence and Staten Island and their respective financial and legal advisors with respect to the Merger;

(8) Reviewed the potential pro forma impact of the Merger after giving effect to the Mortgage Business Transaction;

(9) Reviewed a draft of the Agreement dated November 24, 2003; and

(10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Independence or Staten Island or been furnished with any such evaluation or appraisal nor have we evaluated the solvency or fair value of Independence or Staten Island under any state or federal laws relating to bankruptcy, insolvency, or similar matters. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of Independence or Staten Island, nor have we reviewed any individual credit files of Independence or Staten Island or been requested to conduct such a review, and, as a result, we have assumed that the respective allowances for loan losses of Independence and Staten Island are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Independence or Staten Island. With respect to the financial and operating information, including without limitation, financial forecasts, valuations of contingencies, projections regarding under-performing or non-performing assets, net charge offs, adequacy of reserves, future economic conditions, allowances for loan losses and the Expected Synergies, furnished to or discussed with us by senior management of Independence and Staten Island, we have assumed that all such information has been reasonably prepared and reflects the best currently available estimates and judgments of the senior management of Independence and Staten Island as to the future financial and operating performance of Independence, Staten Island or the combined entity, as the case may be, after giving effect to the Mortgage Business Transaction and the Expected Synergies. We have also assumed that the Merger will qualify as a reorganization for U.S. federal income tax purposes.

      Our opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that the final form of the Agreement will be substantially similar to the last drafts reviewed by us and that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, including in all respects material to our analysis, that the representations and warranties of each party in each of the Agreement and in all related documents and instruments (collectively, the “Documents”) that are referred to therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Independence, Staten Island, or the combined entity, as the case may be, or on the contemplated benefits of the Merger, including the Expected Synergies.

      In addition, we have assumed that the Mortgage Business Transaction will be consummated substantially in accordance with its terms and that there will be no material adverse effect on either Independence or Staten Island resulting from the consummation of the Mortgage Business Transaction.

      We are acting as financial advisor to Independence in connection with the Merger and will receive a fee from Independence for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Independence has agreed to indemnify us for certain liabilities arising out of our engagement. We may provide financial advisory, investment banking and other services to Independence and its affiliates in the future and may receive fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Independence Shares and other securities of Independence and its affiliates and the Staten Island Shares and other securities of Staten Island and its affiliates for our own account and for the accounts of our customers, and, accordingly, may at any time hold long or short positions in such securities.

      This opinion is for the use and benefit of the Board of Directors of Independence. Our opinion does not address the merits of the underlying decision by Independence to engage in the Merger and does not constitute a recommendation to any stockholder of Independence as to how such stockholder should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Independence. We are not expressing any opinion herein as to the prices at which the Independence Shares will trade following the announcement or consummation of the Merger. In addition, we have not been requested to opine as to, and our opinion does not in any manner address, any aspect of the Mortgage Business Transaction, including, without limitation, (1) Independence’s underlying business decision to proceed with or effect the Mortgage Business Transaction or (2) the fairness, from a financial point of view, to Independence of the consideration to be received by Staten Island in the Mortgage Business Transaction.

      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to the stockholders of Staten Island in the Merger is fair, from a financial point of view, to Independence.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

APPENDIX D

November 24, 2003

The Board of Directors
Staten Island Bancorp, Inc.
1535 Richmond Avenue
Staten Island, NY 10314

Members of the Board:

      You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Staten Island Bancorp, Inc. (“SIB”) of the consideration in the merger (the “Merger”) of which SIB would merge with and into Independence Community Bank Corp. (“ICBC”), pursuant to the Agreement and Plan of Merger, dated as of November 24, 2003, between SIB and ICBC (the “Agreement”). Pursuant to the terms of the Agreement, each holder of outstanding shares of common stock, par value $0.01 per share, of SIB (the “SIB Common Shares”) will be entitled to elect to receive merger consideration in the form of ICBC common stock, par value $0.01 per share (the “ICBC Common Shares”), cash, or a combination of ICBC Common Shares and cash as more fully described in the Agreement. The total amount of the cash consideration payable in the merger is fixed as $368.5 million. The amount of stock consideration will be fixed at approximately 28,850,000 ICBC Common Shares, subject to adjustment based on the number of outstanding SIB Common Shares as of the Effective Time (as defined in the Agreement). The amount of cash or Common Shares to be received pursuant to the election of stockholders of SIB is also subject to proration to the extent that aggregate elections of cash or Common Shares exceed either of these amounts.

      Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, SIB and ICBC, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of SIB and ICBC for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to SIB. We have acted exclusively for the Board of Directors of SIB in rendering this fairness opinion and will receive a fee from SIB for our services.

      In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of SIB and ICBC and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2002, of SIB and ICBC; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of SIB and ICBC and certain other communications from SIB and ICBC to their respective stockholders; and (iv) other financial information concerning the businesses and operations of SIB and ICBC furnished to us by SIB and ICBC for purposes of our analysis. We have also held discussions with senior management of SIB and ICBC regarding the past and

D-1

current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for SIB and ICBC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

      In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of SIB and ICBC as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for SIB and ICBC are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of SIB or ICBC, nor have we examined any individual credit files.

      We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of SIB and ICBC; (ii) the assets and liabilities of SIB and ICBC; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration in the Merger is fair, from a financial point of view, to holders of the SIB Common Shares.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

D-2

APPENDIX E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS

      262     Appraisal Rights. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the

Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

      In accordance with the General Corporation law of the State of Delaware, Articles 9 and 10 of the Registrant’s Certification of Incorporation and Article VI of the Registrant’s Bylaws provide as follows:

Article 9 of Certification of Incorporation

Liability of Directors and Officers. The personal liability of the directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the effective date of this Certificate of Incorporation or as such law may be thereafter in effect. No amendment, modification or repeal of this Article 9 shall adversely affect the rights provided hereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification or repeal.

          Article 10 of Certificate of Incorporation

Indemnification. The Corporation shall indemnify its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such director, officer, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the General Corporation Law of the State of Delaware, provided, however, that the Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors and administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article 10.

Article VI of Bylaws — Indemnification, etc. of Directors, Officers and Employees

6.1 Indemnification. The Corporation shall provide indemnification to its directors, officers, employees, agents and former directors, officers, employees and agents and to others in accordance with the Corporation’s Certificate of Incorporation.

6.2 Advancement of Expenses. Reasonable expenses (including attorneys’ fees) incurred by a director, officer or employee of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

6.3 Other Rights and Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation’s Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

6.4 Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of its Certificate of Incorporation or this Article VI.

6.5 Modification. The duties of the Corporation to indemnify and to advance expenses to a director, officer or employee provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

Item 21.     Exhibits and Financial Statement Schedules.

      (a) Exhibits

The list of exhibits is incorporated herein by reference to the Exhibit Index.

      (c) Report, Opinion or Appraisal. See Appendices B, C and D. The opinions of Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keefe, Bruyette & Woods, Inc. are included as Appendices B, C and D, respectively, to the joint proxy statement/ prospectus included as part of this registration statement.

Item 22.     Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) (1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn, State of New York, on January 30, 2004.

INDEPENDENCE COMMUNITY BANK CORP.

By:	/s/ ALAN H. FISHMAN

Alan H. Fishman
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Charles J. Hamm	Chairman of the Board	January 30, 2004

* Donald M. Karp	Vice Chairman of the Board	January 30, 2004

* Victor M. Richel	Vice Chairman of the Board	January 30, 2004

* Alan H. Fishman	President and Chief Executive Officer	January 30, 2004

* Frank W. Baier	Executive Vice President, Chief Financial Officer and Treasurer	January 30, 2004

* Willard N. Archie	Director	January 30, 2004

* Robert B. Catell	Director	January 30, 2004

* Rohit M. Desai	Director	January 30, 2004

* Chaim Y. Edelstein	Director	January 30, 2004

* Donald H. Elliott	Director	January 30, 2004

Signature	Title	Date

* Robert W. Gelfman	Director	January 30, 2004

* Scott M. Hand	Director	January 30, 2004

* Donald E. Kolowsky	Director	January 30, 2004

* Janine Luke	Director	January 30, 2004

* Malcolm MacKay	Director	January 30, 2004

* Joseph S. Morgano	Director	January 30, 2004

* Maria Fiorini Ramirez	Director	January 30, 2004

* Wesley D. Ratcliff	Director	January 30, 2004

*	Alan H. Fishman hereby signs this registration statement on behalf of each of the indicated persons for whom he is attorney-in-fact on January 30, 2004 pursuant to a power of attorney previously filed.

By:	/s/ ALAN H. FISHMAN

Alan H. Fishman

Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Document

2.1	Agreement and Plan of Merger, dated as of November 24, 2003, by and between Independence Community Bank Corp. and Staten Island Bancorp, Inc., without exhibits thereto (included as Appendix A to the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement)
3.1	Certificate of Incorporation of Independence Community Bank Corp. (incorporated herein by reference to Exhibit 3.1 to Independence’s registration statement on Form S-1 (No. 333-30757) filed with the SEC on July 3, 1997)
3.2	Bylaws, as amended, of Independence Community Bank Corp. (incorporated herein by reference from Independence’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed with the SEC on November 14, 2002)
4.1	Form of Stock Certificate of Independence Community Bank Corp. (incorporated herein by reference to Exhibit 4.0 to Independence’s registration statement on Form S-1 (No. 333-30757))
5.1	Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the shares of Independence common stock registered hereunder
8.1	Tax Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
8.2	Tax Opinion of Simpson Thacher & Bartlett LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 5.1)
23.4	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (contained in Exhibit 8.1)
23.5	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 8.2)
24.1	Power of Attorney*
99.1	Form of Proxy Card of Independence Community Bank Corp.
99.2	Form of Proxy Card of Staten Island Bancorp, Inc.
99.3	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
99.4	Consent of Lehman Brothers Inc.
99.5	Consent of Keefe, Bruyette & Woods, Inc.
99.6	Consent of Harry P. Doherty to be named as a director*
99.7	Additional Solicitation Materials relating to Independence’s 1998 Recognition and Retention Plan and Trust
99.8	Additional Solicitation Material relating to Independence’s Employee Stock Ownership Plan Trust
99.9	Additional Solicitation Material relating to Independence’s 401(k) Savings Plan
99.10	Additional Solicitation Materials relating to Staten Island’s 1998 Recognition and Retention Plan
99.11	Additional Solicitation Materials relating to Staten Island’s Employee Stock Option Plan
99.12	Additional Solicitation Materials relating to SI Bank & Trust 401(k) Plan

*	Previously filed as an exhibit to the Registrant’s registration statement on Form S-4 (File No. 333-111562) filed with the Commission on December 24, 2003.